UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )

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2025 Proxy Statement and Notice of Annual Meeting of Shareholders

Welltower

Kenneth J. Bacon Chair April 11, 2025
Message from our Chair
Dear Shareholders:
You are cordially invited to attend Welltower’s Annual Meeting of Shareholders, which will be held at 9:30 A.M. Eastern Time on May 22, 2025, in a virtual format, at www.virtualshareholdermeeting.com/WELL2025. Details regarding access to the meeting and the business to be conducted are provided in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.
In 2024, we demonstrated the power of the Welltower platform, reflected by another year of outstanding per share growth and total shareholder returns. Our results continue to be buoyed by our seniors housing business, which notched another year of strong growth and a record year of capital deployment activity. We also made significant progress in the buildout of our end-to-end operating platform - the Welltower Business System - and further strengthened our balance sheet, with one of the lowest levels of leverage amongst all large cap REITs. While we are pleased with our recent results, we also believe we are set to drive strong results in 2025 and beyond, as the key pillars to our success remain firmly intact.
I would like to commend the astute and “uncommon common sense” leadership approach of Shankh and his team. They have fostered a culture where each employee is empowered to behave like an owner and embrace the mindset of continuous improvement. Welltower is in great hands and well-positioned to continue to drive long-term, compounding of per share growth for years to come. Please enjoy our new look, which we believe is a bold visual interpretation of our bold approach.
 www.welltower.com
On behalf of everyone at Welltower, I thank you for your ongoing interest and investment in Welltower Inc.

Sincerely,
Kenneth J. Bacon
Chair of the Board

“In 2024, we demonstrated the power of the Welltower platform, reflected by another year of outstanding per share growth and total shareholder returns.”

Notice of Virtual Annual Meeting of Shareholders
May 22, 2025
9:30 A.M. Eastern Time

TO THE SHAREHOLDERS OF WELLTOWER INC.:
The 2025 Annual Meeting of Shareholders of Welltower Inc. (the “Annual Meeting”) will be held on May 22, 2025 at 9:30 A.M. Eastern Time. The Annual Meeting will be held in a virtual format, at www.virtualshareholdermeeting.com/WELL2025, for the purpose of considering and acting upon each item described below and transacting any other business that properly comes before the meeting:
(1)The election of nine director nominees named in the accompanying proxy statement to hold office until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified;
(2)The ratification of the selection of Ernst & Young LLP (“EY”) as Welltower’s independent registered public accounting firm for the year ending December 31, 2025;
(3)The approval, on an advisory basis, of the compensation of the named executive officers; and
(4)The approval of the Amended and Restated Welltower Inc. 2022 Long-Term Incentive Plan.
The Board of Directors of Welltower unanimously recommends that you vote FOR each nominee named in Proposal 1 and FOR Proposals 2, 3, and 4. Shareholders of record at the close of business on March 27, 2025 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting appears in the accompanying proxy statement.
HOW TO VOTE IN ADVANCE OF THE VIRTUAL ANNUAL MEETING

BY INTERNET	BY PHONE	BY MAIL

Visit www.proxyvote.com	Dial 1-800-690-6903	Sign, date and return your proxy card or voting instruction form	Scan this QR code to view digital versions of Welltower’s Proxy Statement and 2024 Annual Report

We have endeavored to provide shareholders attending the Annual Meeting with the same rights and opportunities to participate as they would have at an in-person meeting. You will be able to attend the Annual Meeting online and vote by visiting www.virtualshareholdermeeting.com/WELL2025. Shareholders of record can access the meeting website using the 16-digit control number included on their proxy card or Notice of Internet Availability of Proxy Materials (the “Notice”). Beneficial owners should review the proxy materials and their voting instruction form or Notice for information on how to vote in advance of, and how to participate in, the Annual Meeting. When accessing our Annual Meeting, please allow ample time for online check-in, which will begin at 9:00 A.M. Eastern Time on May 22, 2025. A list of shareholders entitled to vote at the Annual Meeting will be open to examination by any shareholder for any purpose germane to the Annual Meeting during normal business hours for a period of ten days ending on the day before the Annual Meeting at our principal executive offices located at 4500 Dorr Street, Toledo, Ohio 43615.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON May 22, 2025:
The Notice of Internet Availability of Proxy Materials, the Notice
of Annual Meeting of Shareholders and Proxy Statement, and
Welltower’s Annual Report on Form 10-K for the year ended
December 31, 2024 are available on the Internet free of charge at www.welltower.com/proxy.
BY ORDER OF THE BOARD OF DIRECTORS Matthew G. McQueen Chief Legal Officer and General Counsel Toledo, Ohio April 11, 2025

In this Proxy Statement, the terms “Welltower,” “we,” and “our” refer to Welltower Inc. This Proxy Statement includes references to websites, website addresses, and additional materials found on those websites. The content of any websites and materials named, hyperlinked, or otherwise referenced in this document are not incorporated into this Proxy Statement by reference or in any other report or document we file with the SEC, and any references to such websites and materials are intended to be inactive textual references only.
This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our sustainability goals, commitments, and strategies. These statements involve risks and uncertainties. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks and uncertainties that are discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates.
The approximate date on which these materials will be first made available or sent to shareholders is April 11, 2025.

WELLTOWER • 2025 Proxy Statement	3

Proxy Statement Summary
2024 BUSINESS HIGHLIGHTS
Welltower Inc. (NYSE: WELL), an S&P 500 company, is one of the world’s preeminent residential wellness and healthcare infrastructure companies. We seek to position our portfolio of 1,500+ seniors and wellness housing communities at the intersection of housing, healthcare, and hospitality, creating vibrant communities for mature renters and older adults in the United States, United Kingdom, and Canada. We also strive to support physicians in our outpatient medical buildings with the critical infrastructure needed to deliver quality care.
We believe our real estate portfolio is unmatched, located in highly attractive micro-markets with stunning built environments. Yet, we are an unusual real estate organization as we view ourselves as a product company in a real estate wrapper, driven by relationships and unconventional culture.
Through our disciplined approach to capital allocation powered by our data science platform and superior operating results driven by our operating platform, the Welltower Business System, we aspire to deliver long-term compounding of per share growth and returns for our existing investors – our North Star.

2024 Highlights

2,271 PROPERTIES	BBB+/Baa1 INVESTMENT GRADE BALANCE SHEET	2.0% DIVIDEND YIELD (as of 12/31/2024)	$7.0B PRO RATA GROSS INVESTMENTS

2019-2024 Share Price Performance

80.7% Total Shareholder Return Since 2019

4	WELLTOWER • 2025 Proxy Statement

Proxy Statement Summary
2024 Business Highlights
Portfolio
•Reported net income of $973 million for the year ended December 31, 2024, an increase of 172% over the prior year
•Reported total portfolio year-over-year average same store net operating income (“SSNOI”) growth of 12.4%(1), driven by SSNOI growth in our seniors housing operating (“SHO”) portfolio of 23.5%(1)
•Achieved SHO portfolio year-over-year average same store revenue growth of 9.2%, while driving approximately 310 basis points of SSNOI margin expansion
•Maintained outpatient medical portfolio same store occupancy at approximately 94% throughout the year, with high-60% to low-70% operating margins and strong retention rates
•Completed approximately $7.0 billion of pro rata gross investments during 2024, including property acquisitions at substantial discounts to replacement cost and highly-structured debt and equity investments with significant downside protection
•Completed or agreed to 198 total seniors housing transitions during the twelve months ended December 31, 2024, consisting of 130 transitions of existing operators of owned SHO assets to new operators, and 68 transitions from triple-net lease structures to SHO structures or REIT Investment Diversification and Empowerment Act of 2007 ("RIDEA") structures
•Announced the acquisition of 25 age-restricted active adult communities for $969 million, partnering with Affinity Living Communities as the operator (22 properties were acquired during the year ended December 31, 2024, with the remaining 3 properties acquired in 2025)
•Continued to deepen relationships with best-in-class operators, including Care UK, Cogir Management Corporation, Legend Senior Living, Oakmont Management Group, Sagora Senior Living, and StoryPoint Senior Living, in a further expansion of our regional densification strategy
Balance Sheet
•As of December 31, 2024, we had approximately $8.7 billion of available liquidity inclusive of $3.7 billion of available cash and restricted cash and full capacity under our $5.0 billion line of credit
•Continued to meaningfully de-lever the balance sheet, improving net debt to Adjusted EBITDA to 3.49x(1) at December 31, 2024 from 5.03x(1) at December 31, 2023
•Continued to utilize a broad array of financing sources through our issuance in July 2024 of $1.035 billion of 3.125% exchangeable senior unsecured notes maturing in July 2029
•Enhanced liquidity through expansion of our revolving credit facility in July 2024 to $5.0 billion from $4.0 billion; $3.0 billion of which matures in July 2028, with the remaining revolving line of credit maturing in July 2029
•Extinguished approximately $451 million of secured debt at a blended average interest rate of 6.13% and disposed of $359 million of secured debt at a blended average interest rate of 4.79%
•Issued approximately $198 million of secured debt at a blended average interest rate of 4.27% and assumed $960 million of secured debt at a blended average interest rate of 3.98%
•Efficiently issued approximately 70.4 million shares of our common stock, generating gross proceeds of approximately $7.4 billion
•Moody’s Investors Services and S&P Global Ratings affirmed our issuer credit ratings as Baa1 and BBB+, respectively, with both rating agencies upgrading Welltower to a positive outlook during 2024
(1) Represents a non-GAAP financial measure. See Appendix A for definitions and reconciliations of non-GAAP financial measures.

WELLTOWER • 2025 Proxy Statement	5

Proxy Statement Summary
2024 Business Highlights
Corporate
•Generated total shareholder return of 43.1%, substantially exceeding the total return of the S&P 500 Index, RMZ Index, MSCI US REIT Index, and FTSE/NAREIT Healthcare REIT Index
•Full year general and administrative expenses represented approximately 0.25% of our enterprise value, which is the lowest ratio among our healthcare real estate investment trust (“REIT”) peers
•Paid cash dividends of $2.56 per share, with the dividend paid in March 2025 representing our 215th consecutive dividend
•Increased headcount by 28.5% with 685 employees as of December 31, 2024 (compared to 533 employees as of December 31, 2023), focusing specifically on operations and asset management
Sustainability
•Maintained GRESB Green Star designation for the fourth consecutive year
•Recognized by the U.S. Environmental Protection Agency (“EPA”) and U.S. Department of Energy as an ENERGY STAR Partner of the Year for the sixth consecutive year and maintained the level of Sustained Excellence, the EPA’s highest recognition within the ENERGY STAR program, for the fourth consecutive year
•Received #1 ranking from Green Street Advisors for Corporate Governance among all US REITs
•Achieved MSCI ESG rating of “AA”
•Recognized by CDP at the Management band level with a score of “B” for taking coordinated action on climate issues
•Named to the Bloomberg Gender-Equality Index for the sixth consecutive year
•Maintained Prime status under the ISS-ESG Corporate rating for the sixth consecutive year
•Maintained Sustainalytics “Low Risk” rating between 10 and 20
Executive Compensation Overview
The Compensation Committee oversees our compensation practices so that the compensation program is in line with the market, is responsive to shareholder concerns, and considers best compensation practices while ensuring we attract and retain high caliber executive officers and other key employees. The Compensation Committee developed our compensation principles, philosophy, and objectives, which are described in more detail on page 35.
HUMAN CAPITAL
Throughout 2024, we remained steadfast in our commitment to our employees’ success by maintaining a range of programs designed to attract, develop, and reward future leaders. Alongside these efforts, we offer competitive compensation packages, supportive parental and caregiver leave, and wellness benefits. Additionally, we provide the tools and technology needed to enhance employee engagement and connectivity across the organization, supporting collaboration and team cohesiveness. Our focus extends beyond benefits and tools; we prioritize investing in our employees’ growth and development through a myriad of learning programs that equip our employees to lead and drive business results. We remain dedicated to fostering a workplace where everyone has the opportunity to flourish and advance.

6	WELLTOWER • 2025 Proxy Statement

Proxy Statement Summary
Welltower's Board of Directors
WELLTOWER’S BOARD OF DIRECTORS

Name	Age	Primary occupation	Independent	Director since	Committee(s)

Kenneth J. Bacon Chair since 2020	70	Co-founder and managing partner of RailField Realty Partners		2016	• Executive(C)

Karen B. DeSalvo	59	Chief Health Officer of Google		2018	•Investment •Nom/Gov

Andrew Gundlach	54	President and Co-CEO of Bleichroeder LP		2024	•Audit •Investment

Dennis G. Lopez	70	Chief Executive Officer of QuadReal Property Group Ltd.		2021	•Audit •Investment

Shankh Mitra	44	Chief Executive Officer of Welltower Inc.		2020	•Executive

Ade J. Patton	46	Chief Financial Officer of Oak View Group, LLC		2021	•Audit •Compensation •Executive •Nom/Gov(C)

Sergio D. Rivera	62	Former Chief Executive Officer of SeaWorld Entertainment, Inc.		2014	•Compensation •Executive •Investment(C)

Johnese M. Spisso	64	President of UCLA Health, Chief Executive Officer of the UCLA Hospital System, and Associate Vice Chancellor of UCLA Health Sciences		2018	•Compensation(C) •Executive •Nom/Gov

Kathryn M. Sullivan	69	Former Chief Executive Officer of UnitedHealthcare Employer and Individual, Local Markets		2019	•Audit(C) •Compensation •Executive
(C)Chair
We believe that diversity in experience, skill sets, and perspectives helps the Board better oversee our management and provide strategic advice. The Board assesses its effectiveness in this regard as part of its annual Board and committee self-evaluation process. Our Corporate Governance Guidelines provide that the Nominating/Corporate Governance Committee should consider diversity broadly in terms of (i) professional experience, including experience in Welltower’s primary business segments and in areas of possible future expansion; (ii) educational background; and (iii) personal characteristics, such as age, race, gender, sexual orientation, geography, ethnicity, and national origin with the overarching goal of ensuring that the Board has the appropriate financial and other expertise relevant to our business. We also believe that diversity with respect to tenure is important in order to provide for both fresh perspectives and deep experience and knowledge of Welltower. Therefore, we aim to maintain an appropriate balance of tenure across our directors. The current composition of our Board reflects those efforts and the importance the Board places on maintaining diversity in experience, skill sets, and perspectives.
The director nominees exemplify a diverse range of experiences and skill sets, including in the real estate industry, capital markets, financial services, financial and real estate investments, corporate and investment strategy, government affairs, healthcare policy, healthcare system management, and technology, among other experiences and skill sets. The proposed director nominees include three women and six men and among such director nominees, two identify as Hispanic or Latino, two identify as African American or Black, one identifies as Asian, and four identify as White.

WELLTOWER • 2025 Proxy Statement	7

Proxy Statement Summary
Corporate Governance Highlights
CORPORATE GOVERNANCE HIGHLIGHTS
Our Board is committed to good corporate governance, which promotes the long-term interests of our shareholders and strengthens Board and management accountability.

Board Composition and Independence	Board and Committee Practices	Shareholder Rights
•All directors except the CEO are independent	•Annual Board and committee evaluations and interviews by an independent third party every two years	•Single class of stock with equal voting rights
•Independent Board Chair	•Director orientation and continuing education	•Annual elections for all directors
•Executive sessions provided for at all quarterly Board and committee meetings	•89% of all director nominees, including all members of the Audit Committee, are financial experts	•Majority voting standard for uncontested elections of directors
•Mandatory retirement age	•97% attendance by directors at Board and committee meetings in 2024	•Proxy access for shareholders
•Limits on board member service on other public company boards	•Robust equity ownership guidelines	•No shareholder rights plan (“poison pill”)
•Key standing Board committees comprised solely of independent directors	•Rigorous annual review of desired skills and attributes of directors and director nominees	•Active shareholder engagement program
For more detailed information on our corporate governance framework, see “Corporate Governance” beginning on page 10.
SUSTAINABILITY LEADERSHIP
We are committed to leadership in our industry and strive to rank among the top S&P 500 companies in sustainability practices. Our commitment to helping people live well and age well is supported by our emphasis on sustainability and good corporate governance. We see our industry-leading progress towards furthering sustainability in our organization as not only the right thing to do, but as an opportunity to drive long-term operational efficiency and shareholder value.
We publish information regarding our sustainability goals, initiatives, progress, and achievements in our annual Sustainability Report, which is available on our website. Some highlights of our sustainability efforts recognized in 2024 include:
•Reduced Scope 1 and 2 GHG emissions by 23.2% and increased control boundary energy saved by 22.6% over a 2018 baseline
•Increased control boundary water saved over 2018 baseline by 13.4%, and diverted over 11,000 tons of waste from landfill
•Increased our energy data coverage by 20% through continued automation, education, and support of our seniors housing communities and medical office buildings
•Utilized 65.6 million kilowatt-hours of renewable energy, a 27% green power usage increase from the prior year
•Awarded 210 new green building certifications, bringing total green building certifications across the portfolio to 349
•Maintained 1:1 gender parity across the organization
•Supported seven employee network groups, which are open to all employees, in hosting multiple speaker sessions, book clubs, and office and community events

8	WELLTOWER • 2025 Proxy Statement

Proxy Statement Summary
Sustainability Leadership
•Recognized the hard work and contributions of ten employees who support and further our strategic goals based on innovation, leadership, value creation, and customer focus by honoring them with the Welltower Award
•Continued our partnership with Project Destined, a platform created to provide underserved, underrepresented students interested in the real estate industry with a work-based learning approach by which students work with company-sponsored mentors to evaluate actual real estate transactions in their community
•Hosted our fifth annual Day of Giving, allowing our employees an opportunity to make an impact for local charitable organizations through volunteer opportunities held during work hours
•Re-appointed an independent Chair of the Board
•Honored by the Women’s Forum of New York for the ratio of women on our Board being above the national average
•Maintained oversight by our Sustainability Steering Committee, which consists of a group of cross-functional leaders, to support Welltower’s sustainability goals, progress, risks, and opportunities
•Published our 12th annual Sustainability Report in alignment with Sustainability Accounting Standards Board guidelines and the Task Force on Climate-Related Financial Disclosures framework and with reference to the Global Reporting Initiative standards
•Conducted a portfolio-wide climate change scenario analysis designed to identify and measure our potential climate risk exposure
•Collected and submitted required information to ensure our compliance, as well as the compliance of our operators and properties, with municipal energy and water benchmarking and reporting regulations

For additional information regarding Welltower’s sustainability program, please visit www.welltower.com/sustainability/.

WELLTOWER • 2025 Proxy Statement	9

Corporate Governance

2024 BOARD AND GOVERNANCE HIGHLIGHTS

Number of Independent Director Nominees Standing for Election	8
Total Number of Director Nominees	9
Number of New Independent Directors over Last Five Years	3
Average Age of Director Nominees Standing for Election	60
Average Tenure of Director Nominees Standing for Election (years)	6.0
Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Proactively Adopted Proxy Access	Yes
Average Board and Committee Meeting Attendance	97%
Regular Executive Sessions of Independent Directors	Yes
New Director Orientation	Yes
Annual Board and Committee Self-Evaluations	Yes
Annual Review of Management Succession Plans	Yes
Code of Business Conduct and Ethics	Yes
Published Political Contribution Policy	Yes
Average Shareholder Approval of Say on Pay over Last Five Years (% of approval)	84%
Policies and Practices to Align Executive Compensation with Long-Term Shareholder Interests	Yes
Equity Ownership Requirements for Executives	Yes
Equity Ownership Requirements for Directors	Yes
Anti-Hedging Policy	Yes
Clawback Policy	Yes
ROLE OF THE BOARD
Welltower’s Board oversees the CEO and other members of management in the day-to-day operations of Welltower and seeks to ensure that the best interests of Welltower and its shareholders are being served.
Board Leadership Structure
The Board is responsible for selecting the appropriate Board leadership structure. To do so, the Board periodically reviews its leadership structure to determine whether it continues to best serve Welltower and its shareholders.
At this time, the Board believes the current leadership structure, which separates the Chair and CEO roles, best serves Welltower’s overall corporate structure and the Board’s ability to carry out its roles and responsibilities on behalf of Welltower’s shareholders. The Board is currently led by an independent Chair, Mr. Bacon. An independent Chair allows the CEO to focus his time and energy on operating and managing Welltower while allowing the Board, led by the independent Chair, to oversee management and Welltower’s overall corporate governance matters.
The Board believes that its programs for overseeing risk, as described under “Board Oversight of Risk Management,” would be effective under a variety of leadership frameworks. Accordingly, the risk oversight function of the Board did not significantly impact its selection of the current leadership structure.

10	WELLTOWER • 2025 Proxy Statement

Corporate Governance
Role of the Board
Board Independence and Qualifications
Pursuant to the Corporate Governance Guidelines, the Board undertook a review of director independence in February 2025. During this review, the Board considered transactions and relationships between each director, or any member of his or her immediate family, and Welltower and its subsidiaries and affiliates. The purpose of this review was to determine whether any relationships or transactions were inconsistent with a determination that a director is independent.
The Board has determined that, other than Mr. Mitra, all of the directors have no material relationship with Welltower (either directly or as a partner, shareholder, or officer of an organization that has a relationship with Welltower) and are independent under the applicable rules of the Securities and Exchange Commission (“SEC”), the New York Stock Exchange (“NYSE”), and the independence standards in Welltower’s Corporate Governance Guidelines. In addition, the Board determined that Philip L. Hawkins and Diana W. Reid were “independent directors” while they served on the Board through their departures on May 23, 2024 and December 3, 2024, respectively. Mr. Mitra is not independent because he is the CEO of Welltower.
Board and Committee Structure
The Board has standing Audit, Compensation, Executive, Investment, and Nominating/Corporate Governance Committees. The current membership and function of each of the Board committees is described below. Each committee is governed by a written charter that is approved by the Board. The charters are available on Welltower’s website at https://welltower.com/investors/governance/.

	Kenneth J. Bacon	Karen B. DeSalvo	Andrew Gundlach	Dennis G. Lopez	Shankh Mitra	Ade J. Patton	Sergio D. Rivera	Johnese M. Spisso	Kathryn M. Sullivan	2024 Meetings
Board										6
Audit										6
Compensation										5
Executive										—
Investment										4
Nominating/ Corporate Governance										4

Member	Chair

WELLTOWER • 2025 Proxy Statement	11

Corporate Governance
Role of the Board

AUDIT COMMITTEE

MEMBERS: •Ms. Sullivan (Chair) •Mr. Gundlach •Mr. Lopez •Mr. Patton Meetings in 2024: 6
The Audit Committee assists the Board in monitoring Welltower’s financial statements, the independent auditor, including its qualifications and independence, the performance of Welltower’s internal auditor and internal audit function, Welltower’s compliance with legal and regulatory requirements, the effectiveness of Welltower’s internal controls over financial reporting and disclosure controls and procedures, Welltower’s major financial risk exposures, risk assessment, and risk management policies, and Welltower’s information technology systems and cybersecurity matters.
The Board has determined that all members of the Audit Committee have the requisite financial literacy under the rules of the NYSE to serve on the Audit Committee and satisfy the definition of “audit committee financial expert” under applicable rules of the SEC. Additionally, the Board determined that all of the members of the Audit Committee are independent under the applicable rules of the NYSE and under the separate independence standards for audit committee members under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

COMPENSATION COMMITTEE

MEMBERS: •Ms. Spisso (Chair) •Mr. Patton •Mr. Rivera •Ms. Sullivan Meetings in 2024: 5
The Compensation Committee reviews and approves the compensation arrangements for Welltower’s executive officers; reviews and administers Welltower’s compensation plans and programs; reviews and recommends to the Board changes in the Board’s compensation; and oversees Welltower’s strategies and policies related to human capital management, including with respect to matters such as workplace environment, culture, talent development, and retention. All of the members of the Compensation Committee are independent under the applicable rules of the NYSE and the SEC and non-employee directors for the purpose of section 16 under the Exchange Act.
See “Executive Compensation—Compensation Discussion and Analysis” for additional information regarding the Compensation Committee.

EXECUTIVE COMMITTEE

MEMBERS: •Mr. Bacon (Chair) •Mr. Mitra •Mr. Patton •Mr. Rivera •Ms. Spisso •Ms. Sullivan Meetings in 2024: 0	The function of the Executive Committee is to exercise all of the powers of the Board (except any powers specifically reserved to the Board) between meetings of the Board.

INVESTMENT COMMITTEE

MEMBERS: •Mr. Rivera (Chair) •Dr. DeSalvo •Mr. Gundlach •Mr. Lopez Meetings in 2024: 4
The Investment Committee reviews Welltower’s investment guidelines and policies; reviews and approves certain developments, investments, and dispositions; reviews senior management’s development, investment, and disposition plans; makes recommendations to the Board regarding investments requiring the Board’s approval; reviews and periodically evaluates the performance of Welltower’s investments; and reviews and makes recommendations to the Board regarding appropriate approval levels of authority granted to the Investment Committee and to senior management. All of the members of the Investment Committee are independent under the rules of the NYSE.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

MEMBERS: •Mr. Patton (Chair) •Dr. DeSalvo •Ms. Spisso Meetings in 2024: 4
The Nominating/Corporate Governance Committee engages in succession planning for the Board and key leadership roles on the Board and its committees; identifies potential candidates to fill Board positions; makes recommendations to the Board concerning the size and composition of the Board and its committees; oversees and makes recommendations regarding corporate governance matters, including an annual review of Welltower’s Corporate Governance Guidelines; oversees the annual evaluation of the performance of the Board and its committees; annually reviews Welltower’s Sustainability Report and reviews its environmental sustainability practices; oversees Welltower’s policies and practices regarding political contributions; and annually reviews directors’ time commitments. All of the members of the Nominating/Corporate Governance Committee are independent under the applicable rules of the NYSE.

BOARD FUNCTIONS AND POLICIES
Board Meetings and Attendance
Welltower’s policy is to encourage all directors to attend the annual meeting of shareholders. All directors then serving attended last year’s annual meeting of shareholders.
The Board met six times during the year ended December 31, 2024. Each meeting was followed by an executive session of the independent directors.
The Chair presides at all meetings of the shareholders and of the Board and all executive sessions of the independent directors.
In 2024, no director attended fewer than 75% of the aggregate number of meetings of our Board and the committees on which the director served.

12	WELLTOWER • 2025 Proxy Statement

Corporate Governance
Board Functions and Policies
Governing Documents
The Board has adopted Corporate Governance Guidelines that meet the listing standards adopted by the NYSE and a Code of Business Conduct and Ethics that meets the NYSE’s listing standards and complies with the rules of the SEC. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on Welltower’s website at https://www.welltower.com/investors/governance.
How We Identify Director Candidates

Consider current Board skill sets and needs

Seek to ensure Board is strong in core competencies of strategic oversight, corporate governance, and leadership and has diversity of expertise and perspectives to meet existing and future business needs
	Check conflicts of interest and references All candidates are screened for conflicts of interest and independence	Nominating/Corporate Governance Committee dialogue

Board dialogue and decision	Nominating/Corporate Governance Committee dialogue Consider shortlisted candidates, and after deliberations, recommend candidates for election to the Board	Meet with qualified candidates Ensure appropriate personal qualities, such as independence of mind, tenacity, and skill set to meet existing or future business needs

When seeking potential directors, the Board generally looks for individuals who have displayed high ethical standards, integrity, and sound business judgment. The Board also believes that a director candidate should be a current or former senior leader (such as a senior manager, chief operating officer, chief financial officer, or chief executive officer) of a complex organization such as a corporation (including a principal business unit or division of a corporation), university, foundation, or governmental entity or otherwise be accustomed to dealing with complex organizational issues. In addition, directors and director candidates should have the education, experience, intelligence, independence, fairness, reasoning ability, practical wisdom, and vision to exercise sound business judgment, strength of character, and values. We also expect directors and director candidates to be willing to attend regularly scheduled meetings of the Board and its committees and to contribute a reasonable amount of time to Welltower’s affairs.
In identifying and evaluating director candidates, the Nominating/Corporate Governance Committee first looks at the overall size and structure of the Board and the experience, skills, diversity, and other qualities already represented. This process, which the Nominating/Corporate Governance Committee assesses annually, helps the Nominating/Corporate Governance Committee determine whether there are any specific qualities or skills that would complement the Board’s existing strengths. The Nominating/Corporate Governance Committee takes diversity in experience, skill sets, and perspectives into account in identifying and evaluating director candidates and annually reviews the requisite skills and criteria for director candidates in the context of the Board’s current composition, Welltower’s operations, and shareholders’ long-term interests. We view “diversity” broadly to include (1) professional experience, including experience in Welltower’s primary business segments and in areas of possible future expansion; (2) educational background; and (3) age, race, gender, sexual orientation, geography, ethnicity, and national origin. As part of the search process for each new director, the Nominating/Corporate Governance Committee actively seeks out, and instructs any search firm to seek out, a diverse pool of candidates in terms of backgrounds, perspective, and experiences from which Board nominees are chosen.

WELLTOWER • 2025 Proxy Statement	13

Corporate Governance
Board Functions and Policies
The Nominating/Corporate Governance Committee uses multiple sources for identifying and evaluating director candidates, including referrals from current directors, management, and shareholders, and may seek input from third-party executive search firms. If the Nominating/Corporate Governance Committee retains one or more search firms, those firms would be paid a fee and may be asked to identify possible candidates, interview and screen such candidates, and act as a liaison between the Nominating/Corporate Governance Committee and each candidate during the screening and evaluation process.
The Nominating/Corporate Governance Committee will review the résumé and qualifications of each candidate based on the criteria described above and determine whether the candidate would add value to the Board. Once the Nominating/Corporate Governance Committee identifies promising candidates, the Nominating/Corporate Governance Committee will obtain such background and reference checks as it deems necessary (including through third parties), and the Chair of the Nominating/Corporate Governance Committee and the Chair of the Board will interview those individuals. Candidates who are good prospects are invited to meet the other members of the Nominating/Corporate Governance Committee and, if approved, will have an opportunity to meet with the remaining directors and management. At the end of this process, if the Nominating/Corporate Governance Committee determines that a candidate can add value to the Board and such candidate expresses an interest in serving on the Board, then the Nominating/Corporate Governance Committee will recommend to the Board that such candidate stand for election by the shareholders or fill a vacancy or newly created position on the Board.
Candidates Submitted by Shareholders
The Nominating/Corporate Governance Committee will consider qualified director candidates recommended by shareholders. Director candidates who are recommended by shareholders will be evaluated in the same manner as any other director candidate.
Recommendations may be submitted to the Nominating/Corporate Governance Committee in care of the Chief Legal Officer and General Counsel, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615. For such a candidate to be considered as a potential nominee for Welltower’s 2026 annual meeting, the recommendation must be submitted by December 12, 2025, the date that is 120 days before the first anniversary of the date the definitive proxy statement was first released to shareholders in connection with the prior year’s annual meeting. Such recommendations must include (1) the name, age, business address, and, if known, residence address of the candidate, (2) the principal occupation or employment of the candidate for at least the last five years and a description of the qualifications of the candidate, (3) the class or series and amount of Welltower or its subsidiaries’ equity shares that are owned beneficially or of record by the candidate, (4) any other information relating to the candidate that is required to be disclosed in solicitations for proxies for election of directors under Regulation 14A of the Exchange Act, and (5) a written statement from the candidate that he or she consents to serve, if elected, and will provide such representations and any questionnaires required to be completed by Welltower directors.
Also, the shareholder making the recommendation should include (1) his or her name and record address, together with the name and address of any other shareholder known to be supporting the candidate, and (2) the class or series and amount of Welltower or its subsidiaries’ equity securities that are owned beneficially or of record by the shareholder making the recommendation and by any other supporting shareholders.
In addition to the right of shareholders to recommend director candidates to the Nominating/Corporate Governance Committee, the By-Laws permit eligible shareholders to make nominations at a meeting of shareholders of candidates for election to the Board and to have their director candidates included in Welltower’s proxy materials if the shareholder or shareholders comply with specified prior notice requirements.
The By-Laws require that any such notice relating to a director candidate, whether provided in accordance with the advance notice or the proxy access provisions of the By-Laws, include, in addition to certain other requirements set forth in the By-Laws, all of the information specified in the paragraph above for shareholder recommendations to the Nominating/Corporate Governance Committee for director candidates.

14	WELLTOWER • 2025 Proxy Statement

Corporate Governance
Board Functions and Policies
Welltower may require that the proposed candidate furnish other information as Welltower may reasonably request to assist in determining the eligibility of the proposed candidate to serve as a director. At any meeting of shareholders, the Chair of the Board may disregard the purported nomination of any person not made in compliance with these procedures. For additional information regarding the deadlines under the advance notice and proxy access provisions of the By-Laws for our 2026 Annual Meeting of Shareholders, see page 82.
Leadership Team
The Leadership Team—made up of our named executive officers, executive vice presidents, and senior vice presidents—is responsible for developing and executing Welltower’s strategic plan and establishing and achieving the plan’s goals and objectives.
To view the biographies of the members of Welltower’s Leadership Team, please visit https://welltower.com/who-we-are/#leadership.
Board Oversight of Risk Management
The Board plays a vital role in overseeing the management of Welltower’s risks. The Board regularly reviews Welltower’s significant risk exposure, including operational, strategic, financial, legal, environmental sustainability, and regulatory risks. The Board and the Audit Committee review the management of financial risk and Welltower’s policies regarding risk assessment and risk management. The Audit Committee reviews and discusses with management the strategies, processes, and controls pertaining to the management of Welltower’s information technology operations, including cyber risks, information security, and the use of artificial intelligence. At least annually, the Audit Committee receives a cybersecurity report from the Chief Technology Officer and the information security team. This report may cover a variety of relevant topics, potentially including recent developments, evolving standards, vulnerability assessments, third-party and independent reviews, the threat environment, technological trends, and information security considerations related to our operators, managers, and third parties. The scope and focus of each report are determined based on current priorities and emerging issues in cybersecurity. The Audit Committee, along with the Chief Technology Officer and the information security team, also report to the Board at least annually on data protection and cybersecurity matters. The Audit Committee also oversees Welltower’s compliance program with respect to legal and regulatory requirements, including Welltower’s Code of Business Conduct and Ethics and our policies and procedures for monitoring compliance.
The Board and the Compensation Committee review the management of risks relating to Welltower’s compensation plans and arrangements. The Board and the Nominating/Corporate Governance Committee review the management of risks relating to environmental sustainability and Welltower’s corporate governance policies. The Board oversees the Leadership Team, which is tasked with the identification, assessment, and management of risks and has established an Enterprise Risk Management Committee to ensure that appropriate risk identification and mitigation procedures are incorporated into Welltower’s daily activities and decision-making. This Committee is led by the Chief Legal Officer and General Counsel and includes five additional members who are all are members of the Leadership Team. Additionally, periodic risk reviews are performed with business unit leaders to assess the likelihood of adverse effects, the potential impact of those risks, risk tolerances, and mitigating measures.
The Board meets at regular intervals with the Leadership Team and key members of management who are primarily responsible for risk management to review Welltower’s significant risk exposures. A report detailing risks identified and the results of mitigation efforts is provided to the Board on a regular basis, including the results of risk mitigation testing performed by Internal Audit.

WELLTOWER • 2025 Proxy Statement	15

Corporate Governance
Board Functions and Policies

Key Risk Oversight Responsibilities of the Board and its Committees
	Audit Committee	Compensation Committee	Investment Committee	Nominating/ Corporate Governance Committee	Board of Directors

Financial reporting	●				●

Disclosure controls and internal controls over financial reporting	●				●

Information technology and security	●				●

Legal and regulatory compliance	●				●

Compensation plans and arrangements		●			●

CEO and executive management succession planning		●			●

Human capital		●			●

Acquisitions/Dispositions			●		●

Development projects			●		●

Loan and equity investments			●		●

Corporate governance				●	●

Corporate social responsibility and sustainability matters				●	●

Shareholder engagement program				●	●
Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale, and/or other dispositions of our securities by our directors, officers, employees, and other covered persons, as well as Welltower itself, that we believe is reasonably designed to promote compliance with insider trading laws, rules, and regulations and the exchange listing standards applicable to us. For additional information, see “Executive Compensation—Other Compensation Information—Hedging Policy, Margin Trading, and Short Sales.” A copy of our Insider Trading Policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Annual Board Self-Evaluation
Each year, the Board and the Nominating/Corporate Governance Committee evaluate the effectiveness, size, composition, and diversity of the Board and each of its committees, all as part of the Board and Committee self-evaluation process. These self-evaluations help the Nominating/Corporate Governance Committee assess the effectiveness of our procedures for identifying and evaluating nominees for director as well as the effectiveness of Board and committee materials, meetings, and relationships with management. In addition, at least every two years, the Nominating/Corporate Governance Committee engages an independent third party to conduct the Board and committee self-evaluation process, which includes one-on-one meetings between the independent third party and each Board member.
Succession Planning
The Board and the Nominating/Corporate Governance Committee are actively engaged in succession planning. The Compensation Committee conducts an annual review of the CEO’s performance and oversees the performance evaluations of the other named executive officers. At least annually, the Board discusses succession plans for the CEO and other members of the Leadership Team. This succession planning addresses both succession in the ordinary course of business and contingency planning in case of unexpected events. Each of the CEO’s direct reports meets quarterly with the CEO to discuss development plans and opportunities. The Board also consults with the CEO regarding future candidates for Leadership Team positions, succession timing for those positions, and development plans for the candidates with the greatest potential. This process facilitates a meaningful discussion regarding all senior leadership positions, ensures continuity of leadership over the long term, and forms the basis on which Welltower makes ongoing leadership assignments.

16	WELLTOWER • 2025 Proxy Statement

Corporate Governance
Board Functions and Policies
Limits on Board Service
We encourage directors to serve on other boards of directors to gain breadth of experience that is useful to the Board. However, directors may not serve on the boards of more than three other public companies. Directors who are chief executive officers of public companies may not serve on the boards of more than one other public company, in addition to Welltower’s Board. This policy, which is contained within our Corporate Governance Guidelines, is reviewed by the Nominating/Corporate Governance Committee at least annually, as is the compliance of directors with this policy. All directors are currently in compliance with this policy.
Retirement Policy
While the Board has not established formal term limits, no person may be nominated for election as a director after his or her 75th birthday.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee is or has been an executive officer or employee of Welltower, nor did any of them have any relationships requiring disclosure by Welltower under Item 404 of SEC Regulation S-K. None of Welltower’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity from which an executive officer served as a director of Welltower or member of the Compensation Committee during 2024.
Communications with the Board
Shareholders and other parties interested in communicating with the Board or any specific directors, including the Chair or the independent directors as a group, may do so by writing to: The Board of Directors, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615.
The Chief Legal Officer and General Counsel reviews all such correspondence and regularly forwards to the Board a summary of the correspondence (with copies of the correspondence attached) that, in the opinion of the Chief Legal Officer and General Counsel, relates to the functions of the Board or its committees or that otherwise require their attention. If a communication received relates to questions, concerns, or complaints regarding accounting, internal control over financial reporting, or auditing matters, it will be summarized and forwarded to the Chair of the Audit Committee for review. Directors may at any time review a log of all correspondence received by Welltower that is addressed to members of the Board and request copies of such correspondence.

WELLTOWER • 2025 Proxy Statement	17

Corporate Governance
Shareholder Engagement
SHAREHOLDER ENGAGEMENT
Welltower regularly engages in outreach efforts with shareholders relating to our business and executive compensation and our sustainability and governance goals. This outreach program is conducted by a cross-functional team, including members of our Capital Markets, Finance, and Legal teams and the Board. We share the feedback we receive from our shareholders with all members of the Board, which gives directors valuable insight into shareholders’ views about Welltower and informs the Board’s decisions.
Welltower engages with shareholders year-round. The below graphic illustrates key elements of such engagement.

SUMMER

- Review voting results from our most recent annual meeting of shareholders, including the results of the Say on Pay vote, and engage with investors about these results
- Evaluate proxy season trends, corporate governance best practices, regulatory developments, and our current practices
- Share investor feedback with the Board

FALL

- Engage with investors to understand executive compensation, sustainability, and governance priorities
- Share investor feedback with the Board

WINTER

SPRING

- Review and gather feedback from investors on any changes made to executive compensation, sustainability, and governance matters
- Review end of year results with investors
- Share investor feedback with the Board

Welltower believes that frequent shareholder engagement is important to understanding varying perspectives on key issues and ensuring we implement best practices. In 2024, members of senior management conducted hundreds of meetings with shareholders, investors, and analysts to discuss a number of topics, including financial results; our strategy, objectives, and performance; sustainability initiatives; compensation metrics; corporate governance initiatives; and industry trends. As part of our outreach, members of our senior management and the Board engaged with large shareholders on the topics of corporate governance, executive compensation, and sustainability. During such meetings, shareholders were supportive of our best-in-class corporate governance practices and encouraged us to continue with our corporate governance initiatives, including evaluating and diversifying Board skills and enhancing continuing education opportunities for members of the Board. See “Summary of Board Skills and Experience” on page 20 for more details. We value shareholder feedback on all topics of governance, and the feedback received is an important component of Board and committee discussions and decisions.
For more information about our 2024 shareholder outreach program, see “Executive Compensation—Compensation Discussion and Analysis—Investor Outreach and Compensation Program Changes” on pages 37-38.

18	WELLTOWER • 2025 Proxy Statement

Proposal 1 – Election of Directors
Welltower’s By-Laws provide that the Board shall have between three and 15 members, with the exact number to be fixed by the Board from time to time. The Board currently has nine members and all nine Board nominees are recommended for election at the Annual Meeting.
The shares represented by your proxy will be voted “for” the election of each of the nominees named below, unless you indicate in the proxy that your vote should be cast “against” any or all of them or that you “abstain.” Each nominee elected as a director will continue in office until the next annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until the earliest of his or her resignation, removal, or death. If any nominee declines or is unable to accept such nomination to serve as a director (which the Board does not now expect will happen), the Board reserves the right to substitute another person as a Board nominee, or to reduce the number of Board nominees, as it deems advisable. The proxy solicited hereby will not be voted to elect more than nine directors.
Except in a contested election, each Board nominee will be elected only if the number of votes cast “for” the nominee’s election exceeds the number of votes cast “against” such nominee’s election. In a contested election (where the number of director nominees exceeds the number of directors to be elected), the voting standard will be a plurality of the votes cast.
Pursuant to Welltower’s By-Laws, the Nominating/Corporate Governance Committee has established procedures, set forth in the Corporate Governance Guidelines, which provide that Board shall nominate for election or re-election as directors only candidates who have tendered or agreed to tender an irrevocable resignation that will be effective upon (i) the failure of the candidate to receive a greater number of votes “for” his or her election than votes “against” such election, and (ii) Board acceptance of the tendered resignation.
The Nominating/Corporate Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation. The Board will act on that recommendation within 90 days from the date of the certification of election results and publicly disclose its decision and the rationale behind it.

THE BOARD OF DIRECTORS OF WELLTOWER UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NINE NOMINEES. Each nominee receiving more votes “for” his or her election then votes “against” his or her election will be elected.

WELLTOWER • 2025 Proxy Statement	19

Proposal 1 – Election of Directors
Summary of Board Skills and Diversity
SUMMARY OF BOARD SKILLS AND EXPERIENCE
We believe our director nominees have an effective mix of backgrounds, diversity, experience, knowledge, and skills. The table below provides a summary of certain collective competencies and attributes of the director nominees. We look to each director to be knowledgeable in all of these areas, and the absence of an indicator for a particular item does not mean a director nominee is less able to contribute to the Board’s decision-making process or that the director nominee does not possess that skill or experience. Rather, the indicator represents that the item is a core competency that the director nominee brings to the Board. The table does not encompass all of a director nominee’s skills or experience.

Director Skills and Experience	Bacon	DeSalvo	Gundlach	Lopez	Mitra	Patton	Rivera	Spisso	Sullivan
Real Estate: Relevant experience in the real estate industry, including experience in seniors housing, outpatient medical, or REITs	●			●	●		●	●
Finance and Accounting: Current or former role in auditing or accounting, including direct supervision of a chief financial officer or chief accounting officer; current or former role in the finance industry, a bank, a real estate investment firm, or an investment management firm; proficiency in complex processes such as financial management, capital allocation, and financial reporting; significant experience in corporate finance or financial accounting
	●		●	●	●	●	●	●	●
Healthcare and Health Systems: Relevant experience in the healthcare industry; current or former role as a chief executive officer of a healthcare company or large academic health system; experience in overseeing an outpatient medical real estate portfolio
		●			●			●	●
Large Cap Public Companies: Experience with the business operations of large cap public companies	●	●	●	●	●	●	●
Global: Relevant experience with multinational companies or in international markets; knowledge of international business environments, economic conditions, cultures, and regulatory framework; broad perspective on global market opportunities
	●	●	●	●	●	●	●	●	●
New and Existing Markets: Experience in selecting and pursuing innovative new business opportunities		●	●	●	●	●	●
Technology and Cybersecurity: Relevant experience in digital technology, cybersecurity, digital marketing, or social media; experience implementing business technology strategies; understanding of emerging technological trends
		●			●	●	●	●	●
Risk Management: Ability to identify key risks in a wide range of areas such as industry developments and legal and regulatory compliance; experience in, and knowledge and understanding of, managing major risk exposures, such as significant financial, operational, compliance, reputational, strategic, international, political, and cybersecurity risks for large, complex organizations
	●	●	●	●	●	●	●	●	●
Government/Public Policy: Experience in government relations, regulatory matters, or regulated industries	●	●	●					●
Leadership Development/Succession: Experience as a chief executive officer, president, chair, or a similar leadership position in a large company or other large organization			●	●	●	●	●	●
Retail/Institutional Investor Relations: Knowledge of the capital markets landscape	●		●	●	●	●	●
Environmental: Relevant experience in the areas of environmental impact, corporate responsibility, or strategies to develop long-term shareholder value; current or former role in overseeing and managing environmental practices and initiatives; experience in, and knowledge and understanding of, climate-rated strategic planning, risk mitigation, and management
		●		●	●		●	●
Corporate Governance: Corporate governance experience, including knowledge of public company reporting requirements	●	●	●	●	●	●	●	●	●

20	WELLTOWER • 2025 Proxy Statement

Proposal 1 – Election of Directors
Director Nominees
DIRECTOR NOMINEES

SHANKH MITRA, Chief Executive Officer
Age 44 Director since: 2020 Welltower Committees: •Executive	EDUCATION: • BA – Engineering, Jadavpur University • MBA – Columbia Business School
OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS: •Public Storage

KEY SKILLS AND EXPERIENCE:
Mr. Mitra has served as Welltower’s Chief Executive Officer since October 2020. He served as Welltower’s Chief Investment Officer from August 2018 to January 2023 and Vice Chair – Chief Operating Officer and Chief Investment Officer from April 2020 to October 2020. From January 2018 to August 2018, he served as Welltower’s Senior Vice President – Investments and, from January 2016 to January 2018, Mr. Mitra served as Welltower’s Senior Vice President – Finance & Investments. Prior to joining Welltower, Mr. Mitra served as Portfolio Manager, Real Estate Securities at Millennium Management, LLC from July 2013 to December 2015, as a Senior Analyst at Citadel Investment Group from April 2012 to June 2013, and as a Senior Analyst at Fidelity Investments from 2009 to 2012.
Among other qualifications, Mr. Mitra has extensive knowledge of and experience in the real estate industry and capital markets. His day-to-day leadership as Welltower’s Chief Executive Officer provides him with intimate knowledge of all aspects of Welltower, including real estate operations, investment activity, and balance sheet management. In addition, Mr. Mitra sets the long-term strategic direction for Welltower under the direction of the Board. He is also responsible for attracting and retaining top talent and for the professional development and advancement of team members.

KENNETH J. BACON, Chair & Independent Director
Age 70 Director since: 2016 Welltower Committees: •Executive (Chair)	EDUCATION: •BA – Anthropology, Stanford University •MSc – International Relations, London School of Economics •MBA – Finance & Strategy, Harvard Business School
OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS: •Ally Financial Inc. (Risk Committee Chair) •Arbor Realty Trust, Inc. •Comcast Corporation (Governance and Corporate Responsibility Committee Chair)

KEY SKILLS AND EXPERIENCE:
Mr. Bacon has served as Welltower’s Chair of the Board since October 2020. Mr. Bacon is a co-founder of RailField Realty Partners (a multifamily investment and asset management firm) and has served as RailField’s managing partner since 2012. Before launching RailField, Mr. Bacon spent 19 years at Fannie Mae, most recently serving as Executive Vice President of the multifamily mortgage business from July 2005 to March 2012.
Among other qualifications, Mr. Bacon’s extensive experience in financial services, real estate investment, and government affairs and housing make him a valuable asset to the Board.

KAREN B. DESALVO, Independent Director
Age 59 Director since: 2018 Welltower Committees: •Investment •Nominating/ Corporate Governance
EDUCATION:
•BA – Biology and Political Science, Suffolk University
•MD – Tulane University School of Medicine
•MPH – Tulane University School of Public Health
•MSc – Harvard T.H. Chan School of Public Health

KEY SKILLS AND EXPERIENCE:
Dr. DeSalvo is a physician executive who has served as the Chief Health Officer of Google (a multinational technology company) since December 2019. She is on the Council of the National Academy of Medicine. From 2018 to 2019, she served as professor of medicine and population health at the University of Texas at Austin Dell Medical School and co-lead of the National Alliance to Impact the Social Determinants of Health with former HHS Secretary Michael O. Leavitt. From 2014 to 2017, she served as Acting Assistant Secretary for Health at the U.S. Department of Health and Human Services and as National Coordinator for Health Information Technology. From 2011 to 2014, she was Health Commissioner for the City of New Orleans. Prior to that she was Vice Dean for Community Affairs and Health Policy at the Tulane University School of Medicine, where she practiced medicine and led the medical school’s community health programs. She was formerly on the Medicare Payment Advisory Commission.
Among other qualifications, Dr. DeSalvo’s experience in medical and public health leadership, technology utilization, healthcare delivery, and healthcare policy make her an important addition to the Board.

WELLTOWER • 2025 Proxy Statement	21

Proposal 1 – Election of Directors
Director Nominees

ANDREW GUNDLACH, Independent Director
Age 54 Director since: 2024 Welltower Committees: •Audit •Investment	EDUCATION: •BS – International Relations and Affairs, Georgetown University •MS – International Trade and Economics, Georgetown University •MBA – Columbia Business School
OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS: •Bleichroeder Acquisition Corp. I

KEY SKILLS AND EXPERIENCE:
Mr. Gundlach is the President and CEO of Bleichroeder LP (a registered investment advisor serving ultra-high-net-worth families) since 2024 and the Chairman, President, and Chief Executive Officer of Bleichroeder Acquisition Corp. I (a blank check company formed for the purpose of effecting a potential business combination) since June 2024. He is the founder of GoldIron LP (a registered investment advisor focused on institutions and ultra-high-net-worth investors) and has served as its managing member since 2015. Bleichroeder LP was demerged from asset manager First Eagle Holdings in 2019, four years after Blackstone funds acquired a majority stake, a transaction Mr. Gundlach initiated, and GoldIron LP owns shares in First Eagle Holdings.
Mr. Gundlach has held a board position as a director at First Eagle Holdings (or its predecessor) since 2006. He served on the boards of Odyssey Acquisition SA from 2021 to 2022 and Materia, Inc. from 2014 until its acquisition by ExxonMobil in 2021. He has also been an Adjunct Associate Professor of Business at Columbia Business School since 2004, where he teaches courses on investing, and currently serves on the school’s board. Previously, Mr. Gundlach co-founded Artemis Advisors LLC in 1999 and served as a founding partner until 2006. His earlier career includes roles as an Associate at J.P. Morgan from 1996 to 1999, and as an Analyst at Morgan Stanley from 1994 to 1996. Mr. Gundlach is also a Member of the Council on Foreign Relations, where he serves on the Investment Committee. Mr. Gundlach currently serves on the Advisory Board at People.ai (a privately-held AI company) and as a trustee of the Guggenheim Museum.
Among other qualifications, Mr. Gundlach’s extensive experience in both public and private markets, with a particular expertise in corporate strategy, investment, and capital markets, make him a valuable asset to the Board. Mr. Gundlach was identified by our CEO and was recommended to the Board by the Nominating/Corporate Governance Committee as a new director candidate prior to his appointment to the Board in July 2024.

DENNIS G. LOPEZ, Independent Director
Age 70 Director since: 2021 Welltower Committees: •Audit •Investment	EDUCATION: •BA – California State University, Long Beach •MBA – Finance and Accounting, University of California, Los Angeles

KEY SKILLS AND EXPERIENCE:
Mr. Lopez has served as the Chief Executive Officer of QuadReal Property Group Ltd. (a global real estate investment, operating and development company) since June 2017. He was Chief Investment Officer of AXA Real Estate Investment Managers (a global real estate investment manager) from 2009 to 2017, and Chief Executive Officer of SUN Real Estate Group (a private equity firm with real estate activities in India and Russia) from 2007 to 2009. Mr. Lopez has had a career of over 30 years in investment banking and real estate investment management, including serving as Global Head of Real Estate at Cambridge Place Investment Management (a London-based hedge fund) for two years and a Managing Director/Head of European Real Estate at JP Morgan in London for seven years.
Among other qualifications, Mr. Lopez’s extensive experience in financial investment and services, real estate investment, and international business and investment make him a valuable asset to the Board.

ADE J. PATTON, Independent Director
Age 46 Director since: 2021 Welltower Committees: •Audit •Compensation •Executive •Nominating/ Corporate Governance (Chair)	EDUCATION: •BA – Government, University of Virginia •MBA – Harvard Business School •JD – Harvard Law School

KEY SKILLS AND EXPERIENCE:
Mr. Patton has served as the Chief Financial Officer of Oak View Group, LLC (an entertainment and sports facilities company) since July 2023. Mr. Patton served as Executive Vice President and Chief Financial Officer of HBO/HBO Max/Global DTC at WarnerMedia, LLC (WBD) (a multinational media and entertainment company) from August 2020 to June 2023. He previously served as Chief Financial Officer of Turner Sports and Head of Planning and Development at WM News & Sports from April 2019 to August 2020. Before assuming that role, Mr. Patton served as Senior Vice President – Corporate Finance, M&A and GTO of Turner Broadcasting System, Inc. from February 2017 to April 2019, Senior Portfolio Manager at Millennium Management, LLC (an investment management firm) from January 2015 to February 2017, Senior Research Analyst at Citadel LLC (a multinational hedge fund and financial services company) from June 2009 to March 2014, and Research Analyst at Magnetar Capital LLC (a hedge fund) from June 2007 to June 2009.
Among other qualifications, Mr. Patton’s extensive experience in financial and investment management and operations make him a valuable asset to the Board.

22	WELLTOWER • 2025 Proxy Statement

Proposal 1 – Election of Directors
Director Nominees

SERGIO D. RIVERA, Independent Director
Age 62 Director since: 2014 Welltower Committees: •Compensation •Executive •Investment (Chair)	EDUCATION: •BA – Finance and International Business, Florida International University •MBA – Florida International University
FORMER PUBLIC COMPANY DIRECTORSHIPS: •SeaWorld Entertainment, Inc.

KEY SKILLS AND EXPERIENCE:
Mr. Rivera served as Chief Executive Officer of SeaWorld Entertainment, Inc. (a leading theme park and entertainment company) from November 2019 to April 2020. He served as President of the Ocean Reef Club (a leading private residential club) from February 2019 to May 2019. Mr. Rivera also served as Chief Executive Officer and President of the Vacation Ownership segment of ILG, Inc. (a hospitality and leisure services company) from 2016 to September 2018. From 1998 to 2016, Mr. Rivera served in a variety of capacities with Starwood Hotels & Resorts Worldwide, Inc., including President of The Americas from 2012 to 2016, and Chief Executive Officer and President of Starwood Vacation Ownership, Inc., formerly a wholly-owned subsidiary of Starwood Hotels & Resorts Worldwide, Inc., from 2007 to 2016.
Among other qualifications, Mr. Rivera’s extensive experience in real estate development and investment strategy, corporate finance and accounting, and operating matters relevant to management of complex global businesses with one of the leading hotel and leisure companies in the world provides valuable insight to the Board.

JOHNESE M. SPISSO, Independent Director
Age 64 Director since: 2018 Welltower Committees: •Compensation (Chair) •Executive •Nominating/ Corporate Governance	EDUCATION: •RN – St. Francis School of Nursing •BS – Health Science, Chapman College •MPA – University of San Francisco
FORMER PUBLIC COMPANY DIRECTORSHIPS: •Douglas Emmett, Inc.

KEY SKILLS AND EXPERIENCE:
Ms. Spisso has served as the President of UCLA Health (an academic medical center), Chief Executive Officer of the UCLA Hospital System, and Associate Vice Chancellor of UCLA Health Sciences since 2016. Before assuming her positions at UCLA, she worked for 22 years at the University of Washington School of Medicine, including serving as Chief Health System Officer and Vice President, Medical Affairs for nine years.
Among other qualifications, Ms. Spisso brings to the Board over 30 years of experience in large academic health system management and has demonstrated tremendous strategic and operational leadership during that time.

KATHRYN M. SULLIVAN, Independent Director
Age 69 Director since: 2019 Welltower Committees: •Audit (Chair) •Compensation •Executive	EDUCATION: •BA – Accounting, University of Louisiana at Monroe •MBA – Louisiana State University
FORMER PUBLIC COMPANY DIRECTORSHIPS: •Hanger, Inc.

KEY SKILLS AND EXPERIENCE:
Ms. Sullivan served as Chief Executive Officer of UnitedHealthcare Employer and Individual, Local Markets (a diversified healthcare company), which is an operating division of UnitedHealth Group, from March 2015 to 2018. From 2008 to 2015, she served as Chief Executive Officer of UnitedHealthcare, Central Region.
Among other qualifications, Ms. Sullivan’s experience in the healthcare industry, especially with respect to health plan payors, is extremely valuable to the Board.

WELLTOWER • 2025 Proxy Statement	23

Proposal 1 – Election of Directors
Director Compensation
DIRECTOR COMPENSATION
The table below summarizes the compensation paid in 2024 to Welltower’s non-employee directors.
2024 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards(13) ($)	Total ($)
Kenneth J. Bacon	364,954	(3)	199,997	564,951
Karen B. DeSalvo	127,500	(4)	199,997	327,497
Andrew Gundlach	54,049	(5)	199,997	254,046
Philip L. Hawkins(1)	152,500	(6)	199,997	352,497
Dennis G. Lopez	136,495	(7)	199,997	336,492
Ade J. Patton	142,554	(8)	199,997	342,551
Diana W. Reid(2)	142,826	(9)	199,997	342,823
Sergio D. Rivera	154,103	(10)	199,997	354,100
Johnese M. Spisso	136,712	(11)	199,997	336,709
Kathryn M. Sullivan	157,500	(12)	199,997	357,497
(1)Mr. Hawkins did not stand for re-election in 2024. His last day of service on the Board was May 23, 2024.
(2)Ms. Reid resigned from the Board on December 3, 2024.
(3)Includes $250,000 fee for serving as Chair of the Board, $7,454 fee for serving as Chair of the Compensation Committee, and $7,500 fee for serving on the Executive Committee.
(4)Includes $15,000 fee for serving on the Investment Committee and $12,500 fee for serving on the Nominating/Corporate Governance Committee. Dr. DeSalvo deferred 100% of her annual retainer and fees pursuant to the terms of the Welltower Inc. 2019 Nonqualified Deferred Compensation Plan.
(5)Includes $6,277 fee for serving on the Audit Committee and $5,380 fee for serving on the Investment Committee. Mr. Gundlach’s fees were prorated for the time he served on the Board in 2024. Mr. Gundlach, in lieu of cash, elected to receive his annual retainer and fees in the form of LTIP units.
(6)Includes $30,000 fee for serving as Chair of the Compensation Committee, $7,500 fee for serving on the Executive Committee, and $15,000 fee for serving on the Investment Committee. Mr. Hawkins, in lieu of cash, elected to receive his annual retainer and fees in the form of LTIP units.
(7)Includes $6,495 fee for serving on the Audit Committee, $15,000 fee for serving on the Compensation Committee, and $15,000 fee for serving on the Investment Committee. Mr. Lopez, in lieu of cash, elected to receive his annual retainer and fees in the form of deferred stock units.
(8)Includes $17,500 fee for serving on the Audit Committee, $5,380 fee for serving on the Compensation Committee, $2,690 fee for serving on the Executive Committee, and $16,984 fee for serving as Chair of the Nominating/Corporate Governance Committee.
(9)Includes $17,500 fee for serving on the Audit Committee, $20,516 fee for serving on the Nominating/Corporate Governance Committee, and $4,810 fee for serving on the Executive Committee. Ms. Reid’s fees were prorated for the time she served on the Board in 2024.
(10)Includes $30,000 fee for serving as Chair of the Investment Committee, $11,223 fee for serving on the Audit Committee, $5,380 fee for serving on the Compensation Committee, and $7,500 fee for serving on the Executive Committee.
(11)Includes $21,522 fee for serving as Chair of the Compensation Committee, $12,500 fee for serving on the Nominating/Corporate Governance Committee, and $2,690 fee for serving on the Executive Committee.
(12)Includes $35,000 fee for serving as Chair of the Audit Committee, $7,500 fee for serving on the Executive Committee, and $15,000 fee for serving on the Compensation Committee.
(13)Amounts set forth in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718 for the annual grant of deferred stock units granted to the non-employee directors on March 1, 2024 based on the closing price of $92.72. For Mr. Lopez, who elected to receive his cash fees in the form of additional deferred stock units, the grant date fair value was calculated in the same manner. For Messrs. Bacon, Gundlach, and Hawkins and Ms. Sullivan, who each elected to receive their cash fees in the form of Welltower OP LLC LTIP Units, the grant date fair value for such LTIP Units granted in lieu of cash was calculated in accordance with FASB ASC Topic 718 on March 1, 2024 based on the closing price of $92.72 (for Mr. Bacon); on July 29, 2024 based on the closing price of $111.65 and on August 21, 2024 based on the closing price of $116.33 (for Mr. Gundlach); on March 1, 2024 based on the closing price of $92.72 (for Mr. Hawkins); and on March 1, 2024 based on the closing price of $92.72 and on September 30, 2024 based on the closing price of $128.03 (for Ms. Sullivan). Consistent with SEC rules, such elections to receive deferred stock units or LTIP Units in lieu of cash fees have not been reported in this column since they have been reported as “Fees Earned or Paid in Cash.” As of December 31, 2024, (a) each non-employee director (other than Messrs. Gundlach, Hawkins, and Lopez and Ms. Sullivan) held an aggregate of 2,157 deferred stock units that had not yet been converted into shares of common stock, (b) Mr. Gundlach held an aggregate of 1,279 LTIP Units that had not yet been converted into shares of common stock, (c) Mr. Hawkins held an aggregate of 14,812 LITP Units that had not yet been converted into shares of common stock, (d) Mr. Lopez held an aggregate of 13,768 LTIP Units that had not yet been converted into shares of common stock, and (e) Ms. Sullivan held an aggregate of 16,247 LTIP Units that had not yet been converted into shares of common stock.
The form and amount of non-employee director compensation is determined by the Board upon the recommendation of the Compensation Committee. The Board’s overarching policy is to pay its non-employee directors appropriate and competitive compensation to ensure Welltower’s ability to attract and retain highly qualified directors in a manner consistent with recognized corporate governance best practices. Directors who are also employees do not receive additional compensation for their Board service. The Compensation Committee generally reviews non-employee director compensation on a bi-annual basis, most recently in

24	WELLTOWER • 2025 Proxy Statement

Proposal 1 – Election of Directors
Director Compensation
December 2024, with its independent compensation consultant, which advises the Compensation Committee on the design and amount of compensation for non-employee directors. Any changes to the non-employee director compensation program are then recommended to the full Board for approval.
The compensation program for non-employee directors for the 2024 calendar year consisted of:
Cash Compensation

Type of fee	2024
Annual retainer for all directors	$100,000
Annual Chair of the Board fee	$250,000
Annual Committee Chair fees:
•Audit	$35,000
•Compensation, Investment	$30,000
•Nominating/Corporate Governance	$25,000
Annual Committee member fees:
•Audit	$17,500
•Compensation, Investment	$15,000
•Nominating/Corporate Governance	$12,500
Annual Fee for non-employee members of the Executive Committee	$7,500
Per meeting fee for each Board meeting in excess of eight per year	$1,500
Per meeting fee for each committee meeting in excess of eight per year	$1,000
Non-employee directors may elect to receive their cash compensation in the form of shares of Welltower common stock or Welltower OP LLC (“Welltower OP”) LTIP Units (“LTIP Units”). See “Executive Compensation—Compensation Discussion and Analysis—Welltower OP LLC Profits Interest Program” on pages 52-53.
Equity Compensation
Non-employee directors each received grants of deferred stock units with a value of approximately $200,000 pursuant to the 2022 Long-Term Incentive Plan. The initial grants, made on March 1, 2024, had a value of $200,000 in accordance with Welltower’s standard equity granting practice for non-employee directors. Generally subject to continued service, the deferred stock units granted in 2024 will be converted into shares of common stock on the first anniversary of the date of grant. Recipients of deferred stock units also receive dividend equivalent rights entitling them to a cash payment from Welltower in an amount equal to any dividends paid on Welltower’s common stock as and when such common stock is issued. Non-employee directors were given the choice of taking the grant of deferred stock units in the form of shares of Welltower’s common stock or LTIP Units. If they chose deferred stock units, they were also given the choice of taking the corresponding dividend equivalent rights in the form of either cash or additional shares of Welltower common stock.
Deferred Compensation
The non-employee directors are eligible to participate in the Welltower Inc. 2019 Nonqualified Deferred Compensation Plan. A non-employee director may elect to defer up to 100% of his or her cash compensation (including any fees payable for serving as the Chair of the Board or for service on a Board committee and meeting fees). Participants are 100% vested in these deferrals. Non-employee directors may also elect to defer the receipt of any compensation and have that deferred compensation paid in shares of Welltower’s common stock until their retirement from the Board or in three, five, or ten annual installments beginning at a future date. To the extent payable in shares of Welltower’s common stock at a later date, directors may elect to receive their dividend equivalent rights on a current, non-deferred basis (at the same time dividends are paid to Welltower’s shareholders) in the form of cash.

WELLTOWER • 2025 Proxy Statement	25

Proposal 1 – Election of Directors
Director Compensation

DIRECTOR EQUITY OWNERSHIP GUIDELINES
Each non-employee director is required, within five years of joining the Board, to own an amount of Welltower’s equity securities with a fair market value of at least five times his or her annual cash retainer. All shares of Welltower’s common stock beneficially owned by the non-employee director will count towards these ownership requirements, as well as deferred stock units, LTIP Units, and Class A Common Units of Welltower OP (“OP Units”). For purposes of this policy, OP Units and LTIP Units are valued at 100% and 80% of the value of a share of Welltower’s common stock, respectively.
The below chart shows current equity ownership of non-employee directors standing for re-election in comparison to the required ownership under Welltower’s director equity ownership guidelines:

Minimum Equity Ownership Requirement(1)

Multiple of Annual Cash Retainer(2)	5x Annual Cash Retainer Directors
(1)Line in chart represents minimum equity ownership requirement.
(2)Based on the closing stock price on December 31, 2024 of $126.03, as reported by the NYSE.
(3)Director is within five-year period from date of joining board.

26	WELLTOWER • 2025 Proxy Statement

Proposal 2 – Ratification of the Selection of the Independent Registered Public Accounting Firm
AUDIT FEES
The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation, and oversight of Welltower’s independent registered public accounting firm. The Audit Committee considers whether the independent registered public accounting firm is best positioned and qualified to provide the most effective and efficient service based on factors such as the independent registered public accounting firm’s familiarity with Welltower’s business, personnel, culture, accounting systems, and risk profile; the appropriateness of fees charged; and whether provision of the service by the independent registered public accounting firm would enhance Welltower’s ability to manage or control risk or improve audit quality. The Audit Committee obtains and reviews a report from the independent registered public accounting firm at least annually regarding (a) the independent registered public accounting firm’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm or by any inquiry or investigation by governmental or professional authorities within the preceding five years regarding one or more independent audits carried out by the independent registered public accounting firm, and any steps taken to deal with any such issues; and (c) all relationships between the independent registered public accounting firm and Welltower (in order to assess the independent registered public accounting firm’s independence). The Audit Committee evaluates the qualifications, performance, and independence of the independent registered public accounting firm, including considering whether its quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining its independence, taking into account the opinions of management and the internal auditors.
The Audit Committee has selected Ernst & Young LLP (“EY”) to serve as Welltower’s independent registered public accounting firm for the year ending December 31, 2025. EY has served as Welltower’s independent registered public accounting firm since Welltower’s inception in 1970. The Audit Committee periodically considers whether it should adopt a policy requiring the regular rotation of the independent registered public accounting firm to ensure continuing auditor independence. The Audit Committee (and in particular the Chair of the Audit Committee) ensures the rotation of the lead (or coordinating) audit partner every five years as mandated by the Sarbanes-Oxley Act of 2002, as amended (“SOX”), and is directly involved in the selection of EY’s lead audit partner. Welltower’s current lead audit partner was appointed beginning with the 2023 audit. The Audit Committee and the Board believe that the continued retention of EY as Welltower’s independent registered public accounting firm is in the best interests of Welltower and its shareholders.
Although the submission of this matter for approval by shareholders is not legally required, the Board believes that such submission follows sound business practice and is in the best interests of our shareholders. If this selection is not ratified by the holders of a majority of the shares of voting securities present online during the virtual Annual Meeting or by proxy at the Annual Meeting, the Audit Committee will consider the selection of another accounting firm. If such a selection were made, it may not become effective until 2026 because of the difficulty and expense of making a substitution. Representatives of EY are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

WELLTOWER • 2025 Proxy Statement	27

Proposal 2 – Ratification of the Selection of the Independent Registered Public Accounting Firm
Audit Fees
Fees for professional services provided by EY in each of the last two fiscal years, in each of the following categories, are as follows:

	Year ended December 31,
	2024	2023
Audit Fees(1)	$4,325,368	$3,722,883
Audit-Related Fees(2)	—	161,080
Tax Fees:
Tax Compliance(3)	—	—
Tax Planning and Tax Advice(4)	—	41,222
All Other Fees	—	—
Totals	$4,325,368	$3,925,185
(1)Audit fees include fees associated with the audit of our annual consolidated financial statements and internal control over financial reporting, the review of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, and services that generally only the independent registered public accounting firm can provide such as accounting consultations billed as audit services, comfort letters, consents, and assistance with review of documents to be filed with or furnished to the SEC.
(2)Audit-related fees primarily include fees for the separate audits of certain of our consolidated subsidiaries, the issuance of attestation reports, and consultations concerning financial accounting and reporting standards not billed as audit services.
(3)Tax compliance involves the preparation of original and amended tax returns, claims for refund, tax payment-planning services, and assistance with tax audits and appeals.
(4)Tax planning and tax advice encompass a diverse range of services, including advice related to acquisitions, and requests for rulings or technical advice from taxing authorities.
None of the foregoing fees were paid for services, the sole business purpose of which was tax avoidance, or the tax treatment of which would not be supported by the Internal Revenue Code of 1986, as amended (the “Code”) and related regulations.

THE BOARD OF DIRECTORS OF WELLTOWER UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote thereon will be required for approval of this proposal.

28	WELLTOWER • 2025 Proxy Statement

Proposal 2 – Ratification of the Selection of the Independent Registered Public Accounting Firm
Pre-Approval Policies and Procedures
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services for Welltower by EY and is responsible for the audit fee negotiations associated with the engagement of EY. At its quarterly meetings, the Audit Committee pre-approves particular audit and non-audit services within the following categories of services that it desires the independent registered public accounting firm to undertake: audit services, audit-related services, tax compliance services, tax planning and tax advice services, and other services. Prior to giving its approval, the Audit Committee reviews the written descriptions of these services provided by EY and the estimated fees for these services. All other non-audit services must be pre-approved on an individual engagement basis. If there is any question as to whether a proposed service has been pre-approved, management and the independent registered public accounting firm together must contact the Audit Committee to obtain clarification or, if necessary, pre-approval.
All of the audit services, audit-related services, tax compliance services, tax planning and tax advice services, and other services provided to Welltower by EY during the year ended December 31, 2024 were pre-approved by the Audit Committee.
Where specific Audit Committee approval of non-audit services is required, the Chair of the Audit Committee may pre-approve the engagement subject to a presentation to the full Audit Committee at its next regularly scheduled meeting.
AUDIT COMMITTEE REPORT
The Audit Committee oversees Welltower’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities this past year, the Audit Committee reviewed and discussed the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Management, the internal auditors, and the independent registered public accounting firm also made presentations to the Audit Committee throughout the year on specific topics of interest, including Welltower’s (i) 2024 integrated audit plan; (ii) updates on completion of the audit plan; (iii) compliance with the internal controls required under Section 404 of SOX; (iv) critical accounting policies; (v) assessment of the impact of new accounting guidance; (vi) non-GAAP policies and procedures; (vii) disclosure committee charter; (viii) critical audit matters; and (ix) cybersecurity.
The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Welltower’s accounting principles and such other matters as are required to be communicated to the Audit Committee under the applicable standards of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding such firm’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with the independent registered public accounting firm such firm’s independence from management and Welltower and considered the compatibility of non-audit services with such firm’s independence.
The Audit Committee discussed with Welltower’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with such firm, with and without management present, to discuss the results of its examinations, its evaluations of Welltower’s internal controls, and the overall quality of Welltower’s financial reporting. The Audit Committee held six meetings during the year ended December 31, 2024.

WELLTOWER • 2025 Proxy Statement	29

Proposal 2 – Ratification of the Selection of the Independent Registered Public Accounting Firm
Audit Committee Report
Based on reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in Welltower’s Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC. The Audit Committee and the Board have also recommended, subject to shareholder ratification, the selection of EY as Welltower’s independent registered public accounting firm for the year ending December 31, 2025. Mr. Gundlach, Mr. Patton, Mr. Lopez, Ms. Reid, Mr. Rivera, and Ms. Sullivan were each members of the Audit Committee in 2024 and participated in the reviews and discussions described above.
Submitted by the Audit Committee:
Kathryn M. Sullivan (Chair)
Andrew Gundlach
Dennis G. Lopez
Ade J. Patton

30	WELLTOWER • 2025 Proxy Statement

Proposal 3 – Approval, on an Advisory Basis, of the Compensation of the Named Executive Officers
We are asking Welltower’s shareholders to vote to approve, on an advisory, non-binding basis, the compensation of the named executive officers as disclosed in this Proxy Statement.
Welltower’s compensation programs are designed to link pay to performance and to reward the named executive officers for achieving short-term and long-term strategic, financial, and operational goals and increasing shareholder returns. This compensation philosophy is central to Welltower’s ability to attract, retain, and motivate individuals who can achieve superior financial results. We encourage shareholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes the details of Welltower’s compensation programs, our key financial and strategic achievements in 2024, and the decisions made by the Compensation Committee with respect to 2024 compensation.
Shareholders are being asked to vote on the following advisory resolution:
Resolved, that the compensation paid to Welltower’s named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules, which disclosures include the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables, and the narrative disclosures that accompany the compensation tables, is hereby approved.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the policies and practices described in this Proxy Statement. This vote is advisory and therefore not binding on Welltower, the Board, or the Compensation Committee. The Board and the Compensation Committee value the opinions of Welltower’s shareholders, and to the extent there is any significant vote against the named executive officers’ compensation, Welltower will consider shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
At Welltower’s 2024 Annual Meeting of Shareholders, shareholders approved a non-binding, advisory proposal to hold annual advisory votes to approve Welltower’s named executive officer compensation. In consideration of the results of the 2024 advisory vote, we currently hold say on pay votes every year. We expect the next advisory vote on Welltower’s named executive officer compensation will be held at the 2026 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS OF WELLTOWER UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC. The affirmative vote of the majority of the shares present in person or by proxy and entitled to vote thereon will be required for approval of this proposal.

WELLTOWER • 2025 Proxy Statement	31

Executive Compensation
COMPENSATION DISCUSSION AND ANALYSIS

32	WELLTOWER • 2025 Proxy Statement

Executive Compensation
Executive Officers
EXECUTIVE OFFICERS

SHANKH MITRA, Chief Executive Officer
Age 44	Mr. Mitra has served as Welltower’s Chief Executive Officer since October 2020. Mr. Mitra’s biographical information appears under “Director Nominees” on page 21.

TIMOTHY G. MCHUGH, Co-President and Chief Financial Officer
Age 40
Mr. McHugh has served as Welltower’s Co-President and Chief Financial Officer since January 2025. Mr. McHugh’s previous roles at Welltower included Executive Vice President – Chief Financial Officer from April 2020 to December 2024, Senior Vice President – Chief Financial Officer & Treasurer from September 2019 to April 2020, Senior Vice President – Corporate Finance from August 2018 to August 2019, and Vice President – Finance and Investments from January 2016 to August 2018. He also served as Welltower’s Treasurer from March 2017 to August 2018. From 2010 to 2015, Mr. McHugh served as Senior Analyst – Real Estate Securities at RREEF Management, currently known as DWS Investments.

JOHN F. BURKART, Vice Chairman and Chief Operating Officer
Age 61
Mr. Burkart has served as Welltower’s Vice Chairman and Chief Operating Officer since January 2025. Mr. Burkart previously served as Welltower’s Executive Vice President – Chief Operating Officer from July 2021 to December 2024. Before joining Welltower, Mr. Burkart served as Chief Operating Officer and Senior Executive Vice President at Essex Property Trust, Inc. (a REIT) from September 2019 to December 2020 and as Senior Executive Vice President from January 2015 to September 2019. From 1996 to 2014, Mr. Burkart held a series of increasingly senior positions at Essex Property Trust, Inc.

MATTHEW G. MCQUEEN, Chief Legal Officer and General Counsel
Age 52
Mr. McQueen has served as Welltower’s Chief Legal Officer and General Counsel since January 2025. Mr. McQueen’s previous roles at Welltower included Executive Vice President – General Counsel & Corporate Secretary from November 2020 to December 2024, Senior Vice President – General Counsel & Corporate Secretary from July 2016 to November 2020, and Senior Vice President – Legal from March 2015 to July 2016. From 2007 to 2015, Mr. McQueen served as of counsel and a partner in the Corporate and Securities group at the law firm of Sidley Austin LLP.

NIKHIL CHAUDHRI, Co-President and Chief Investment Officer
Age 37
Mr. Chaudhri has served as Welltower’s Co-President and Chief Investment Officer since January 2025. Mr. Chaudhri became an executive officer of Welltower in August 2024. Mr. Chaudhri’s previous roles at Welltower included Executive Vice President – Chief Investment Officer from January 2023 to December 2024, Senior Vice President, Co-Head of US Investments from November 2020 to December 2022, Vice President, Investments from January 2019 to November 2020, Assistant Vice President, Finance and Investments from January 2018 to December 2018, and Associate from August 2016 to December 2017.

WELLTOWER • 2025 Proxy Statement	33

Executive Compensation
Executive Summary
EXECUTIVE SUMMARY
2024 Business Performance Highlights
Our results substantially exceeded our initial expectations in 2024 and were highlighted by solid execution across our business segments, considerable progress achieved on the build-out of our operating platform (the Welltower Business System), the most active year in our history in terms of capital deployment, and meaningful strengthening of our balance sheet and liquidity profile. The groundwork has been laid to deliver outsized per share cash flow growth in 2025 and beyond through five key pillars: (1) the favorable supply and demand backdrop within the seniors housing sector, (2) the continued digital transformation of our portfolio, (3) upside from recently transitioned properties to new operators, (4) an unprecedented opportunity set for disciplined and targeted external growth, and (5) our underlevered and well positioned balance sheet. See “Proxy Statement Summary—2024 Business Highlights” on pages 4-6 for more information on our business performance.
Named Executive Officers
This Compensation Discussion and Analysis discusses the compensation of the following individuals, who were Welltower’s named executive officers (“NEOs”) in 2024.

Shankh Mitra	Chief Executive Officer
Timothy G. McHugh	Co-President and Chief Financial Officer
John F. Burkart	Vice Chairman and Chief Operating Officer
Matthew G. McQueen	Chief Legal Officer and General Counsel
Nikhil Chaudhri	Co-President and Chief Investment Officer
Biographical information about those individuals who were active executive officers on December 31, 2024 appears on page 33.
Compensation Principles
Welltower’s executive compensation program is designed to attract, motivate, and retain top executive talent. Competing successfully in this dynamic sector requires highly skilled, knowledgeable individuals who are committed to delivering outstanding shareholder returns and effectively building relationships across the industry. We compete for talent both in the REIT industry and in areas beyond the REIT industry, including investment banking, private equity, technology firms, and other S&P 500 companies. The Compensation Committee continually reviews and refines Welltower’s compensation practices so that the compensation program is in line with the market, is commensurate with performance outcomes, is responsive to shareholder concerns, and considers best compensation practices. To that end, Welltower’s compensation program is based on three core principles:
•Align pay with performance, utilizing absolute and relative goals that measure performance on both an annual and multi-year basis
•Align management and shareholder interests by establishing rigorous goals that balance and measure value creation over both the short and long term
•Pay the majority of compensation in the form of equity that vests over an extended number of years

34	WELLTOWER • 2025 Proxy Statement

Executive Compensation
Executive Summary
Compensation Philosophy and Objectives
The philosophy underlying Welltower’s executive compensation program is that we should provide highly competitive pay for achieving rigorous performance goals and market leading results. The objective is to attract and retain the caliber of executive officers and other key employees necessary for Welltower to deliver sustained high performance to its shareholders. Outlined below are the principles underlying Welltower’s executive compensation program.
Strongly align pay and performance, utilizing absolute and relative goals across annual and multi-year performance periods
•Payouts vary based upon the degree to which performance targets are achieved
•Multiple performance measures are used to ensure a focus on overall Welltower performance
•Variable reward payouts are designed to provide competitive compensation for achieving expected performance and enhanced compensation for making business decisions that lead to performance that exceeds expectations
Link compensation realized to the achievement of Welltower’s short- and long-term financial and strategic goals
•A majority of each NEO’s total direct compensation opportunity is in the form of annual and long-term incentive compensation
•Participation in performance-based programs is intended to drive long-term performance that exceeds peers and provides outsized pay for exceptional performance
•Performance measures are selected based on a careful assessment of measures that will encourage profitable growth and increase shareholder value
•Actual compensation may be above or below the targeted level, depending on achievement relative to pre-established performance goals that reflect Welltower’s short- and long-term business plans
Align management and shareholder interests by rewarding for long-term shareholder value creation
•Long-term incentives are granted in the form of equity awards that vest based on performance and continued employment over multiple years, which aligns management’s interests with those of Welltower’s shareholders
•The current incentive programs include an annual cash bonus component and an equity component with successive three-year performance periods to emphasize both short- and long-term shareholder value creation
•Equity ownership guidelines require Board members and executives to maintain significant levels of equity ownership, further emphasizing the focus on long-term shareholder return and alignment with shareholder interests
Attract and retain top management talent
•The executive compensation program is structured to attract and retain individuals with the skills necessary to effectively manage a complex, growing international business
•The Compensation Committee considers market compensation levels when setting target compensation for the NEOs, with actual payout levels aligning with company performance
•As a key element of our incentive program, individual performance metrics motivate executives to perform at the highest levels and determine actual payouts of annual cash bonuses

WELLTOWER • 2025 Proxy Statement	35

Executive Compensation
Executive Summary
Policies and Procedures
We have adopted a number of measures to drive performance, align executive and shareholder interests, and implement the compensation philosophy described above.

What We Do	What We Don’t Do

Pay for performance. A significant portion of executive pay is not guaranteed, but rather is at-risk and tied to key financial and value-creation metrics that are disclosed to shareholders. Performance awards are only earned if certain performance hurdles are achieved.

Guarantee salary increases, bonuses, or equity grants. We do not guarantee annual salary increases, bonuses, or equity grants. We currently have no guaranteed commitments to grant any bonuses or equity-based awards.

Balance short- and long-term incentives. The incentive programs provide an appropriate balance of annual and longer-term incentives.
Provide excise tax gross-up payments. We do not have any employment agreements that require excise tax gross-up payments and do not intend to enter into agreements that provide for such payments in the future.

Cap award payouts. Amounts or shares that can be earned under the annual incentive program and the annual long-term incentive program are capped. There are no guaranteed minimum amounts or awards.
Reprice options; no cash buyout. Since the initial public offering in 1978, we have not repriced or otherwise reduced the per-share exercise price of any outstanding stock options. Repricing of stock options without shareholder approval is not permitted under the 2022 Long-Term Incentive Plan. We have also never bought out options or SARs with cash.

Maintain equity ownership guidelines. Each executive officer must own Welltower equity securities with a fair market value of at least three times his or her base salary (six times for the CEO). Each non-employee director must own Welltower equity securities with a fair market value of five times his or her annual cash retainer.

Permit hedging or short sales. Directors and executive officers are prohibited from entering into hedging or monetization and short sale transactions with respect to Welltower’s securities and are not permitted to purchase Welltower’s securities on margin.

Utilize an independent compensation consulting firm. The Compensation Committee has engaged an independent compensation consulting firm that specializes in the REIT industry.	Pay dividends or dividend equivalents on unearned performance shares. Performance share award agreements do not provide for the payment of dividends until the underlying shares are earned.

Maintain robust clawback policies. We maintain clawback policies that require we seek repayment of certain incentive compensation paid or awarded to officers if there is a financial restatement and allow us to require repayment if there is misconduct that contributes to material financial or reputational harm to Welltower.
Permit automatic single-trigger vesting. Awards under Welltower’s various long-term incentive programs do not automatically accelerate upon a change in control.

Conduct a risk assessment. The Compensation Committee annually conducts a compensation risk assessment to determine whether our compensation policies and practices, or components thereof, create risks that are reasonably likely to have a material adverse effect on Welltower.

Provide responsible share recycling. The 2022 Long-Term Incentive Plan does not include liberal share recycling provisions that could otherwise dilute our shareholders.
WHO MAKES COMPENSATION DECISIONS?
The Compensation Committee is responsible for determining the nature and amount of compensation for our CEO and for reviewing and approving the compensation for our other executive officers. More generally, the Compensation Committee is responsible for our executive compensation program and implementing our underlying philosophy and policies. An independent compensation consultant and certain members of management assist the Compensation Committee.

36	WELLTOWER • 2025 Proxy Statement

Executive Compensation
Who Makes Compensation Decisions?
Role of the Compensation Consultant
The Compensation Committee has engaged Ferguson Partners Consulting (“FPC”) as its independent compensation consultant to provide advice about compensation program design, the components of our executive compensation programs, and the amounts we should pay our executive officers.
FPC performs no services for management unless requested by and on behalf of the Chair of the Compensation Committee. The consultant generally attends meetings of the Compensation Committee, and the Chair of the Compensation Committee frequently interacts with the consultant in between meetings to define the nature of work to be conducted, review materials to be presented at meetings, and obtain the consultant’s opinion and perspective on proposals prepared by management.
During 2024, FPC performed the following specific services:
•Re-evaluated the peer group;
•Conducted a comprehensive review of our compensation programs as compared to market data;
•Performed a risk assessment of our compensation programs;
•Assisted with the development of key incentive performance metrics to align the business; and
•Kept the Compensation Committee informed about key legislative developments impacting compensation and emerging best practices.
FPC’s independence was assessed by the Compensation Committee in early 2025 and no conflicts of interest were found.
Input of Executive Officers
The Compensation Committee receives input from certain officers on a variety of issues related to compensation.
•Our CEO evaluates the performance of the other NEOs and makes recommendations to the Compensation Committee regarding their respective individual performance scores for the annual cash bonus program, as well as future increases to base salary and incentive compensation opportunities. The Compensation Committee takes these recommendations into consideration when making its decisions.
•Each year, management establishes an annual business plan for the Board’s review, which includes financial budgets and key financial and strategic objectives. The Compensation Committee ensures those financial and strategic objectives are included in the Compensation Committee’s decisions for the current fiscal year.
•Our Co-President and Chief Financial Officer assists the Compensation Committee in assessing the financial impact of compensation decisions.
•Our Chief Legal Officer and General Counsel and Senior Vice President – Head of Human Capital assist the Compensation Committee with legal and administrative compliance for the compensation programs, ensuring that all relevant documentation and disclosures are completed.
INVESTOR OUTREACH AND COMPENSATION PROGRAM CHANGES
Say on Pay – Investor Outreach
At the 2024 Annual Meeting of Shareholders, approximately 94% of the votes cast were in favor of the advisory vote to approve Welltower’s executive compensation. The vote reflected shareholder support of the changes made by the Compensation Committee to our executive compensation program in 2024, which arose out of the 2023 Annual Meeting and the candid, constructive feedback received from our shareholders during our engagements with them. The Compensation Committee continued to evaluate our executive compensation program while considering shareholder support, and the importance of providing stability. No changes to our executive compensation program were made directly as a result of our 2024 Say on Pay vote.

WELLTOWER • 2025 Proxy Statement	37

Executive Compensation
Investor Outreach and Compensation Program Changes
Since our 2024 Annual Meeting, we engaged with institutional investors representing approximately 80% of our outstanding common stock. For more information about our discussions with shareholders following the 2024 Annual Meeting, see “Corporate Governance—Shareholder Engagement” on page 18.
Changes to the Executive Compensation Program
In January 2025, after reviewing the business strategy for 2025, taking into account shareholder feedback, proactively furthering the alignment of interests among our NEOs and shareholders, and following consultation with the Compensation Committee’s independent consultant, the Compensation Committee determined to approve a substantially similar compensation program framework for 2025 as it was for 2024 with two notable changes:
2025 Annual Incentive Plan:
•Eliminated the G&A expense metric and reallocated the weighting to the Normalized FFO Per Diluted Share metric.
2025-2027 Long-Term Incentive Program:
•Eliminated the 30% portion of time-based only vesting; 100% of the long-term incentive program is now performance-based for all NEOs using the same three performance criteria and notably preserving the target performance hurdle to outperform the REIT indices by 100 basis points, a change made as a result of last year’s shareholder engagement efforts and highly supported by shareholders.
COMPENSATION PEER GROUP
Every year the Compensation Committee conducts a comprehensive evaluation of our executive compensation programs relative to a relevant peer group of comparable REITs. When evaluating the peers, the Compensation Committee examines companies similar in size, business model, geographic footprint, regulatory environment, competitive dynamics, and/or other considerations. This competitive review is one of the chief elements the Compensation Committee considers in making compensation decisions. In consultation with its independent consultant, the Compensation Committee did not make any changes to our peer group for 2024. While we are a publicly traded REIT and we generally select other publicly traded REITs to compose the peer group, it is important to acknowledge that we do not only compete for talent with our peers in the REIT industry, but with many other firms, including investment banking, private equity, technology firms, and other S&P 500 companies, and the Compensation Committee considers the compensation practices of these other industries.
Across the equity-based public REIT industry, we were the fifth largest REIT measured by enterprise value and fourth largest by market capitalization as of December 31, 2024. The other companies in the peer group are generally similar in size to Welltower and share a similar business model, geographic footprint, regulatory environment, and/or competitive dynamics. The peer group represents the businesses with which we currently compete most regularly for executive talent, and also includes our principal business competitors.

38	WELLTOWER • 2025 Proxy Statement

Executive Compensation
Compensation Peer Group

Market Capitalization ($B) vs. Peer Group
Peer	Industry	Market Capitalization
Prologis, Inc. (PLD)	Industrial	$100.4
Equinix, Inc. (EQIX)	Data Center	$91.7
American Tower Corporation (AMT)	Specialty	$85.7
Welltower Inc. (WELL)	Healthcare	$80.3
Simon Property Group, Inc. (SPG)	Regional Mall	$64.9
Digital Realty Trust, Inc. (DLR)	Data Center	$60.8
Public Storage (PSA)	Self-Storage	$52.7
Realty Income Corporation (O)	Other Retail	$47.8
AvalonBay Communities, Inc. (AVB)	Multifamily	$31.3
Equity Residential (EQR)	Multifamily	$28.1
Ventas, Inc. (VTR)	Healthcare	$25.9
Healthpeak Properties, Inc. (DOC)	Healthcare	$14.5
BXP, Inc. (BXP)	Office	$13.1
Host Hotels & Resorts, Inc. (HST)	Hotel	$12.4
Source: S&P Global, data as of December 31, 2024.

Enterprise Value vs. Peer Group
($ Billions)

$160
$140
$120
$100
$80
$60
$40
$20
$0
PLD
AMT
EQIX
SPG
WELL
DLR
O
PSA
AVB
VTR
EQR
BXP
DOC
HST

Source: KeyBanc, data as of December 31, 2024.
The Compensation Committee believes that market data plays an important role in the design and implementation of its compensation programs. The Compensation Committee considers multiple factors and types of internal and external data in making both individual and plan-level compensation decisions. The Compensation Committee examines market data as one piece of input into determining appropriate levels of pay along with a variety of additional qualitative factors, as noted below.
The Compensation Committee reviewed the 2024 total target compensation (base salary, target cash bonus, and target equity awards) of our NEOs, including our CEO, evaluated their performance, and adjusted their compensation to recognize their achievements and effectiveness as leaders and to better align their compensation with that of their peers. The Compensation Committee’s goal is to maintain the NEOs’ compensation at a competitive level with their peers who have substantially similar roles and responsibilities.
The Compensation Committee will continue to evaluate and adjust target compensation and corresponding incentive opportunity levels over time to ensure our compensation programs are competitive and consistent with our compensation philosophy.
COMPENSATION ELEMENTS AND RESULTS
The Compensation Committee has adopted a compensation program that meets our goals of aligning executive and shareholder interests and incentivizing our executives. The balance of elements in the compensation program—both fixed and variable and short and long term—helps us to retain, motivate, and reward the NEOs and other executives, with an emphasis on performance-based compensation. The charts below illustrate the NEOs’ total target direct compensation for 2024. A total of 92.5% of our CEO’s compensation is at risk and, on average, 85.8% of the total target compensation of our other NEOs is at risk.

WELLTOWER • 2025 Proxy Statement	39

Executive Compensation
Compensation Elements and Results
Base Salary
Base salaries for our NEOs are based on the scope of the individual’s role in the organization, the individual’s experience in the current position, individual performance, and market data. Base salaries are reviewed annually and may be adjusted to better match market competitive levels. Salaries for Messrs. Mitra, McHugh, Burkart, and McQueen were unchanged in 2024. Base salaries for the NEOs are shown below.

Executive	2023 Annual Salary ($)	2024 Annual Salary ($)	% Increase
Shankh Mitra	1,200,000	1,200,000	—%
Timothy G. McHugh	695,000	695,000	—%
John F. Burkart	625,000	625,000	—%
Matthew G. McQueen	595,000	595,000	—%
Nikhil Chaudhri(1)	—	625,000	—%
(1)2023 annual salary is not provided for Mr. Chaudhri since he was not an NEO in 2023.
Annual Incentives
Annual incentives reward our executives for achieving prescribed performance objectives tied to our annual business plan and individual performance objectives. A range of earning opportunities is established for each executive at the beginning of the performance period, expressed as percentages of base salary and corresponding to three levels of performance (threshold, target, and high) on different performance metrics or categories. In each case, threshold performance will lead to a 50% payout, target performance will lead to a 100% payout, and high performance will lead to a 200% payout.
The rigorous corporate performance measures and weightings adopted by the Compensation Committee for 2024 under the annual incentive program are described below:
Normalized FFO Per Diluted Share

Weighting	2024 Goal

Why Welltower chose this measure:

FFO is a common non-GAAP measure of earnings performance for REITs because it provides insight into the earnings generated from the real estate platform. In addition, it is the measure most commonly used by analysts to assess the performance of REITs. FFO means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from the sale of real estate and acquisition of controlling interests, impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and non-controlling interests. Normalized FFO attributable to common stockholders for 2024 represents FFO adjusted for net gains (or losses) on derivatives and financial instruments, losses on extinguishment of debt, provision for loan losses, income tax benefits, casualty losses, net of recoveries, expenses recognized on the 2021 Special Performance Option Awards and 2022-2025 Outperformance Program, certain other expenses or income, and normalizing items relating to unconsolidated entities/non-controlling interests. See Appendix A for a discussion and reconciliation of non-GAAP measures. If Welltower achieves a high level of normalized FFO per diluted share as a result of inappropriate amounts of leverage, the Compensation Committee may determine that bonuses should not be paid for this goal. In 2024, the Compensation Committee set target normalized FFO of $4.02 per diluted share to align with Welltower’s annual business plan.

40	WELLTOWER • 2025 Proxy Statement

Executive Compensation
Compensation Elements and Results
Adjusted Fixed Charge Coverage

Weighting	2024 Goal

Why Welltower chose this measure:

Adjusted Fixed Charge Coverage is a non-GAAP financial measure that emphasizes the strength of Welltower’s balance sheet and our ability to service interest and fixed charges. Adjusted fixed charge coverage is a ratio of fixed charges to Adjusted EBITDA (earnings before interest expense, income taxes, depreciation, and amortization). Adjusted EBITDA excludes unconsolidated entities and includes adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses on disposition of properties and acquisitions of controlling interests, impairment of assets, gains/losses on derivatives and financial instruments, casualty losses, net of recoveries, and other expenses. Fixed charges include total interest and secured debt principal amortization. See Appendix A for a discussion and reconciliation of non-GAAP measures. In 2024, the Compensation Committee set target at 3.89x to align with Welltower’s annual business plan, which was equal to last year’s actual performance.

General and Administrative Expense Controls

Weighting	2024 Goal

Why Welltower chose this measure:

Welltower believes it is appropriate to maintain corporate overhead spending objectives. This measure is included in the annual incentive program to emphasize the importance of driving value for shareholders in the most efficient ways and at the lowest expense, as well as the importance of adhering to the budgeted amount of general and administrative expenses and allowing Welltower to grow in an appropriate fashion. The Compensation Committee set target at $206.7 million reflecting the expansion in hiring activities to support our growth opportunities and the continued advancement of the Welltower Business System, our proprietary end-to-end operating platform, and our data science platform. The Compensation Committee considered the fact that Welltower’s full-year general and administrative expenses represented approximately 0.25% of enterprise value when setting the 2024 goal. When determining actual performance, the Compensation Committee excluded expenses related to the 2021 Special Performance Option awards and the 2022-2025 Outperformance Program.

WELLTOWER • 2025 Proxy Statement	41

Executive Compensation
Compensation Elements and Results
Sustainability Measures

Weighting	2024 Goal

Why Welltower chose this measure:
The Compensation Committee established sustainability goals to encourage continued progress on Welltower’s priorities related to sustainability, attracting and retaining talent, being a good corporate citizen in the communities in which we operate, and ensuring a firm foundation of corporate governance to operate our business with the highest level of integrity, both internally and externally.

Goals		Possible	Earned	Results
Overall	Achieve MSCI ESG Rating Level A or above	2	2	✓ Achieved MSCI ESG rating of “AA”

Environmental	Perform portfolio-wide solar assessment and determine feasibility of pilot solar installation program	2	2	✓ Conducted a portfolio-wide solar assessment, inclusive of viable site analysis and financial due diligence
	Increase number of building certifications by 25%, including ENERGY STAR, LEED, WELL, and BREEAM	2	2	✓ Attained a 151% increase in green building certifications from CY2022 to CY2023
	Achieve recognition by the Environmental Protection Agency and Department of Energy as ENERGY STAR® Partner of the Year at Sustained Excellence level	2	2	✓ Awarded 2024 ENERGY STAR Partner of the Year at the Sustained Excellence level

Social	Increase Day of Giving volunteer hours by 10%	2	2	✓ Increased Day of Giving volunteer hours by 30%
	Each employee network group to host or co-host two events per year to increase awareness and engagement	2	2	✓ Each employee network group hosted at least two events throughout 2024
	Selected for inclusion in the Bloomberg Gender-Equality Index	2	2	✓ Included in the Bloomberg Gender-Equality Index

Governance	Maintain Top 15 rank in Green Street Advisors Corporate Governance Ranking	2	2	✓ Received #1 ranking from Green Street Advisors for Corporate Governance among all US REITs
	Achieve Sustainalytics “Low Risk” rating between 10 and 20	2	2	✓ Maintained Sustainalytics “Low Risk” rating between 10 and 20
	Obtain 95% or higher completion of annual cybersecurity training	2	2	✓ 96% of employees completed annual cybersecurity training as of December 9, 2024

Total		20	20

42	WELLTOWER • 2025 Proxy Statement

Executive Compensation
Compensation Elements and Results
Individual Performance

2024 Goal

Weighting	Why Welltower chose this measure:

Welltower tailors individual goals to the specific roles and responsibilities of each NEO. Individual goals allow the Compensation Committee to evaluate the performance of each NEO of his or her responsibilities and duties with respect to certain areas of special emphasis selected by the Compensation Committee. In early 2024, the Compensation Committee established individual goals based on Welltower’s key strategic objectives and metrics for 2024 and individual objectives and metrics for each NEO.

The Compensation Committee assessed our NEOs’ performance against the individual goals and determined that all of our NEOs’ achievements exceeded the pre-established individual goals. On balance, the Compensation Committee determined, based on the level of achievement of each NEO’s individual accomplishments and leadership against these pre-established goals, as reflected in the summaries below, to award each NEO the “high” level for the individual performance portion of the 2024 annual incentive awards.

The Compensation Committee concluded that our NEOs successfully navigated unique challenges and set Welltower up for a stronger long-term position.

See below for summaries of key achievements of each of our NEOs during 2024 and the connection between these achievements and the pre-established individual goals.

Establish

Early in the year, our CEO, in consultation with the Compensation Committee for his own performance and with each of his direct reports for their own performance, establishes specific categories of individual performance and areas of focus by which each NEO is to be rigorously measured against based on their degree of impact within the organization and for performance that is not feasible to purely assess in a quantitative manner.

Review

At the end of the year, our CEO submits written recommendations to the Chair of the Board and Compensation Committee on the performance of our NEOs. Our CEO discusses these recommendations with the Compensation Committee in executive session.

Evaluate

The Compensation Committee reviews our CEO’s recommendations and undertakes an analysis of each of our NEOs’ key achievements compared to their pre-established goals. The Compensation Committee also assesses those achievements in the context of Welltower’s financial performance. The Compensation Committee also considers feedback from the Chair of the Board and other Board members.

Approve

The Compensation Committee then determines the performance ranking for our CEO and each NEO.

WELLTOWER • 2025 Proxy Statement	43

Executive Compensation
Compensation Elements and Results

MR. MITRA
Individual Goals	Key Achievements	Performance Ranking
Advance Overall Strategy
•Continue to lead the execution of the strategic plan to ensure we are positioned to drive sustainable shareholder value.
•Explore new strategic partnerships to increase total addressable market, leverage expertise, and create synergies that accelerate growth.
•Provide leadership to senior management to meet operational, balance sheet, and sustainability goals and guidance on capital allocation decisions.
•Collaborate with the COO on advancing all areas of our operating platform initiatives related to the Welltower Business System.
•Communicate effectively with members of the Board on matters of tactical and strategic importance, including risk management matters.
•Balance appropriately corporate level expenditures with our growth objectives.

•Supported the COO in the implementation of our full-stack technology platform, the enhancement of our data science platform and capabilities, and continued improvement of our data reporting infrastructure.
•Led the continued advancement of our local and regional density strategy.
•Collaborated with the CIO to lead the establishment of new operator relationships in the UK.
•Oversaw the acquisition of all of the shares of Care UK Holdings Limited, Care UK Midco Limited, and Care UK Community Partnerships Limited.
•Oversaw the acquisition of 22 seniors housing operating properties, which will be managed under the Affinity brand.
•Worked closely with the COO and other members of the senior leadership team to drive industry-leading seniors housing results and maintain peer-leading KPIs within the Outpatient Medical segment.
•Actively engaged with the senior leadership team and seniors housing operating partners to transition 100+ properties in the US.
•Collaborated with the senior leadership team, members of the investment team, and operating partners on restructuring certain operating agreements, including agreements to convert 68 properties from triple-net to RIDEA structures.
•Served as Co-Chair of the Sustainability Steering Committee, which provides strategic oversight and accountability for advancing our sustainability priorities.
•Collaborated with the CIO and other members of the senior leadership team to complete approximately $6 billion of capital deployment.
•Evaluated and executed on capital deployment opportunities spanning all property types across the US, UK, and Canada.
•Collaborated with the COO on increasing headcount in the operations division.
•Supported the COO in the launch of our full-stack technology platform, the enhancement of our data science platform and capabilities, and continued improvement of our data reporting infrastructure.
•Regularly communicated with, and frequently provided updates to, the Board.
•Oversaw strategic employee increases in key areas, including the continued expansion of our operations division.
HIGH

44	WELLTOWER • 2025 Proxy Statement

Executive Compensation
Compensation Elements and Results

MR. MITRA
Individual Goals	Key Achievements	Performance Ranking
Optimize Shareholder Value
•Collaborate with the CIO and other members of the senior leadership team on all capital allocation decisions with the objective of driving long-term per share value, while concurrently assessing risk and opportunity cost.
•Collaborate with the CFO on maintaining our position as an industry sector leader in attracting and accessing capital and exercising prudent balance sheet management.
•Expand and diversify our investor base with an emphasis on long-term shareholders.
•Maintain effective communication with investors, analysts, and the general public and provide insight into our long-term financial outlook and strategy.
•Continuously explore opportunities to strengthen our financial position, growth, and profitability.

•Worked with the CIO and other members of the senior leadership team to evaluate and execute on capital deployment opportunities spanning all property types and across the US, UK, and Canada.
•Oversaw our issuance of $1.035 billion aggregate principal amount of 3.125% exchangeable senior unsecured notes.
•Worked with the CFO to close on an expanded $5 billion unsecured revolving credit facility with improved pricing, which replaced our $4 billion existing line of credit.
•Developed relationships with long-term focused investors, including sovereign wealth funds, pension fund sponsors, and growth-oriented funds.
•Frequently communicated with our key stakeholders, including equity and debt investors, operating partners, healthcare industry groups, and rating agencies.
•Regularly participated in investor conferences and seniors housing events.
•Traveled to Europe, the Middle East, and Asia to engage with some of the world’s largest sovereign wealth funds and investment managers.
•Worked closely with the Board and the senior leadership team to evaluate opportunities to further enhance our position as a leader among global REITs and other S&P 500 companies.
HIGH
Position Welltower as a Sustainability Industry Leader
•Provide leadership and champion Welltower as a thought leader and agent of change for the aging population in healthcare delivery and sustainability.
•Strive to maintain or achieve market leadership by innovating, staying ahead of industry trends, and delivering superior value to shareholders.
•Served as Co-Chair of our Sustainability Steering Committee, providing ongoing support for our sustainability initiatives.
Advance Organizational Culture, Learning, and Development Initiatives
•Present a leadership development plan to the Board that evaluates key talent readiness to assume critical roles.
•Cultivate and deliver on various leadership and cultural objectives to enhance teamwork, collaboration, and communications.

•Frequently discussed succession planning and leadership development initiatives with the Board.
•Prepared and presented a leadership development and succession plan process and timeline, which identified critical roles, key talent readiness, and development plans.
•Regularly convened all employees in dynamic town hall sessions to facilitate open dialogue, share key updates, and reinforce a sense of unity, shared purpose, and vision.
•Pioneered a modernized intranet infrastructure dedicated to employee communications and resources, ensuring seamless information flow and fostering a connected organizational culture.
•Established an interactive platform for executive leaders to engage with the workforce, sharing insights, addressing queries, and educating employees through a thought-provoking speaker series and an engaging internal podcast.
•Offered a comprehensive mentorship program designed to nurture professional growth, foster cross-functional collaborations, and cultivate a supportive environment for talent development.
•Encouraged executive sponsorship of employee network groups.

WELLTOWER • 2025 Proxy Statement	45

Executive Compensation
Compensation Elements and Results

MR. MCHUGH
Individual Goals	Key Achievements	Performance Ranking
Advance Organizational Culture, Leadership, and Development Initiatives
•Provide effective oversight of the accounting, financial reporting, financial planning and analysis, risk management, tax, treasury, and capital markets functions.
•Collaborate with the senior leadership team to develop talent in key positions and to maintain high employee morale and retention, improve productivity, promote better decision-making, and train future leaders.

•Effectively oversaw critical functions, including accounting, financial reporting, financial planning and analysis, risk management, tax, treasury, and capital markets.
•Ensured the integrity of financial processes, accuracy and speed in reporting, and proactive management of financial risks through strategic guidance and meticulous oversight.
•Championed advanced technological integration within the financial ecosystem, including collaborating with the COO to implement the Welltower Business System.
•Oversaw the enhancement of reporting capabilities, including insightful data visualizations that empowered informed decision-making.
•Supported the senior leadership team and the SVP - Head of Human Capital in administering talent reviews, creating skills maps, and assisting in developing the next generation of leaders.
•Strategically hired talent in key growth areas, injecting strategic skill sets into the organization to fuel future expansion and ensure sustained success.
HIGH
Position Welltower as a Sustainability Industry Leader
•Maintain already high scores from external sustainability rating agencies and identify any areas for improvement.
•Be actively involved and participate with Welltower’s employee network groups and the Welltower Charitable Foundation.

•Sustained exceptional performance by maintaining top performance rankings from external rating agencies.
•Oversaw the expansion in sustainability data coverage, improving our sustainability reporting.
•Engaged and participated in our employee network groups.
•Served as Executive Sponsor of CORE, our women’s networking group.
•Served as a Board member of the Welltower Foundation, providing oversight and managing corporate grants and the employee match program.

Maintain Balance Sheet Strength and Efficient Cost of Capital
•Exercise discipline in management of our balance sheet, including access to a plurality of capital sources, maintaining appropriate balance sheet leverage, and further strengthening our long-term capital structure.
•Optimize capital structure, including debt and equity financing, to support growth initiatives while minimizing financial risk and cost of capital.
•Execute specified financing and refinancing activity and efficiently manage upcoming debt maturities.
•Maintain effective communication and transparency with investors, rating agencies, analysts, and the general public and provide insight into our strategy and financial results.
•Ensure a fully funded dividend based on funds from operations payout ratio and provide guidance to the Board on dividend policy.

•Oversaw the issuance of efficiently priced common equity.
•Oversaw the closing of an expanded $5 billion unsecured revolving credit facility with improved pricing, which replaced our $4 billion existing line of credit.
•Led our issuance of $1.035 billion aggregate principal amount of 3.125% exchangeable senior unsecured notes.
•Executed multiple restructurings of our swap portfolio, including extending and staggering maturities.
•Frequently communicated with our key stakeholders, including equity and debt investors, operating partners, rating agencies, and healthcare industry groups.
•Participated in investor conferences and seniors housing and outpatient medical industry events.
•Provided guidance to the Board on potential future dividend changes.

Advance Processes and Technology Initiatives
•Implement process, procedures, and technology advancements to drive cost control and efficiencies.
•Manage financial controls environment.
•Execute on various continuing process improvement initiatives.
•Appropriately balance corporate-level expenditures with our growth objectives, including buildout of the Welltower Business System.

•Oversaw improvements of our use of technology to enhance our reporting capabilities and improve our efficiency.
•Optimized the quarter-end process, improving timelines.
•Implemented a new banking structure to reduce number of bank accounts, improving efficiency and increasing visibility of working capital.
•Collaborated with the CAO and VP - Internal Audit to enhance our financial controls.

46	WELLTOWER • 2025 Proxy Statement

Executive Compensation
Compensation Elements and Results

MR. BURKART
Individual Goals	Key Achievements	Performance Ranking
Continue to Build and Leverage an Internal Team to Drive Performance
•Leverage team expertise to drive financial and operational performance.
•Develop and nurture a cohesive team capable of constructing a best-in-class operating platform through collaborative efforts, skill enhancement, and innovation.
•Continue to reduce the rate of growth of seniors housing operating property operating expenses with a focus on collaborating with operators on lowering agency labor utilization.

•Implemented various operating platform initiatives related to the Welltower Business System, including the use of real-time data to enhance the asset management team’s processes.
•Oversaw the growth of the operations division, which grew by 180% this year.
•Created a contract administration team and a design team.
•Led efforts to limit SHO expense growth (while maintaining a high standard of care).
•Collaborated with operators to improve the employee experience and operators’ hiring and training processes.
HIGH
Advance Asset Level Financial Performance and Processes
•Advance opportunities to strengthen our financial performance and growth.
•Implement cost optimization and revenue generation strategies to improve operating margins and enhance profitability, while maintaining high-quality services and properties.
•Optimize the performance of existing properties through proactive asset management, regular maintenance, and capital improvements to maximize occupancy rates and rental income.
•Develop standardized operating procedures and workflows to improve customer and employee experience.

•Collaborated with the CEO and CIO to strategically scale best-in-class local and regional operators through property transitions and acquisitions.
•Oversaw efforts to improve care billing processes.
•Identified creative solutions to improve operator websites.
•Oversaw the use of electronic leases at our first seniors housing operator.

Advance Data and Technology Performance
•Consolidate enterprise application landscape and centralize key transactional and master data for more efficient and accurate reporting.
•Implement best-in-class lead generation techniques.
•Update technology infrastructure to improve scalability and security and reduce enterprise risk.
•Continue to evolve governance processes and forums to drive higher project throughput, optimized cost models, and improved project delivery.
•Provide active oversight of cybersecurity initiatives and safeguards.

•Orchestrated the successful consolidation of our enterprise application landscape, centralizing critical data and streamlining reporting processes.
•Identified and implemented software solutions to significantly improve customer and employee experience.
•Transformed our technology infrastructure through various corporate initiatives to enhance scalability and security measures and minimize enterprise risk.
•Successfully deployed a cutting-edge SaaS platform.
•Implemented robust system performance monitoring, enhancing visibility into system operations and driving cost efficiency.
•Oversaw penetration tests and a review of our network architecture to identify and mitigate potential cybersecurity risks to ensure a resilient and secure operational environment.
•Revitalized governance processes and forums, achieving higher project throughput, optimized cost models, and improved project delivery.
•Oversaw the successful upgrade of network infrastructure, enabling faster and more reliable data transmission and communication.
•Created new project specific reporting processes providing detailed views of actual and forecasted project costs and internal resource hours.
•Established a new process to evaluate and approve smaller-scale projects while leveraging the same project management methodology to drive consistent and faster execution.
•Oversaw the cybersecurity team’s improvements to our security positioning.
•Elevated the expertise and capabilities of the cybersecurity team.

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Executive Compensation
Compensation Elements and Results

MR. MCQUEEN
Individual Goals	Key Achievements	Performance Ranking
Advance Strategic Transactions
•Protect infrastructure by reducing our exposure to risk, including enterprise risk, and ensuring compliance with regulatory and SEC requirements.
•Identify and mitigate legal risks associated with transactions and ensure compliance with regulatory requirements.
•Utilize joint cost-sharing agreements and alternative billing arrangements where appropriate.
•Streamline the flow of information to ensure accuracy of data for completion of transactions.
•Collaborate with the capital markets team to maintain balance sheet strength and efficient cost of capital.
•Partner with the COO on advancing all areas of our operating platform and data initiatives and helping to ensure compliance with regulatory requirements.
•Provide guidance to the executive team and the Board on legal matters affecting our growth strategy.

•Acted as a trusted advisor to the CEO, providing counsel on all strategic matters.
•Served as a key legal resource to the Board and a key liaison between the Board and the executive team.
•Communicated regularly with the Board and Committee Chairs.
•Served as a key legal resource and partner to the COO on the expansion of the operations, asset management, and capital team functions.
•Promoted cross-functional collaboration to minimize exposure to enterprise risk, litigation, and ensure compliance with regulatory and SEC requirements.
•Served in a leadership role on our Enterprise Risk Management Committee.
•Hired top talent in key roles.
•Oversaw the revision of our HIPAA policy and implemented mandatory HIPAA training.
•Promoted the adoption of cost sharing agreements across joint venture transactions.
•Utilized various fee collar and fixed fee arrangements to promote legal fee efficiency.
•Partnered with the CIO to evaluate transaction structures and mitigate legal risks associated with transactions.
•Served as a key legal resource and partner for the CIO and investment team.
•Met frequently with the tax, investment, and accounting teams to discuss transactions, address outstanding items, and drive cross-functional problem-solving and collaboration.
•Assisted the CFO and capital markets team in structuring and executing equity, debt, and derivative transactions, including the issuance of approximately $7.4 billion of common equity and the closing of an expanded $5 billion unsecured revolving credit facility with improved pricing.
•Served as a key legal resource and partner to the CFO in executing our issuance of $1.035 billion aggregate principal amount of 3.125% exchangeable senior unsecured notes.
•Partnered with the COO and the growing operations team to continue to create and implement governance processes to advance our operating platform, the Welltower Business System, with optimized cost models and improved project delivery.
HIGH

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Compensation Elements and Results

MR. MCQUEEN
Individual Goals	Key Achievements	Performance Ranking
Leverage Internal Team to Drive Efficiencies and Optimize Financial Performance
•Advance the efforts of the legal, risk management, human capital, and internal audit teams to support our business performance.
•Expand the visibility of the legal team members to ensure increased collaboration and partnership with internal partners.
•Continue to grow and develop the legal team members to maximize potential of the team, including through creating succession plans for key positions.
•Ensure favorable terms and agreements with tenants, partners, vendors, and other stakeholders to support growth initiatives and safeguard our legal rights.

•Empowered leaders of legal, risk management, human capital, and internal audit teams, ensuring their capabilities fostered greater organizational impact.
•Strategically hired and retained talent in key areas to elevate the legal, risk management, human capital, and internal audit teams’ performance to support our significant growth.
•Led efforts to create a workforce planning tool to aid in office expansion needs and hiring efficiencies.
•Successfully elevated legal team visibility, fostering increased collaboration and strategic partnerships with internal stakeholders.
•Improved internal communications, including assisting with quarterly town hall meetings, fostering a collaborative and cohesive culture.
•Partnered with the SVP - Head of Human Capital to conduct talent reviews and 9-box assessments to evaluate individual and team performance.
•Led the creation and implementation of skills maps, fostering a culture of development and career planning.
•Helped lead the expansion of our Dallas office.
•Served as a key legal resource and partner to the investment team, property owners, vendors, and other key stakeholders.
HIGH
Position Welltower as a Sustainability Industry Leader
•Collaborate with the senior leadership team to enhance sustainability disclosure and reporting efforts.
•Partner with the CFO on maintaining high scores from external sustainability rating agencies and continue to improve areas of opportunities.
•Be actively involved with cultural and social initiatives and support the efforts to increase employee participation and engagement.
•Ensure adherence to best practices in corporate governance, ethics, and compliance.

•Served on our Sustainability Steering Committee and acted as a key liaison between our sustainability team and the Board.
•Led efforts to improve data coverage reporting from our operators, while ensuring we remain compliant and aligned with current and proposed regulations.
•Collaborated with the CFO to achieve and sustain high scores from external sustainability rating agencies.
•Oversaw the development of a comprehensive sustainability policy covering key sustainability topics to ensure transparency, accountability, and compliance.
•Implemented executive-level involvement with employee network groups to increase employee participation.
•Actively engaged in cultural and social initiatives.
•Collaborated with the senior leadership team and our employees to uphold corporate governance and ethics best practices.
•Continued to develop comprehensive workstreams for compliance management in connection with regulatory filings.

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Executive Compensation
Compensation Elements and Results

MR. CHAUDHRI
Individual Goals	Key Achievements	Performance Ranking
Advance Organizational Culture, Leadership, and Development Initiatives
•Strengthen and leverage internal talent to enhance investment performance.
•Collaborate with other members of the senior leadership team on all capital allocation decisions to drive long-term per-share value for shareholders and assess risk.

•Oversaw the investment team, while fostering the development of future leaders within the organization.
•Oversaw the integration of business insights and data analytics into the capital allocation process.
•Oversaw and restructured the development team.

HIGH
Advance Asset Level Financial Performance •Drive superior asset level performance to maximize value creation.
•Partnered with the COO and the investment team on asset management initiatives.
•Collaborated with the COO and the financial planning and analysis team to create a dashboard to track leasing performance of our Wellness Housing portfolio and to improve asset management processes.
•Collaborated with the CEO and COO to strategically scale best-in-class local and regional operators through property transitions and acquisitions.

Advance Overall Company Strategic Transactions •Lead strategic portfolio acquisitions and structural innovation.
•Led the restructuring of certain operating agreements, including agreements to convert 68 properties from triple-net to RIDEA structures.
•Collaborated with the CEO and other members of the senior leadership team to complete approximately $6 billion of capital deployment.
•Evaluated and executed on capital deployment opportunities spanning all property types across the US, UK, and Canada.
•Collaborated with the CEO to lead the establishment of new operator relationships in the UK.
•Oversaw the acquisition of all of the shares of Care UK Holdings Limited, Care UK Midco Limited, and Care UK Community Partnerships Limited.
•Oversaw the acquisition of 22 seniors housing operating properties, which will be managed under the Affinity brand.
•Negotiated the transition of operations of 89 senior living communities managed by Atria to six other operators.

Maintain Balance Sheet Strength and Efficient Cost of Capital •Effectively communicate our capital allocation strategy to investors, analysts, and other stakeholders.	•Frequently communicated with all of our key stakeholders, including equity and debt investors, operating partners, and analysts.
Annual Incentive Payouts
The table below shows the annual incentive payouts for each NEO based on the achievement described above for the corporate and individual performance measures, and the Compensation Committee approved such payouts at its February 12, 2025 meeting. The performance on the corporate and individual measures resulted in the above-target payouts below.

	2024 Annual Incentive Opportunity ($)			Corporate Performance ($)				2024 Annual Incentive Bonus Earned
	Threshold	Target	High	Normalized FFO per Share	Adjusted Fixed Charge Coverage	G&A Expense	SustainabilityMeasures	Individual Performance ($)	% Payout (as a % of Target)	Amount ($)
Shankh Mitra	1,350,000	2,700,000	5,400,000	1,890,000	810,000	779,463	540,000	1,350,000	199%	5,369,463
Timothy G. McHugh	521,250	1,042,500	2,085,000	729,750	312,750	300,959	208,500	521,250	199%	2,073,209
John F. Burkart	468,750	937,500	1,875,000	656,250	281,250	270,647	187,500	468,750	199%	1,864,397
Matthew G. McQueen	371,875	743,750	1,487,500	520,625	223,125	214,713	148,750	371,875	199%	1,479,088
Nikhil Chaudhri	468,750	937,500	1,875,000	656,250	281,250	270,647	187,500	468,750	199%	1,864,397

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Executive Compensation
Compensation Elements and Results
Long-Term Equity Incentive Compensation
2024-2026 Long-Term Incentive Program
Each of the NEOs received long-term equity incentive awards under the 2024-2026 Long-Term Incentive Program (“2024-2026 LTIP”) as follows: at least 70% of the NEO’s 2024-2026 LTIP award took the form of performance stock units (“PSUs”) with a 3-year performance period; and no more than 30% of the NEO’s 2024-2026 LTIP award took the form of time-based restricted stock units (“RSUs”) or stock options, or some combination thereof. A vesting condition for all equity awards is the NEO’s continued service with Welltower, and the PSUs are also subject to the achievement of performance metrics established by the Compensation Committee at the beginning of the performance period.
Performance-Based Units Constitute at Least 70% of an NEO’s LTIP Award
The Compensation Committee set two metrics for the 2024 PSUs, which constitute 70% of an NEO’s total LTIP Award: Welltower’s relative total shareholder return (“TSR”) for the three-year forward-looking performance period ending December 31, 2026 (the “TSR-Based LTIP Component”); and Welltower’s performance against the (Net Debt + Preferred)/Annualized Adjusted EBITDA measure.
The relative TSR-Based LTIP Component constitutes 80% of the performance grant (or at least 56% of each NEO’s total LTIP grant). The Compensation Committee selected the relative TSR performance metric because it allows shareholders to evaluate Welltower’s performance in comparison to its peers. The 80% TSR-Based LTIP Component is further refined by assessing Welltower’s relative performance against two independent, widely-used REIT indexes: half of the TSR-Based LTIP Component will be measured against the FTSE NAREIT Equity Health Care Index; and half will be measured against the Morgan Stanley (MSCI) US REIT Index (the “MSCI US REIT Index”).
A relative metric also mitigates the impact of broad market trends that do not reflect Welltower’s actual performance.
The Compensation Committee set the target performance goal for the 2024-2026 TSR-Based LTIP at 1% above the TSR of the relevant index, the threshold performance goal at 6% below the TSR of the relevant index, and the high performance goal at 6% above the TSR of the relevant index.
The remaining 20% of the PSU component of an NEO’s LTIP award (at least 14% of each NEO’s total LTIP grant) is subject to Welltower’s performance against the (Net Debt + Preferred)/Annualized Adjusted EBITDA measure. The (Net Debt + Preferred)/Annualized Adjusted EBITDA measure is included in the program to emphasize the importance of Welltower’s balance sheet and leverage strategy and to create an incentive to keep Welltower’s long-term indebtedness at a reasonable range of leverage. The Compensation Committee believes it is important that Welltower does not compromise the strength of its balance sheet to grow other areas of the business. For this measure, the Compensation Committee set the target in line with Welltower’s strategic goals.
For relative TSR measures, reaching the threshold, target, or high achievement levels would result in a payout of 18.8%, 100%, or 225%, respectively, of the target award opportunity. For the (Net Debt + Preferred)/Annualized Adjusted EBITDA measure, reaching the threshold, target, or high achievement levels would result in a payout of 50%, 100%, or 200%, respectively, of the target award opportunity. Payout amounts between levels will be interpolated, and there will be no payout for metrics with outcomes below the threshold achievement levels.
For any performance-based awards earned, the NEOs have a required two-year holding period after the end of the performance period.
Time-Based Restricted Stock Units or Stock Options Constitute up to 30% of an NEO’s LTIP Award
The remaining portion of each NEO’s 2024-2026 LTIP award was granted in the form of a time-based award that vests and, if applicable, becomes exercisable over four years beginning on January 15, 2025. The NEOs were offered the opportunity to elect to receive their time-based awards in the form of either RSUs and/or nonqualified stock options. The table below shows the NEOs’ respective elections. Because the ultimate value of the RSUs and stock options is tied to Welltower’s stock price, the Compensation Committee believes that

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Executive Compensation
Compensation Elements and Results
offering these time-based awards that vest independent of corporate performance promotes the retention of Welltower’s talented management team, while still incentivizing a focus on long-term results and the interests of Welltower’s shareholders.

	Election of RSUs and Nonqualified Stock Options
Name	RSUs	Nonqualified Stock Options
Shankh Mitra	100%	0%
Timothy G. McHugh	100%	0%
John F. Burkart	100%	0%
Matthew G. McQueen	100%	0%
Nikhil Chaudhri	100%	0%
2024-2026 LTIP Award Opportunities
In January 2024, the Compensation Committee, in consultation with its independent consultant, approved the target 2024-2026 LTIP opportunities for the NEOs as set forth in the table below. These award opportunities reflect the Compensation Committee’s assessment of compensation data for peers with substantially similar roles and responsibilities provided by the consultant, each NEO’s relative duties and responsibilities, each NEO’s impact on Welltower’s results, and the inherent risk by tying the majority of these award opportunities to rigorous performance objectives. The table below shows the grant date target value of the 2024 equity incentive awards, and the 2024 Grants of Plan Based Awards table shows the grant date fair value based on a Monte Carlo valuation model in accordance with FASB ASC Topic 718.

Name	TSR vs FTSE NAREIT Equity Health Care Index ($)	TSR vs MSCI Index ($)	(Net Debt + Preferred)/ Annualized Adjusted EBITDA Ratio ($)	Time- Based RSUs ($)	Time- Based Options ($)	Total Opportunity ($)
Shankh Mitra	3,720,000	3,720,000	1,860,000	2,700,000	—	12,000,000
Timothy G. McHugh	1,180,000	1,180,000	590,000	1,050,000	—	4,000,000
John F. Burkart	920,000	920,000	460,000	900,000	—	3,200,000
Matthew G. McQueen	596,000	596,000	298,000	510,000	—	2,000,000
Nikhil Chaudhri	880,000	880,000	440,000	300,000	—	2,500,000
NEOs who earn PSUs or RSUs also receive dividend equivalent rights entitling them to a cash payment from Welltower in an amount equal to any dividends paid on Welltower’s common stock as and when such shares vest.
Welltower OP LLC Profits Interest Program
In January 2023, Welltower adopted a new program common among its peers and the broader REIT industry, providing for grants of equity incentive awards based on separate classes of units of membership interests in Welltower OP LLC, referred to as “LTIP Units” and “Option Units.” Both LTIP Units and Option Units are structured as “profits interests” for U.S. federal income tax purposes. More information about the LTIP Units and Option Units can be found in Welltower’s 2023 proxy statement.
In January 2024, in connection with the January 24, 2024 grant of awards to the NEOs under the 2024-2026 LTIP, each of Messrs. Mitra, McHugh, Burkart, McQueen, and Chaudhri were given the choice to, and each elected to, receive, on a one-for-one basis, his award of PSUs and RSUs under the 2024-2026 LTIP in the form of Welltower OP LLC LTIP Units. All such awarded LTIP Units were granted subject to the same vesting and other terms and conditions as those that applied to the original awards under the 2024-2026 LTIP.

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Compensation Elements and Results
Welltower OP LLC did not grant awards to the NEOs in 2024, apart from (i) a grant to Mr. Chaudhri in April 2024, described on page 55 (which was awarded by the CEO several months prior to Mr. Chaudhri's August 2024 appointment by the Board as an executive officer of Welltower), and (ii) as described in the immediately preceding paragraphs, the awards made to each NEO in lieu of a stock award that would otherwise have been granted under the 2024-2026 LTIP.
Status of LTIP Award Programs
The graphic below summarizes the performance periods and outcome, or projected outcome, of Welltower’s LTIP awards granted from 2018 to 2024.
(1)The performance period for these awards remains open and the payout percentage has not been determined. Welltower makes no prediction as to the future performance of Welltower’s stock.
2022-2024 LTIP Award Results
This forward-looking program covered the three-year performance period ended December 31, 2024. The Compensation Committee established goals in early 2022 for the three measures described below based on Welltower’s internal projections. The components of the three-year program were consistent with Welltower’s long-term strategic objectives. Based on the performance compared to these goals and the weightings of each goal, the payout of the 2022-2024 Long-Term Incentive Program (“2022-2024 LTIP”) was at 280% (high level).

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Executive Compensation
Compensation Elements and Results
Total Shareholder Return vs. FTSE NAREIT Equity Health Care Index

Weighting	2024 Goal

Why Welltower chose this measure:
Total shareholder return relative to the companies included in the FTSE NAREIT Equity Health Care Index, which includes Welltower’s primary competitors, allows for a meaningful comparison of Welltower’s performance relative to other companies in its industry. Our total shareholder return meaningfully exceeded peers’ performance, as well as the high end of our 2024 goal, because our recent results substantially exceeded expectations, highlighted by solid growth across our business segments, considerable progress achieved on the build-out of our operating platform (the Welltower Business System), several of the most active years in our history in terms of capital deployment, and meaningful strengthening of our balance sheet and liquidity profile. We have used this index or similar indices since 2002 to measure Welltower’s performance.

Total Shareholder Return vs. Morgan Stanley (MSCI) US REIT Index

Weighting	2024 Goal

Why Welltower chose this measure:
Total shareholder return relative to all REITs included in the MSCI US REIT Index measures performance relative to other real estate sectors that compete with us for investment capital. This allows Welltower to reward executives for performance beyond market-driven results. Our total shareholder return meaningfully exceeded peers’ performance, as well as the high end of our 2024 goal, because our recent results substantially exceeded expectations, highlighted by solid growth across our business segments, considerable progress achieved on the build-out of our operating platform (the Welltower Business System), several of the most active years in our history in terms of capital deployment, and meaningful strengthening of our balance sheet and liquidity profile. We have used this index or similar indices since 2002 to measure Welltower’s performance.

Ratio of Net Debt Plus Preferred Stock to Annualized Adjusted EBITDA

Weighting	2024 Goal

Why Welltower chose this measure:

This measure is included in the program to emphasize the importance of Welltower’s balance sheet and leverage strategy and to create an incentive to keep Welltower’s long-term indebtedness at the lower end of a reasonable range of leverage. The Compensation Committee believes it is important that Welltower does not compromise the strength of its balance sheet to grow other areas of the business. Net Debt plus Preferred Stock to Annualized Adjusted EBITDA is the ratio of the following: the sum of Welltower’s secured debt and unsecured debt, less cash and cash equivalents and restricted cash, and the total of Welltower’s preferred stock relative to Annualized Adjusted EBITDA. See Appendix A for a discussion and reconciliation of non-GAAP measures. Our ratio of Net Debt Plus Preferred Stock to Annualized Adjusted EBITDA was lower (and therefore over-performed) than the high end of the 2024 goal given the meaningful strengthening of our balance sheet and liquidity profile achieved through better-than-expected fundamental performance and the tactical capitalization of our investment activity. For this measure, the Compensation Committee set the target in line with Welltower’s strategic goal.

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Executive Compensation
Compensation Elements and Results
2022-2024 LTIP Award Payouts
The table below outlines the long-term incentive earnings opportunities for the 2022-2024 performance period and the payouts that were approved at the Compensation Committee’s February 12, 2025 meeting. Consistent with the terms of the 2022-2024 LTIP, the payouts for the 2022-2024 performance period were subject to a “high” achievement payment cap equal to 300% of target. These actual amounts are not included in the 2023 or 2024 portion of the “Summary Compensation Table” because the grant date fair value was included in the “Summary Compensation Table” reporting compensation awarded in 2022.

	2022-2024 Long-Term Incentive Program Opportunities and Payouts (1)
	Threshold (#)	Target (#)	High (#)	Value of Earned Award ($)(2)	Restricted Shares (#)	DER Accrual Payout ($)(3)
Shankh Mitra	22,290	74,293	208,020	31,369,416	208,020	1,547,669
Timothy G. McHugh	8,670	28,893	80,900	12,199,720	80,900	601,896
John F. Burkart	7,431	24,765	69,342	10,456,774	69,342	515,904
Matthew G. McQueen	3,468	11,558	32,362	4,880,190	32,362	240,773
Nikhil Chaudhri	1,487	4,955	13,874	2,092,199	13,874	103,223
(1)In January 2023, each of Messrs. Mitra, McHugh, Burkart, McQueen, and Chaudhri elected to exchange his 2022-2024 PSU awards, on a one-for-one basis, for awards of performance-based Welltower OP LLC LTIP Units.
(2)Value reported is based on a per share closing price of $150.80 on February 18, 2025, the date the Compensation Committee distributed the earned award. The shares issued in settlement of the award vested immediately.
(3)Represents accrued dividend equivalent right payments for the shares actually earned.
2022-2025 Outperformance Program (“2022-2025 OPP”)
In December 2021, the Compensation Committee decided to grant outperformance program awards for the four-year period covering 2022 through 2025 with the intent of incentivizing Welltower’s senior management team to achieve longer-term and stronger future performance and create significant shareholder value. Those grants were made in early 2022 and are described in Welltower’s 2023 proxy statement. Any awards forfeited under the 2022-2025 OPP were reallocated in 2024 to current employees of Welltower, excluding executive officers. Prior to 2024, the likelihood of achievement under the 2022-2025 OPP was deemed to be improbable and thus no accounting value in respect of these awards was included in the Summary Compensation Table in Welltower’s 2022 or 2023 proxy statements. In 2024, given Welltower’s strong performance, the likelihood of achievement under the 2022-2025 OPP was deemed to be probable, and therefore market values associated with those awards have been included in the 2024 Outstanding Equity Awards at Fiscal Year-End Table and fair values associated with those awards have been included in the Pay Versus Performance tables for 2024.
No additional outperformance grants were made in 2023 or 2024 because the Compensation Committee has committed not to implement a new outperformance program for the duration of the existing, outstanding 2022-2025 OPP.
April 2024 Award to Mr. Chaudhri
As noted in his executive officer biography on page 33, the Board considered and appointed Mr. Chaudhri as an executive officer of Welltower in August 2024. Prior to this appointment, in April 2024, as part of a broader program to reward high performing employees who were not then Section 16 officers, the CEO granted Mr. Chaudhri two equity awards in recognition of his significant contributions to Welltower to that date, as follows: (1) an award under the 2022-2025 OPP of performance shares (which Mr. Chaudhri elected to take in the form of Welltower OP LLC LTIP Units) with the same performance goals as the awards granted in early 2022; and (2) an award of special performance options (which Mr. Chaudhri elected to take in the form of Welltower OP LLC Option Units) with the same performance goals as the options granted in 2021 and an exercise price equal to Welltower’s then current stock price.

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Executive Compensation
Compensation Elements and Results
Benefits and Perquisites
We provide very limited perquisites to our executive officers and do not view them as a significant element of our compensation program.
NEOs are eligible to participate in the same benefit programs as all other Welltower employees, including health and dental insurance, group life insurance, short- and long-term disability coverage, partial reimbursement of health club/gym membership fees, Welltower’s tax-qualified retirement plan and trust (the “401(k) Plan”), and the Employee Stock Purchase Program. In addition, the Compensation Committee approved an Executive Wellness Policy that provides for the reimbursement of certain expenses to support an executive’s physical, mental, and financial well-being goals up to a maximum of $15,000 per year.
In 2024, Welltower paid for (1) a car allowance on behalf of Mr. Mitra; (2) reimbursement of certain expenses under the Executive Wellness Policy on behalf of each of the NEOs; (3) executive physicals on behalf of each of the NEOs; and (4) payment of certain relocation expenses for Mr. McQueen and his family.
The Compensation Committee reviews Welltower’s policies with respect to perquisites on a regular basis.
OTHER COMPENSATION INFORMATION
Hedging Policy, Margin Trading, and Short Sales
Welltower’s directors, executive officers, and its other employees are prohibited from entering into hedging or monetization transactions or engaging in short sales with respect to Welltower’s securities and are not permitted to purchase Welltower’s securities on margin.
Clawback Policies
Welltower maintains a clawback policy that is intended to comply with the requirements of NYSE Stock Market Listing Standard 303A.14 implementing Rule 10D-1 under the Exchange Act. In the event Welltower is required to prepare an accounting restatement of its financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, Welltower will recover the excess incentive-based compensation received by any covered executive, including our NEOs, during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements. In addition, Welltower maintains a separate clawback policy under which, if an action or omission by a covered officer (1) constitutes a material violation of Welltower’s Code of Business Conduct & Ethics or other Welltower policy or (2) results in material financial or reputational harm to Welltower, then the Compensation Committee may require the covered officer to repay to Welltower time-based and performance-based incentive compensation received by or awarded to such covered officer. The amount and form of the compensation to be recouped is to be determined by the Compensation Committee in its sole discretion.
Ownership Guidelines
Each executive officer is required to own an amount of Welltower’s equity securities with a fair market value of at least three times his or her annual base salary (six times for the CEO). Executive officers have five years from the date in which they are subject to the guidelines to achieve the required ownership level. Unexercised stock options and unearned PSUs do not count toward satisfying the ownership guidelines. No NEO has been in his role for five years other than Mr. McQueen, who satisfies the ownership guidelines. Each other NEO is on track to satisfy the relevant ownership guideline before his deadline.

Minimum Equity Ownership Requirement

6x base salary CEO	3x base salary Other NEOs

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Executive Compensation
Other Compensation Information
Tax Deductibility of Executive Compensation
The Compensation Committee has considered the anticipated tax treatment to Welltower regarding the compensation and benefits paid to the NEOs under Section 162(m) of the Code. In general, Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted annually by Welltower with respect to certain “covered employees,” which includes all of its current NEOs. The Compensation Committee believes in the importance of providing competitive compensation packages in order to attract and retain capable employees, including “covered employees,” has sought to maintain flexibility in compensating its employees, including its executives, and is committed to maintaining a strong link between Welltower’s performance and the pay of its employees, especially its executives. As a result, Welltower has not adopted a policy requiring that all compensation be deductible under the Code, including Section 162(m) of the Code.
Because Welltower operates in such a manner that it will qualify as a REIT under the Code, and therefore is not subject to federal income taxes to the extent Welltower distributes at least 90% of its REIT taxable income, the substantially greater limits on deductibility imposed under Section 162(m) in 2018 and later years has not had, and is expected in the future not to have, material adverse consequences for Welltower’s after-tax financial performance. If in the future restrictions on deductibility under Section 162(m) becomes a material consideration for Welltower, the Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments to executive officers and benefits to the extent reasonably practical and to the extent consistent with its other compensation objectives, but the Compensation Committee reserves the right to pay compensation not exempt from these limits where it considers such compensation appropriate.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in Welltower’s Annual Report on Form 10-K for the year ending December 31, 2024, and this Proxy Statement.
Submitted by the Compensation Committee:
Johnese M. Spisso, Chair
Ade J. Patton
Sergio D. Rivera
Kathryn M. Sullivan

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Executive Compensation Tables
SUMMARY COMPENSATION TABLE
The table below presents the total compensation of the NEOs for each indicated year.

Name and Principal Position		Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4) (5)	Total Compensation ($)

Shankh Mitra		2024	1,200,000	13,532,489	—	5,369,463	98,872	20,200,824
Chief Executive Officer		2023	1,200,000	11,653,191	—	4,320,000	77,172	17,250,363
		2022	1,150,044	7,754,249	2,700,000	2,634,267	78,847	14,317,407

Timothy G. McHugh		2024	695,000	4,403,960	—	2,073,209	51,250	7,223,419
Co-President and Chief Financial Officer		2023	695,000	4,531,805	—	1,668,000	25,500	6,920,305
		2022	675,026	3,728,158	350,009	1,159,650	23,650	5,936,493

John F. Burkart		2024	625,000	3,509,268	—	1,864,397	36,250	6,034,915
Vice Chairman and Chief Operating Officer		2023	625,000	3,905,003	—	1,485,938	29,500	6,045,441
		2022	600,000	2,584,822	900,000	1,010,550	26,800	5,122,172

Matthew G. McQueen		2024	595,000	2,205,463	—	1,479,088	162,698	4,442,249
Chief Legal Officer and General Counsel		2023	595,000	2,201,150	—	1,190,000	16,500	4,002,650
		2022	575,022	1,633,839	—	658,567	15,250	2,882,678

Nikhil Chaudhri	(1)	2024	625,000	2,838,491	—	1,864,397	41,250	5,369,138
Co-President and Chief Investment Officer

(1)No 2023 or 2022 compensation information is provided for Mr. Chaudhri since he was not a NEO during those years.
(2)Amounts set forth in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718 for the performance-based and time-based awards. The 2024 awards represent PSUs and RSUs under Welltower’s 2024-2026 LTIP, discussed in “Long-Term Equity Incentive Compensation— 2024-2026 Long-Term Incentive Program” on pages 51-52.

	2022-2024 LTIP			2023-2025 LTIP			2024-2026 LTIP
		Performance-Based			Performance-Based			Performance-Based
Grant Date Fair Value for Stock Awards Name	Time- Based ($)	Target ($)	Maximum ($)	Time-Based ($)	Target ($)	Maximum ($)	Time-Based ($)	Target ($)	Maximum ($)
Shankh Mitra	—	7,754,249	21,980,265	2,577,006	9,076,185	26,011,008	2,513,130	11,019,359	24,356,038
Timothy G. McHugh	712,489	3,015,669	8,548,221	1,002,177	3,529,628	10,115,406	977,370	3,426,590	7,571,496
John F. Burkart	—	2,584,822	7,326,973	429,525	3,025,474	8,670,573	837,710	2,671,558	5,903,154
Matthew G. McQueen	427,493	1,206,346	3,419,488	486,805	1,714,345	4,913,066	474,744	1,730,719	3,824,250
Nikhil Chaudhri	n/a	n/a	n/a	n/a	n/a	n/a	279,237	2,559,254	5,655,165
For valuation assumptions, refer to Note 15 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2024. For the PSUs granted under the 2024-2026 LTIP, also refer to the relevant section of the “Executive Compensation—Compensation Discussion and Analysis” on pages 52-53. With respect to Mr. Chaudhri, the grant date fair values of the additional awards discussed in “Long-Term Equity Incentive Compensation—April 2024 Award to Mr. Chaudhri” on page 55 are not included here as the likelihood of meeting the goals was not probable as of the grant date. If the performance conditions are met, the grant date fair values for the performance-based Welltower OP LLC Option Units and PSUs are $365,910 and $1,054,612, respectively.
(3)Amounts set forth in this column represent the grant date fair value of stock options calculated in accordance with FASB ASC Topic 718. For additional information regarding valuation assumptions, refer to Note 15 to the consolidated financial statement in our annual report on Form 10-K for the year ended December 31, 2024.
(4)Certain amounts in the “All Other Compensation” column have been restated to include the car allowance that Mr. Mitra earned in the amount of $50,472 for both 2022 and 2023 despite not paid until 2024.

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Summary Compensation Table
(5)“All Other Compensation” for 2024 includes the following:

Name	Welltower Contribution to 401(k) Plan ($)	Car Allowance ($)(a)	Executive Wellness Reimbursement ($)	Executive Physical ($)	Relocation Expenses ($)(b)	Total ($)
Shankh Mitra	17,250	50,472	15,000	16,150	—	98,872
Timothy G. McHugh	17,250	—	15,000	19,000	—	51,250
John F. Burkart	17,250	—	—	19,000	—	36,250
Matthew G. McQueen	17,250	—	15,000	17,500	112,948	162,698
Nikhil Chaudhri	17,250	—	15,000	9,000	—	41,250
(a)This amount represents the car allowance received by Mr. Mitra in 2024. The value of the car allowance was measured by the estimated monthly lease cost of the vehicle used by Mr. Mitra. The car allowance was not grossed up for income taxes.
(b)In connection with Mr. McQueen’s relocation at Welltower’s request, we agreed to pay certain relocation costs on behalf of Mr. McQueen and his family in the aggregate amount of $112,948, which reflects the payments made by Welltower to third parties to cover these relocation costs, which included moving and storing personal property and reasonable and customary costs associated with the sale and purchase of his homes. None of the relocation payments was grossed up for income taxes.

2024 GRANTS OF PLAN-BASED AWARDS TABLE
The table below provides information regarding grants of awards to the NEOs under Welltower’s long-term incentive plans.

			Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	High (#)	Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Shares of Stock Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)

Shankh Mitra	—		1,350,000	2,700,000	5,400,000
	1/24/2024	(2)				27,897	117,571	259,894				9,640,515
	1/24/2024	(3)							30,195			2,513,130
	2/29/2024	(2)				3,273	13,787	30,478				1,378,844
Timothy G. McHugh	—		521,250	1,042,500	2,085,000
	1/24/2024	(2)				9,916	41,789	92,376				3,426,590
	1/24/2024	(3)							11,743			977,370
John F. Burkart	—		468,750	937,500	1,875,000
	1/24/2024	(2)				7,731	32,581	72,022				2,671,558
	1/24/2024	(3)							10,065			837,710
Matthew G. McQueen	—		371,875	743,750	1,487,500
	1/24/2024	(2)				5,009	21,107	46,658				1,730,719
	1/24/2024	(3)							5,704			474,744
Nikhil Chaudhri	—		468,750	937,500	1,875,000
	1/24/2024	(2)				7,395	31,165	68,892				2,559,254
	1/24/2024	(3)							3,355			279,237
	4/8/2024	(4)				—	20,614	—				—
	4/8/2024	(5)								20,116	91.79	—
(1)Represents annual incentive program earnings opportunity for 2024. The actual amount earned by each of the NEOs under the annual incentive program in 2024 was paid in 2025 and is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)Represents long-term incentive earnings opportunity for performance under the 2024-2026 LTIP. The performance measures under this program will be evaluated in early 2027 after the close of the performance period on December 31, 2026. Any performance award earned will be settled in LTIP Units following such evaluation (subject to earlier evaluation and vesting in connection with a change in corporate control or a qualified termination of employment). See pages 51-52 for additional information regarding the 2024-2026 LTIP.
(3)Represents time-based RSUs granted under the 2024-2026 LTIP on January 24, 2024. The units vest in four equal installments on January 15, 2025, 2026, 2027, and 2028. See pages 51-52 for additional information regarding the 2024-2026 LTIP.

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Executive Compensation Tables
2024 Grants of Plan-Based Awards Table
(4)Represents long-term incentive earnings opportunity for performance under the 2022-2025 OPP. The performance measures under this program will be evaluated in early 2026 after the close of the performance period on December 31, 2025. Any performance award earned will be settled in Welltower OP LLC LTIP Units following such evaluation (subject to earlier evaluation and vesting in connection with a change in corporate control or a qualified termination of employment). See page 55 of the Compensation Discussion and Analysis and footnote 2 of the Summary Compensation Table for additional information regarding the April 2024 award to Mr. Chaudhri.
(5)Represents performance-based Welltower OP LLC Option Units granted to Mr. Chaudhri on April 8, 2024. The Option Units vest in three installments, 50% on February 1, 2025, 25% on December 13, 2025, and 25% on December 13, 2026. See page 55 of the Compensation Discussion and Analysis and footnote 2 of the Summary Compensation Table for additional information regarding the April 2024 award to Mr. Chaudhri.
(6)Amounts set forth in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718. For the assumptions and methodologies used to value the awards reported in this column, see footnotes 2 and 3 of the Summary Compensation Table.
2024 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The table below provides information regarding outstanding equity-based awards granted to the NEOs under Welltower’s long-term incentive plans that were outstanding as of December 31, 2024.

		Stock Awards
Name	Grant Date	# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)		# of Shares of Stock Underlying Unexercised Options Exercisable (#)		# of Shares of Stock Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Sh)	Option Expiration Date
Shankh Mitra	1/24/24	30,195	3,805,476	(1)
	2/23/23	26,589	3,351,012	(2)
	1/12/22	208,020	26,216,761	(3)
	1/12/22	64,347	2,624,714	(4)
	2/16/21	2,792	351,876	(5)
	2/16/21	25,617	1,508,841	(6)
	2/29/24				30,478	3,841,142	(7)
	1/24/24				259,894	32,754,441	(7)
	2/23/23				231,624	29,191,573	(8)
	1/17/22				276,735	34,876,912	(9)
	12/13/21				246,184	10,937,955	(10)
	2/16/21							25,616	(11)	—	67.17	2/16/2031
Timothy G. McHugh	1/24/24	11,743	1,479,970	(1)
	2/23/23	10,341	1,303,276	(2)
	1/12/22	4,128	520,252	(12)
	1/12/22	80,900	10,195,827	(3)
	1/12/22	8,342	340,270	(4)
	2/16/21	2,245	282,937	(5)
	2/16/21	5,072	298,741	(6)
	1/24/24				92,376	11,642,147	(7)
	2/23/23				90,076	11,352,278	(8)
	1/17/22				131,332	16,551,772	(9)
	12/13/21				123,092	5,468,978	(10)
	2/16/21							5,071	(11)	—	67.17	2/16/2031

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Executive Compensation Tables
2024 Outstanding Equity Awards at Fiscal Year-end Table

		Stock Awards
Name	Grant Date	# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)		# of Shares of Stock Underlying Unexercised Options Exercisable (#)		# of Shares of Stock Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Sh)	Option Expiration Date
John F. Burkart	1/24/24	10,065	1,268,492	(1)
	2/23/23	4,432	558,565	(2)
	2/23/23	16,424	837,460	(13)
	1/12/22	69,342	8,739,172	(3)
	1/12/22	21,449	874,905	(4)
	7/19/21	803	101,202	(5)
	1/24/24				72,022	9,076,933	(7)
	2/23/23				77,210	9,730,776	(8)
	1/17/22				131,332	16,551,772	(9)
	12/13/21				61,546	2,734,489	(10)
Matthew G. McQueen	1/24/24	5,704	718,875	(1)
	2/23/23	5,023	633,049	(2)
	1/12/22	2,477	312,176	(12)
	1/12/22	32,362	4,078,583	(3)
	2/16/21	559	70,451	(5)
	2/16/21	2,562	150,902	(6)
	1/24/24				46,658	5,880,308	(7)
	2/23/23				43,750	5,513,813	(8)
	1/17/22				37,523	4,729,024	(9)
	12/13/21				39,389	1,750,053	(10)
	2/16/21							2,561	(11)	—	67.17	2/16/2031
Nikhil Chaudhri	1/24/24	3,355	422,831	(1)
	2/23/23	2,955	372,419	(2)
	1/12/22	1,039	130,945	(12)
	1/12/22	13,874	1,748,540	(3)
	2/16/21	447	56,335	(5)
	2/16/21	5,550	326,895	(6)
	4/8/24				20,614	2,597,982	(9)
	4/8/24				20,116	753,143	(14)
	1/24/24				68,892	8,682,459	(7)
	2/23/23				25,740	3,244,012	(8)
	1/17/22				65,666	8,275,886	(9)
	12/13/21				39,389	1,750,053	(10)
	2/16/21							5,550	(11)	—	67.17	2/16/2031
(1)Based on a share price of $126.03, the closing price of Welltower’s common stock on December 31, 2024 (the last trading day in 2024). On each of January 15, 2025, 2026, 2027, and 2028, one-fourth of the time-based RSUs granted under the 2024-2026 LTIP (issued in the form of time-based Welltower OP LLC LTIP Units) will vest.
(2)Based on a share price of $126.03, the closing price of Welltower’s common stock on December 31, 2024 (the last trading day in 2024). On each of January 15, 2025, 2026, and 2027, one-third of the time-based RSUs granted under the 2023-2025 LTIP (issued in the form of time-based Welltower OP LLC LTIP Units) will vest.
(3)Based on a share price of $126.03, the closing price of Welltower’s common stock on December 31, 2024 (the last trading day in 2024). The number and market or payout value of the performance stock units under the 2022-2024 LTIP (which were converted into performance-based Welltower OP LLC LTIP Units) are based on performance results as of December 31, 2024. These LTIP Units vested on February 18, 2025. See page 53 for additional information regarding the 2022-2024 LTIP.
(4)Based on a Black Scholes price of $40.79. Represents time-based stock options granted under the 2022-2024 LTIP (which were converted into time-based Welltower OP LLC Option Units). The Option Units vest and become exercisable in two equal installments on January 15, 2025 and 2026.

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Executive Compensation Tables
2024 Outstanding Equity Awards at Fiscal Year-end Table
(5)Based on a share price of $126.03, the closing price of Welltower’s common stock on December 31, 2024 (the last trading day in 2024). On January 15, 2025, the final one-fourth of the time-based RSUs granted under the 2021-2023 LTIP (which were converted into time-based Welltower OP LLC LTIP Units) vested.
(6)Based on a Black Scholes price of $58.90. Represents time-based stock options granted under the 2021-2023 LTIP (which were converted into time-based Welltower OP LLC Option Units). On January 15, 2025, the final one-fourth of the Option Units vested.
(7)Based on a share price of $126.03, the closing price of Welltower’s common stock on December 31, 2024 (the last trading day in 2024). The number and market or payout value of the performance stock units under the 2024-2026 LTIP are based on maximum performance because corporate performance in the first year of the three-year performance period was at high. See pages 51-52 for additional information regarding the 2024-2026 LTIP.
(8)Based on a share price of $126.03, the closing price of Welltower’s common stock on December 31, 2024 (the last trading day in 2024). The number and market or payout value of the performance stock units under the 2023-2025 LTIP are based on maximum performance because corporate performance in the second year of the three-year performance period was at high. See page 53 for additional information regarding the 2023-2025 LTIP.
(9)Based on a share price of $126.03, the closing price of Welltower’s common stock on December 31, 2024 (the last trading day in 2024). The number and market or payout value of the performance stock units under the 2022-2025 OPP (which were converted into performance-based Welltower OP LLC LTIP Units) are based on maximum performance. See page 55 for additional information regarding the 2022-2025 OPP.
(10)Based on a Black Scholes price of $44.43. The number and market or payout value of the performance-based stock options granted on December 13, 2021 (which were converted into performance-based Welltower OP LLC Option Units) are based on performance results as of December 31, 2024. 50% of these Option Units vested on February 1, 2025, 25% will vest on December 13, 2025, and 25% will vest on December 13, 2026.
(11)These are time-based stock options granted under the 2021-2023 LTIP that have vested and are exercisable.
(12)Based on a share price of $126.03, the closing price of Welltower’s common stock on December 31, 2024 (the last trading day in 2024). On each of January 15, 2025, and 2026, one-half of the time-based RSUs granted under the 2022-2024 LTIP (which were converted into time-based Welltower OP LLC LTIP Units) will vest.
(13)Based on a Black Scholes price of $50.99. Represents time-based options granted under the 2023-2025 LTIP on February 23, 2023 (issued in the form of Welltower OP LLC Option Units). The Option Units vest and become exercisable in three equal installments on January 15, 2025, 2026, and 2027.
(14)Based on a Black Scholes price of $37.44. The number and market or payout value of the performance-based Welltower OP LLC Option Units granted on April 8, 2024 are based on performance results as of December 31, 2024. 50% of these Option Units vested on February 1, 2025, 25% will vest on December 13, 2025, and 25% will vest on December 13, 2026.
2024 OPTION EXERCISES AND STOCK VESTED TABLE
The table below provides information regarding the dollar amounts realized pursuant to the exercise of stock options or the vesting of equity-based awards during 2024 for the NEOs.

	Option Awards		Stock Awards
Name	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	# of Shares Acquired on Vesting	Value Realized on Vesting ($)
Shankh Mitra	—	—	197,685	14,130,087
Timothy G. McHugh	—	—	68,200	5,716,799
John F. Burkart	—	—	28,649	1,349,022
Matthew G. McQueen	—	—	23,076	1,993,423
Nikhil Chaudhri	—	—	14,695	996,590
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CORPORATE CONTROL
Employment Agreements
Welltower does not have employment agreements with Messrs. McHugh, Burkart, McQueen, or Chaudhri. Welltower’s policy is not to enter into any employment agreements in the future with any employee other than the CEO.
Employment Agreement with Shankh Mitra
On May 19, 2021, Welltower entered into an employment agreement with Shankh Mitra, its CEO.
If Mr. Mitra’s employment is terminated by Welltower without “cause” or he resigns for “good reason” (each as defined in Mr. Mitra’s employment agreement), he will receive: (i) a cash severance payment equal to the sum of two times (a) his then-current annual base salary plus and (b) his target annual cash bonus opportunity, payable in installments over a period of twenty-four months, (ii) a pro-rated annual bonus for the year of termination based on Welltower’s actual performance, (iii) continued COBRA coverage for so long as such coverage is elected at the same after-tax cost to him as if he were an active employee, (iv) full vesting of all of

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Potential Payments Upon Termination or Change in Corporate Control
his outstanding time-based stock awards, and (v) treatment of all of his outstanding performance stock awards in accordance with the terms and conditions under which the awards were granted, except that Mr. Mitra’s outstanding stock options will remain exercisable for a period of no less than 18 months following his termination of employment.
If Mr. Mitra’s employment is (i) terminated by Welltower without cause or he resigns for good reason upon or within 24 months following a “change in corporate control” (as defined in Welltower’s 2022 Long-Term Incentive Plan) or (ii) terminated by Welltower without cause within three months of a change in corporate control or at any time prior to the occurrence of a change in corporate control at the request or direction of any person or group who obtains control of Welltower as a result of the occurrence of a change in corporate control, he will also be entitled to severance benefits. However, in such a case, (a) all of his outstanding performance stock awards will become vested based upon a determination of Welltower’s actual achievement of performance goals immediately prior to the occurrence of the change of corporate control (unless otherwise provided in the applicable award agreement) and (b) the severance payments will be paid in a lump sum in an amount equal to the present value of the sum of three times (1) his then-current annual base salary and (2) the average of the annual bonuses paid to him for the last three fiscal years.
Any severance payments or benefits only become payable if Mr. Mitra provides an effective release of claims in favor of Welltower and its affiliates and complies with a number of restrictive covenants, including a non-competition covenant, that are intended to protect the business of Welltower during any period that he is receiving severance payments or benefits.
Summary of Potential Payments for Named Executive Officers
Named Executive Officers
Vesting of Incentive Awards
Mr. Mitra’s time-based and performance stock awards are subject to the treatment in connection with a change in corporate control or a qualifying termination of employment as set forth in Mr. Mitra’s employment agreement (as described immediately above).
With respect to each of the NEOs other than Mr. Mitra:
•The performance awards granted to the executive under the 2022-2024 LTIP, the 2023-2025 LTIP, and the 2024-2026 LTIP (collectively, the “LTIPs”) in which he is a participant will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to the change in corporate control. In such case, the executive would receive a pro rata portion of the performance awards based on the number of full or partial months from the beginning of the performance period through the date of the change in corporate control. If the executive terminates his employment for “good reason” or his employment is terminated without “cause” or upon his death, disability, or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination. In such case, the executive would receive a pro rata portion of the performance awards based on the number of complete months that he was employed by Welltower during the performance period. In the event of such a termination after the end of the performance period, any shares earned by the executive under these programs would become vested.
•In the event of a change in corporate control, the time restrictions applicable to the time-based awards granted to the executive under each of the LTIPs in which he is a participant will lapse and all outstanding time-based awards will fully vest if (i) either the successor company does not assume, convert, continue, or otherwise replace such other awards on proportionate and equitable terms or (ii) the executive is terminated without cause within 12 months following the change in corporate control. If the executive terminates his employment for “good reason” or his employment is terminated without “cause” (in each case, not within 12 months following a change in corporate control), or upon his death, disability, or retirement, the unvested portion of the time-based awards granted to the executive will automatically terminate, be forfeited, and become null and void.

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Executive Compensation Tables
Potential Payments Upon Termination or Change in Corporate Control
Restrictive Covenants
The executive’s rights to receive payments or benefits under each of the LTIPs in which he is a participant are subject to the execution of a release of claims in favor of Welltower upon the termination of his employment. The executive is also subject to confidentiality, non-competition, non-solicitation, and non-disparagement restrictive covenants under these programs.
Quantification of Benefits
The table below reflects estimates of the amounts of compensation that would be paid to the NEOs in the event the NEOs were terminated as of December 31, 2024. The actual amounts to be paid to a NEO can only be determined at the time of such executive’s separation from Welltower.

Name/Type of Termination	Cash Severance ($)(1)	Continued Benefits ($)(2)	Accelerated Vesting of Unvested Equity Compensation ($)(3)	Total ($)
Shankh Mitra
For Cause or Resignation without Good Reason	—	—	—	—
Death or Disability	5,369,463	—	84,009,205	89,378,668
Involuntary Termination without Cause or Resignation for Good Reason	13,169,463	42,587	84,009,205	97,221,255
Involuntary Termination without Cause or Resignation Following a Change in Corporate Control	17,609,028	42,587	114,785,484	132,437,099
Timothy G. McHugh
For Cause or Resignation without Good Reason	—	—	—	—
Death or Disability	—	—	34,057,591	34,057,591
Involuntary Termination without Cause or Resignation for Good Reason	1,737,500	24,754	34,057,591	35,819,845
Involuntary Termination without Cause or Resignation Following a Change in Corporate Control	4,453,873	37,131	47,654,340	52,145,344
John F. Burkart
For Cause or Resignation without Good Reason	—	—	—	—
Death or Disability	—	—	30,668,014	30,668,014
Involuntary Termination without Cause or Resignation for Good Reason	1,562,500	25,006	30,668,014	32,255,520
Involuntary Termination without Cause or Resignation Following a Change in Corporate Control	3,975,714	37,509	41,026,315	45,039,538
Matthew G. McQueen
For Cause or Resignation without Good Reason	—	—	—	—
Death or Disability	—	—	13,260,372	13,260,372
Involuntary Termination without Cause or Resignation for Good Reason	1,338,750	25,006	13,260,372	14,624,128
Involuntary Termination without Cause or Resignation Following a Change in Corporate Control	3,259,591	37,509	18,005,588	21,302,688
Nikhil Chaudhri
For Cause or Resignation without Good Reason	—	—	—	—
Death or Disability	—	—	14,942,747	14,942,747
Involuntary Termination without Cause or Resignation for Good Reason	1,562,500	10,667	14,942,747	16,515,914
Involuntary Termination without Cause or Resignation Following a Change in Corporate Control	3,850,443	16,001	21,336,640	25,203,084
(1)Under the employment agreement for Mr. Mitra, he would be entitled to: (a) on a qualifying change of control termination, a lump sum severance payment equal to the present value of a series of 36 monthly severance payments, calculated using a discount rate equal to the 90-day treasury rate; or (b) on a termination without cause or for good reason, a series of 24 semi-monthly severance payments. The monthly payment used to calculate the lump sum is equal to 1/12 of the sum of his base salary plus the average of annual bonuses paid for the last three fiscal years and each semi-monthly payment is 1/24 of the sum of his base salary plus the target annual cash bonus opportunity. This amount also includes the value of his actual 2024 annual bonus as Mr. Mitra would be entitled to a pro rata annual bonus for the year of termination in the case of a termination without cause, a resignation for good reason, or a termination due to death or disability, and the target amount of his 2024 annual bonus as Mr. Mitra would be entitled to a pro rata amount of his target bonus for the year of termination in the case of a qualifying change of control termination.
Welltower does not have an employment agreement with any of Messrs. McHugh, Burkart, McQueen, or Chaudhri. For each of Messrs. McHugh, Burkart, McQueen, or Chaudhri, the amounts in this column represent a reasonable estimate based on (a) a lump sum severance payment, on a qualifying change of control termination, equal to the present value of a series of 24 monthly severance payments equal to 1/12 of the sum of his base salary plus the average of annual bonuses paid for the last three fiscal years calculated using a discount rate equal to the 90-day treasury rate or (b) a series of 12 semi-monthly severance payments equal to 1/24 of the sum of his base salary plus the target annual cash bonus opportunity.

64	WELLTOWER • 2025 Proxy Statement

Executive Compensation Tables
Potential Payments Upon Termination or Change in Corporate Control
The amounts for reflected in the table above for an “Involuntary Termination without Cause or Resignation following a Change in Corporate Control” represent the discounted present value of the monthly payments assuming a 4.34% annual discount rate (the 90-day treasury rate as of December 31, 2024, the assumed date of termination).
(2)Under the employment agreement for Mr. Mitra, he would be entitled to continued coverage at Welltower’s expense under any group health plan in which he participated at the time of involuntary termination without cause or voluntary termination by him for good reason (whether or not in connection with a change in control) for the period during which he elects to receive continuation coverage under Section 4980B of the Code at an after-tax cost comparable to the cost that Mr. Mitra would have incurred for the same coverage had he remained employed during such period. The monthly cost of such benefits is estimated using the current monthly costs. For purposes of the calculations, we have assumed that Mr. Mitra will elect to receive continuation coverage for 18 months.
Welltower does not have an employment agreement with any of Messrs. McHugh, Burkart, McQueen, or Chaudhri. For each of Messrs. McHugh, Burkart, McQueen, or Chaudhri, the amounts in this column represent a reasonable estimate based on continued coverage at Welltower’s expense under any group health plan in which he participated at the time of involuntary termination without cause or voluntary termination by him for good reason for twelve months (eighteen months when in connection with a change of control). The monthly cost of such benefits is estimated using the current monthly costs.
(3)For performance awards granted under the 2022-2024 LTIP, in the event the executive terminates his employment for good reason, is terminated without cause, or upon his death, disability, or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and such executive would receive a pro-rata portion of the performance awards based on the number of complete months that he was an employee of Welltower during the performance period. As of December 31, 2024, the performance period had been completed, so if such a termination occurred on December 31, 2024 and the Compensation Committee determined that an award was earned, the executive would receive 100% of the earned award. In the event of a change in corporate control, the Compensation Committee will evaluate corporate performance relative to the performance targets as of the day prior to the change in corporate control to determine any award earned by each executive at the time of the change in corporate control. The calculations included in this table for the performance awards are based on actual achievement of the performance metrics during the completed portion of the performance period. Note that these amounts are different than Welltower’s compensation expense for granting these awards and no portion of the awards will be deemed earned until after the Compensation Committee makes such a determination (either after completion of the performance period or in connection with an executive’s termination or a change in corporate control).
For performance awards granted under the 2023-2025 LTIP, in the event the executive terminates his employment for good reason, is terminated without cause, or upon his death, disability, or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and such executive would receive a pro-rata portion of the performance awards based on the number of complete months that he was an employee of Welltower during the performance period. As of December 31, 2024, two-thirds of the performance period had been completed, so if such a termination occurred on December 31, 2024 and the Compensation Committee determined that an award was earned, the executive would receive two-thirds of the earned award. In the event of a change in corporate control, the Compensation Committee will evaluate corporate performance relative to the performance targets as of the day prior to the change in corporate control to determine any award earned by each executive at the time of the change in corporate control. The calculations included in this table for the performance awards are based on actual achievement of the performance metrics during the completed portion of the performance period. Note that these amounts are different than Welltower’s compensation expense for granting these awards and no portion of the awards will be deemed earned until after the Compensation Committee makes such a determination (either after completion of the performance period or in connection with an executive’s termination or a change in corporate control).
For performance awards granted under the 2024-2026 LTIP, in the event the executive terminates his employment for good reason, is terminated without cause, or upon his death, disability, or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and such executive would receive a pro-rata portion of the performance awards based on the number of complete months that he was an employee of Welltower during the performance period. As of December 31, 2024, one-third of the performance period had been completed, so if such a termination occurred on December 31, 2024 and the Compensation Committee determined that an award was earned, the executive would receive one-third of the earned award. In the event of a change in corporate control, the Compensation Committee will evaluate corporate performance relative to the performance targets as of the day prior to the change in corporate control to determine any award earned by each executive at the time of the change in corporate control. The calculations included in this table for the performance awards are based on actual achievement of the performance metrics during the completed portion of the performance period. Note that these amounts are different than Welltower’s compensation expense for granting these awards and no portion of the awards will be deemed earned until after the Compensation Committee makes such a determination (either after completion of the performance period or in connection with an executive’s termination or a change in corporate control).
For time-based awards granted under the annual LTIPs, in the event the executive terminates his employment for good reason, is terminated without cause or upon his death, disability, or retirement, the unvested portion of the time-based awards granted to the executive under the LTIPs will automatically terminate, be forfeited, and be null and void. Note that under Mr. Mitra’s employment agreement, notwithstanding any language to the contrary in the long-term incentive plan, any other plans, or the applicable award agreement, all time-based awards fully vest in the event of his resignation for good reason or termination without cause. In the event of a change in corporate control, the time restrictions applicable to the time-based awards granted to the executive under the LTIPs would lapse and such award would fully vest if (a) either the successor company does not assume, convert, continue, or otherwise replace such other awards on proportionate and equitable terms or (b) the executive is terminated without cause within 12 months following the change in corporate control. In addition, under his employment agreement, Mr. Mitra is entitled to full vesting of his time-based awards granted under the LTIPs if his employment is terminated without cause or he resigns for good reason within 24 months following a change in corporate control.
For the 2021 performance-based stock option awards, in the event the executive terminates his employment for good reason, is terminated without cause, or upon his death, disability, or retirement, any unvested stock options will automatically terminate, be forfeited, and be null and void. In the event of a change in corporate control, any stock options outstanding as of the date of the change in corporate control shall be considered earned, immediately vest, and become fully exercisable if (a) either the successor company does not assume, convert, continue, or otherwise replace such other awards on proportionate and equitable terms (b) the executive is terminated without cause within 12 months following a change in corporate control.
For the 2022-2025 OPP, in the event the executive terminates his employment for good reason, is terminated without cause, or upon his death, disability, or retirement, the Compensation Committee will determine corporate performance relative to the performance targets following the end of the performance period and such executive would receive a pro-rata portion of the performance awards based on the number of complete months that he was an employee of Welltower during the performance period. As of December 31, 2024, three-quarters of the performance period had been completed, so if such a termination occurred on December 31, 2024 and the Compensation Committee determined that an award was earned, the executive would receive three-quarters of the earned award.
The assumed share price upon each termination scenario is $126.03, which was the closing price as of December 31, 2024. The assumed per share value of the stock options is (a) $126.03, the closing price as of December 31, 2024, less (b) the exercise price per share of such stock option.

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Executive Compensation Tables
Risk Management and Compensation
RISK MANAGEMENT AND COMPENSATION
As described above in “Executive Compensation—Compensation Discussion and Analysis,” Welltower’s compensation programs are designed, among other things, to encourage long-term shareholder value creation rather than to maximize short-term shareholder value. Performance is evaluated based on quantitative and qualitative factors and there is a review of not only “what” is achieved, but also “how” it is achieved. Consistent with this long-term focus, our compensation policies and practices do not encourage excessive risk-taking and are not likely to have a material adverse effect on Welltower. In fact, many elements of the executive compensation program serve to mitigate excessive risk-taking.
•Balanced pay mix. We provide a balanced mix of base salary, annual cash incentives, and long-term equity compensation. Incentives tied to annual performance are balanced with incentives tied to multi-year performance, as measured by TSR relative to two indices. In this way, the executive officers are motivated to consider the impact of decisions over the short, intermediate, and long terms.
•Balanced performance measurements. The performance measures used in the annual and long-term incentive programs were chosen to provide appropriate safeguards against maximization of a single performance goal at the expense of the overall health of Welltower’s business. The incentive programs are not completely quantitative. Various individual and qualitative objectives are incorporated, and the Compensation Committee has the discretion to adjust earned bonuses based on the “quality” of the results as well as individual performance and behaviors.
•Incentive payments are capped. The annual and long-term incentive programs do not have unlimited upside potential.
•Long-term incentive grants. Restricted shares and RSUs, which are well-aligned with the interests of shareholders because they have both upside potential and downside risk, make up 100% of the total value of the long-term incentive compensation program.
•Clawback policies. Our executives are subject to clawback policies, which require or allow us to recover incentive compensation received by or awarded to executives in the event of certain events, including financial restatements and acts of misconduct by our executives.
•Equity ownership requirements. The executive officers are subject to equity ownership guidelines based on a multiple of annual base salary, which aligns the interests of management with the interests of long-term shareholders.
To confirm the effectiveness of its approach to compensation, from time-to-time Welltower reviews the potential risks associated with the structure and design of its various compensation plans and programs for all employees. In conducting this assessment, Welltower inventories its material plans and programs, with emphasis on incentive compensation plans. Our most recent review indicated that Welltower’s compensation plans are responsible and do not encourage undue risk-taking.

66	WELLTOWER • 2025 Proxy Statement

Proposal 4 – Approval of the Amended and Restated Welltower Inc. 2022 Long-Term Incentive Plan
The Board of Directors adopted certain changes to the Welltower Inc. 2022 Long-Term Incentive Plan (the “Plan,” and as amended and restated, the “Amended and Restated Plan”) on April 7, 2025, subject to approval by Welltower’s shareholders at the Annual Meeting. The primary change to the Plan is to increase the aggregate number of shares of common stock that may be issued under the Plan by 10,000,000 shares, for a total of 20,000,000 shares authorized for issuance under the Amended and Restated Plan.
Additional modifications to the Plan include increasing the limit on the number of shares that may be granted as “Incentive Stock Options” (as defined in Section 422 of the Code), extending the term of the Plan until 2035, and amending the Plan to reflect changes to Section 162(m) of the Code. A discussion of the provisions is set forth below under “Summary of the Amended and Restated Plan.”
The Plan currently authorizes an aggregate of 10,000,000 shares of common stock to be issued as stock awards under the Plan. This amount has been (1) reduced as stock awards are issued under the Plan or as shares of common stock tendered or otherwise used in payment of the exercise price of an option award, withheld by Welltower to satisfy tax withholding obligations, or used in the settlement of an award of stock appreciation rights (“SARs”), as all of which are treated under the Plan as reducing the aggregate share limit and (2) increased as stock awards are forfeited, cancelled, or surrendered for any reason (or in the case of an option or SAR, expire unexercised). As of April 7, 2025, approximately 3,487,809 shares remained available for issuance under the Plan.
The Board is unanimously recommending this proposal because it believes the modifications to the Plan, including the increase in the number of shares, will allow Welltower to continue to provide its officers, key employees, consultants, and non-employee directors with incentives, through stock-based and other performance-based compensation, to contribute to Welltower’s future success and prosperity. Welltower’s management team has continued to build on its recent successes by delivering to its shareholders another year of outstanding per share growth and total shareholder returns in 2024. In light of that sustained outperformance, the extremely competitive market for executive talent, the opportunities available to our senior management team due to their contributions to Welltower’s proven track record and the upcoming conclusion of the performance period under the 2022-2025 OPP (as further described on page 55), the Compensation Committee is currently evaluating the possibility of granting additional incentive and retention awards to certain members of our senior management team, including our NEOs, in order to provide continued incentives to maximize stockholder value and keep this high performing team intact. The Board views stock- and other equity-based compensation as the most effective means that it has as its disposal to align the interests of Welltower’s employees with those of Welltower’s shareholders. While no decisions have been made as of the date of this Proxy Statement, the Board has determined that it is advisable and in the best interests of Welltower and its shareholders to have a sufficient number of shares available for the future in order to be in a position to respond to these challenges while continuing to maintain sufficient shares to compensate Welltower employees and service providers in the ordinary course for future years.

SUMMARY OF THE AMENDED AND RESTATED PLAN
The following is a summary of the material terms of the Amended and Restated Plan and is qualified in its entirety by reference to the Amended and Restated Plan, a copy of which is attached to this Proxy Statement as Appendix B.
Administration
The Compensation Committee of the Board (the “Compensation Committee”) will administer the Amended and Restated Plan. The Compensation Committee may make grants to participants under any or a combination of the various types of awards that are authorized under the Amended and Restated Plan. The Compensation Committee has full power and authority to determine when and to whom awards will be granted, including the type, amount, form of payment, limitations, restrictions, exercise periods, and other terms and conditions of

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Proposal 4 – Approval of the Amended and Restated Welltower Inc. 2022 Long-Term Incentive Plan
Summary of the Amended and Restated Plan
each award, consistent with the provisions of the Amended and Restated Plan. In addition, the Compensation Committee has the authority to establish rules and regulations for the administration of the Amended and Restated Plan. The Compensation Committee may delegate to a committee of one or more directors, or to the extent permitted by law, to one or more officers, the right to grant awards to participants who are neither officers nor non-employee directors of Welltower. The Compensation Committee has delegated certain limited grantmaking authority under the Plan to the Chief Executive Officer.
The Compensation Committee consists of at least three directors, each of whom is (1) a non-employee director within the meaning of Rule 16b-3 under the Exchange Act, and (2) an “independent director” for purposes of the rules and regulations of the NYSE.
Shares Available Under the Amended and Restated Plan
The number of shares of common stock of Welltower currently reserved for issuance under the Plan is 10,000,000 shares, which may be authorized and unissued shares or shares held by Welltower as treasury stock. The Plan is being amended and restated to increase the number of shares to 20,000,000. No awards relating to any of the additional 10,000,000 shares will be granted under the Plan if the Amended and Restated Plan is not approved by Welltower’s shareholders. As described below under the heading “Adjustments,” this number of shares is subject to adjustment to reflect any stock dividend, extraordinary cash dividends or distributions, recapitalization, reorganization, reclassification, exchange transaction, merger, consolidation, split-up, combination, or any similar transaction in order to prevent substantial dilution or enlargement of the rights intended to be provided under the Amended and Restated Plan.
If any shares of common stock subject to any award or to which an award relates, granted under any prior stock incentive plan or the Amended and Restated Plan are forfeited, cancelled or surrendered, or terminate unexercised, the shares of common stock previously set aside for such awards will again be available for future issuance under the Amended and Restated Plan. However, shares of common stock tendered or withheld to exercise options and shares of common stock withheld or tendered to satisfy tax liabilities arising from option exercise or vesting of other stock awards will reduce the aggregate share reserve of the Amended and Restated Plan. In addition, the number of shares of common stock covered by an award of SARs granted under the Amended and Restated Plan, to the extent that it is settled in shares of common stock, and whether or not all shares of common stock covered by the award are actually issued, will be considered issued pursuant to the Amended and Restated Plan. Furthermore, if Welltower repurchases shares of common stock with the proceeds from the exercise of options, such shares of common stock will not be added to the aggregate share reserve of the Amended and Restated Plan.
The market value of a share of common stock of Welltower was $138.81 on April 7, 2025, which was the closing price of the common stock on the NYSE on that date.
Eligibility
Any officer or other employee, any consultant or advisor who is a natural person, and any non-employee director of Welltower, who is selected by the Compensation Committee or its designee, is eligible to receive an award under the Amended and Restated Plan. As of April 7, 2025, Welltower had eight non-employee directors and 744 employees.
Types of Awards
The Amended and Restated Plan authorizes the grant of options to purchase shares of common stock, SARs, dividend equivalent rights, restricted stock, restricted stock units, performance share awards, and other stock unit awards. Awards may be granted alone, in addition to, or in combination with any other award granted under the Amended and Restated Plan. All such awards will be evidenced by a written award agreement.
Options
The Compensation Committee may grant a participant options that entitle the participant to purchase a specified number of shares of common stock at a price equal to or greater than the fair market value of a share of common stock on the date of grant (“Options”). The exercise price is payable at the time of exercise using one or more of the following: (1) in cash (including by check or other cash equivalent), (2) by tendering shares of common stock currently owned by the participant with a fair market value equal to the exercise price, (3) if

68	WELLTOWER • 2025 Proxy Statement

Proposal 4 – Approval of the Amended and Restated Welltower Inc. 2022 Long-Term Incentive Plan
Summary of the Amended and Restated Plan
permitted by the applicable award agreement, by delivery of an irrevocable notice of exercise, payment of the exercise price by the participant’s broker, and an irrevocable instruction to Welltower to deliver the shares of common stock promptly to the broker for the participant’s account, or (4) in any other form acceptable to Welltower. The Compensation Committee has the discretion to determine when each Option granted will become exercisable and to prescribe any vesting schedule limiting the exercisability of the Options. The vesting schedule may be subject to certain exceptions, including, without limitation, exceptions relating to retirement, disability, or death of a participant or a change in corporate control of Welltower. Except as provided in the award agreement, Options will not be exercisable before one year from the date of grant and may not be exercised more than 10 years from the date of grant.
Without the approval of Welltower’s shareholders, no Option may be amended to reduce its exercise price, no Option may be cancelled and replaced with an Option having a lower exercise price, another award or cash, and no other action may be taken with respect to an Option that would be treated as a “repricing” under NYSE rules and regulations.
Options granted under the Amended and Restated Plan may be Options to employee participants that are intended to qualify as “Incentive Stock Options” within the meaning of Section 422 of the Code or Options that are not intended to so qualify (“Nonstatutory Options”). The aggregate fair market value of the shares of Welltower’s common stock subject to Incentive Stock Options that first become exercisable by a participant during any calendar year may not exceed $100,000. The maximum number of shares of common stock that may be granted as Incentive Stock Options under the Plan is currently 10,000,000. The Plan is being amended and restated to increase this number of shares to 20,000,000. This increase will not be made if the Amended and Restated Plan is not approved by Welltower’s shareholders. In addition, for any Incentive Stock Option granted to a participant who owns more than 10% of the voting power of all classes of capital stock of Welltower, the exercise price may not be less than 110% of the fair market value of a share of common stock on the date of grant and the Option may not be exercised more than five years after the date of grant.
Dividend Equivalent Rights
A recipient of an award may, in the discretion of the Compensation Committee, be entitled to receive cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock, or other property dividends on shares of common stock (“Dividend Equivalent Rights”) with respect to the number of shares of common stock covered by the award, and the Compensation Committee may provide that such amounts, if any, will be deemed to have been reinvested in additional shares of common stock or otherwise reinvested.
SARs
Participants may be granted tandem SARs (consisting of SARs with related Options), SARs in connection with any other award, and stand-alone SARs. Upon exercise of a SAR, a participant is entitled to an amount equal to the excess of the fair market value of a share of common stock on the date of exercise over the grant price of the SAR (or the exercise price of the related Option). This amount may be paid in cash, shares of common stock, other property, or any combination of the foregoing, as determined by the Compensation Committee. Tandem SARs may be exercised only at the time and only to the extent that the related Option is exercisable and the exercise of a SAR will result in the surrender of the related Option. Except as provided in an award agreement, SARs will not be exercisable before the expiration of one year from the date of grant and may not be exercised more than 10 years from the date of grant. The exercise price of a SAR will not be less than 100% of the fair market value of a share of common stock on the date of grant. Without the approval of Welltower’s shareholders, no SAR may be amended to reduce its exercise price, no SAR may be cancelled and replaced with a SAR having a lower exercise price, another award, or cash, and no other action may be taken with respect to a SAR that would be treated as a “repricing” under NYSE rules and regulations.
Restricted Stock
The holder of restricted stock will own shares of common stock subject to restrictions imposed by the Compensation Committee (“Restricted Stock”). The participant is entitled immediately to voting, dividend, and other ownership rights in the shares. The grant of Restricted Stock may be made without any payment by the participant other than the rendering of services.

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Proposal 4 – Approval of the Amended and Restated Welltower Inc. 2022 Long-Term Incentive Plan
Summary of the Amended and Restated Plan
During a period established by the Compensation Committee and set forth in the participant’s award agreement, the participant will not be permitted to sell, transfer, pledge, or assign shares of Restricted Stock. Awards of Restricted Stock will provide that no portion of a grant of Restricted Stock shall vest prior to the first anniversary of the date of grant, except that awards of Restricted Stock covering shares of common stock not in excess of 5% of the aggregate shares of common stock authorized for grant under the Amended and Restated Plan may contain a vesting schedule on the date of grant that provides for the vesting of some or all of the shares of common stock subject to such award prior to the first anniversary of the date of grant. Upon termination of a participant’s service during the restriction period, any unvested shares of Restricted Stock may be cancelled, accelerated, or continued, as provided in the applicable award agreement, or, in the absence of such a provision, as the Compensation Committee may determine. The participant’s award agreement or the participant’s employment agreement, if any, may provide that in the event of a participant’s retirement, disability, or death, or in the event of a change in corporate control, the restrictions imposed on the shares of Restricted Stock will lapse immediately.
Restricted Stock Units
Participants may be granted Restricted Stock Units (“RSUs”). RSUs may be settled in cash or shares of common stock, upon the participant’s satisfaction of the award’s vesting requirements. Participants granted awards of RSUs will not be required to make any payment or provide consideration to Welltower other than the rendering of services. During a period established by the Compensation Committee and set forth in the participant’s award agreement, the participant will not be permitted to sell, transfer, pledge, or assign RSUs. RSU awards will provide that no portion of a grant of RSUs shall vest prior to the first anniversary of the date of grant, except that awards of RSUs covering shares of common stock not in excess of 5% of the aggregate shares of common stock authorized for grant under the Amended and Restated Plan may contain a vesting schedule on the date of grant that provides for the vesting of some or all of the shares of common stock subject to such award prior to the first anniversary of the date of grant. Upon termination of a participant’s service during the restriction period, any unvested RSUs may be cancelled, accelerated, or continued, as provided in the applicable award agreement, or, in the absence of such a provision, as the Compensation Committee may determine. The participant’s award agreement or the participant’s employment agreement, if any, may provide that in the event of a participant’s retirement, disability, or death, or in the event of a change in corporate control, the restrictions imposed on the RSUs will lapse immediately.
Performance Awards
The Compensation Committee may grant performance awards that become payable to a participant upon the achievement of specified management objectives during a period of time established by the Compensation Committee (“Performance Awards”). No portion of a grant of Performance Awards shall vest prior to the first anniversary of the date of grant, except that awards covering shares of common stock not in excess of 5% of the aggregate shares of common stock authorized for grant under the Amended and Restated Plan may contain vesting provisions on the date of grant that provides for the vesting of some or all of the shares of common stock subject to such award prior to the first anniversary of the date of grant. To the extent earned, the Performance Awards will be paid to the participant at the time and in the manner determined by the Compensation Committee, but not before the end of the relevant performance period, in cash or in shares of common stock or any combination thereof. The specified performance period may be subject to earlier termination in the event of a change in corporate control of Welltower or another similar event.
Other Stock Unit Awards
Other awards of shares of common stock and other awards that are valued or based on shares of common stock or other property may be granted to participants under the Amended and Restated Plan either alone, in addition to, or as a form of payment in settlement of other awards under the Amended and Restated Plan (“Other Stock Unit Awards”). Other Stock Unit Awards will be paid only in shares of common stock and will otherwise be subject to the discretion of the Compensation Committee. No portion of a grant of Other Stock Unit Awards shall vest prior to the first anniversary of the date of grant, except that awards covering shares of common stock not in excess of 5% of the aggregate shares of common stock authorized for grant under the Amended and Restated Plan may contain vesting provisions on the date of grant that provides for the vesting of some or all of the shares of common stock subject to such award prior to the first anniversary of the date of grant.

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Proposal 4 – Approval of the Amended and Restated Welltower Inc. 2022 Long-Term Incentive Plan
Summary of the Amended and Restated Plan
Change in Corporate Control
Except as otherwise provided in a participant’s employment agreement, if any, or the applicable award agreement, upon a change in corporate control and only in the event that (a) the successor company (or a subsidiary thereof) does not assume, convert, continue, or otherwise replace the Options, SARs, Restricted Stock, Performance Awards, or other awards (as applicable) on proportionate and equitable terms or (b) the participant is terminated without cause upon or within 18 months following the change in corporate control, (1) Options and SARs will immediately vest and become fully exercisable, (2) the restrictions on Restricted Stock will lapse immediately and the Restricted Stock will become free of all restrictions and limitations and become fully vested, (3) all Performance Awards will be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the change in corporate control as provided in the applicable award agreement), and any deferral or other restriction will lapse and such Performance Awards will be immediately settled or distributed, (4) the restrictions and deferral limitations and other conditions applicable to any other awards will lapse, and such other awards shall become free of all restrictions, limitations, or conditions and become fully vested and transferable, and (5) the Compensation Committee may provide for other additional benefits as it deems appropriate, subject to the applicable award agreement.
Under the Amended and Restated Plan, a change in corporate control includes any of the following events: (a) the acquisition in one or more transactions of more than 50% of Welltower’s outstanding common stock by any corporation, entity, or group, with certain exceptions, (b) shareholder approval and consummation of a plan for the liquidation or sale of substantially all of the assets of Welltower, (c) the consummation of any merger or consolidation involving Welltower, unless (1) the shareholders of Welltower, immediately before such merger or consolidation, own, directly or indirectly, immediately following such merger or consolidation, more than 50% of the then outstanding shares of common stock (or the equivalent in voting power of any class or classes of securities of the corporation entitled to vote in elections of directors) of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of Welltower’s outstanding common stock (or the equivalent in voting power of any class or classes of securities of Welltower entitled to vote in elections of directors) immediately before such merger or consolidation, and (2) the persons who were directors immediately prior to the execution of the agreement providing for such merger or consolidation constitute more than 50% of the members of the board of directors in the future, or (d) a change in a majority of the members of the Board during any 24 month period, with certain exceptions.
The preceding is a summary of the events that constitute a change in corporate control. Please refer to the Amended and Restated Plan, a copy of which is attached to this Proxy Statement as Appendix B, for the actual definition of such term, including all applicable exceptions, conditions, limitations, and qualifications.
Transferability
Except as provided in the Amended and Restated Plan or in an award agreement, no award under the Amended and Restated Plan is transferable by a participant except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and such award that is an Option or SAR may be exercised during the life of the participant only by the participant or the participant’s guardian or legal representative. The Compensation Committee may, in its discretion, permit a participant to transfer all or a portion of his or her awards to members of his or her immediate family, to trusts established for the benefit of members of his or her immediate family, or to family limited partnerships in which the participant and immediate family members are the only partners, provided that the participant may receive no consideration for such transfers, and that such transferred award shall be subject to all of the terms and conditions of the Amended and Restated Plan and the award agreement relating to the transferred award.
Adjustments
Other than in the event of a change in corporate control, with respect to any Restricted Stock, RSU award, Performance Award, or Other Stock Unit Award, the Compensation Committee may adjust downwards, but not upwards, the amount payable pursuant to such award, and the Compensation Committee may not waive the achievement of the applicable performance goals, except in the case of the death or disability of the participant.

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Proposal 4 – Approval of the Amended and Restated Welltower Inc. 2022 Long-Term Incentive Plan
Summary of the Amended and Restated Plan
Amendments
The Amended and Restated Plan may be amended from time to time by the Board. The Board will obtain shareholder approval of any amendment for which shareholder approval is required under Section 422 of the Code, Rule 16b-3 under the Exchange Act, or the shareholder approval requirements imposed on Welltower by the rules and regulations of the NYSE, including an amendment that would (1) increase the aggregate number of shares of common stock that may be issued under the Amended and Restated Plan, (2) extend the term of the Amended and Restated Plan, or (3) extend the period during which an Option may be exercised.
Term
The Amended and Restated Plan will terminate on April 6, 2035, unless terminated earlier by the Board, or extended by an amendment approved by Welltower’s shareholders. No awards may be granted under the Amended and Restated Plan after the termination date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the Amended and Restated Plan prior to termination may extend beyond the end of such period through the award’s normal expiration date.
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
The following discussion briefly summarizes certain United States federal income tax aspects of Options, SARs, Restricted Stock, Performance Awards, Other Stock Unit Awards, and Dividend Equivalent Rights granted pursuant to the Amended and Restated Plan. The summary is not intended to be exhaustive, and state, local, and foreign tax consequences may differ.
Incentive Stock Options
Generally, a participant who is granted an Incentive Stock Option will not recognize income on the grant or exercise of the Option. However, the difference between the exercise price and the fair market value of the common stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If a participant does not exercise an Incentive Stock Option within certain specified periods after termination of employment, the participant will recognize ordinary income on the exercise of the Incentive Stock Option in the same manner as on the exercise of a Nonstatutory Option, as described below.
The general rule is that gain or loss from the sale or exchange of shares of common stock acquired on the exercise of an Incentive Stock Option will be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the participant generally will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be a capital loss.
Nonstatutory Options, SARs, Performance Awards, Dividend Equivalent Rights, and Other Stock Unit Awards
A participant generally is not required to recognize income on the grant of a Nonstatutory Option, SAR, Performance Award, Dividend Equivalent Right, or Other Stock Unit Award. Instead, ordinary income generally is required to be recognized on the date the Nonstatutory Option or SAR is exercised, or in the case of a Performance Award, Dividend Equivalent Right, or Other Stock Unit Award, on the date of payment of such award in cash and/or shares of common stock or other property. In general, the amount of ordinary income required to be recognized is: (i) in the case of a Nonstatutory Option, an amount equal to the excess, if any, of the fair market value of the shares of common stock on the date of exercise over the exercise price; (ii) in the case of a SAR, the amount of cash and/or the fair market value of any shares of common stock received upon exercise; and (iii) in the case of a Performance Award, Dividend Equivalent Right, or Other Stock Unit Award, the amount of cash and/or the fair market value of any shares of common stock or other property received.
Restricted Stock
Unless a participant who is granted shares of Restricted Stock makes an election under Section 83(b) of the Code as described below, the participant generally is not required to recognize ordinary income on the award of Restricted Stock. Instead, on the date the shares vest (i.e., become transferable or no longer subject to a substantial risk of forfeiture), the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares of Restricted Stock on such date over the amount, if

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Proposal 4 – Approval of the Amended and Restated Welltower Inc. 2022 Long-Term Incentive Plan
Certain Federal Income Tax Consideration
any, paid for such shares. If a participant makes a Section 83(b) election to recognize ordinary income on the date the shares of Restricted Stock are awarded, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of the award over the amount, if any, paid for such shares. In such case, the participant will not be required to recognize additional ordinary income when the shares vest.
Restricted Stock Units
No taxable income is recognized upon receipt of RSUs. The participant will recognize ordinary income in the year in with the shares subject to the units are actually issued to the participant, or cash is received in settlement of the RSUs. The amount of that income will be equal to the fair market value of the shares on the date of issuance, or the cash that is paid, and the participant will be required to satisfy the tax withholding requirements applicable to such income. Welltower will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the participant at the time the shares are issued or cash is paid. The deduction will be allowed for the taxable year in which such ordinary income is recognized.
Gain or Loss on Sale or Exchange of Shares
In general, gain or loss from the sale or exchange of shares of common stock granted or awarded under the Amended and Restated Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares of common stock acquired upon exercise of an Incentive Stock Option (a “disqualifying disposition”), a participant generally will be required to recognize ordinary income upon such disposition.
Deductibility by Welltower
Welltower generally is not allowed a deduction in connection with the grant or exercise of an Incentive Stock Option. However, if a participant is required to recognize ordinary income as a result of a disqualifying disposition, Welltower generally will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a Nonstatutory Option (including an Incentive Stock Option that is treated as a Nonstatutory Option, as described above), a SAR, a Performance Award, a Dividend Equivalent Right, a Restricted Stock award, or an Other Stock Unit Award, Welltower will be allowed a deduction in an amount equal to the amount of ordinary income recognized by the participant, provided that certain income tax reporting requirements are satisfied, subject to Section 162(m) of the Code, which limits the deductibility to Welltower of compensation in excess of $1 million paid to “covered employees,” including our NEOs, as further described on page 58.
Parachute Payments
Where payments to certain persons that are contingent on a change in corporate control exceed limits specified in the Code, the person generally is liable for a 20% excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments. Under the Amended and Restated Plan, the Compensation Committee has plenary authority and discretion to determine the vesting schedule of awards. Any award under which vesting is accelerated by a change in corporate control of Welltower, would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered.
Tax Rules Affecting Nonqualified Deferred Compensation Plans
Section 409A of the Code imposes tax rules that apply to “nonqualified deferred compensation plans.” Failure to comply with, or qualify for an exemption from, the rules with respect to an award under the Amended and Restated Plan could result in significant adverse tax results to the grantee of such award, including immediate taxation upon vesting, an additional income tax of 20% of the amount of income so recognized, plus a special tax in the nature of interest. The Amended and Restated Plan is designed to allow the grant of awards which are intended to comply with, or qualify for an exemption from, Section 409A of the Code.

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Proposal 4 – Approval of the Amended and Restated Welltower Inc. 2022 Long-Term Incentive Plan
New Benefits Under the Amended and Restated Plan
NEW BENEFITS UNDER THE AMENDED AND RESTATED PLAN
Each year, the Compensation Committee conducts a full review of Welltower’s executive compensation program, including the use of equity and performance awards. Participation is determined on an individual basis by the Compensation Committee, a committee of one or more directors, or one or more officers, and the mix of awards may vary from one year to the next. Accordingly, future benefits under the Amended and Restated Plan are not determinable; however, as described above, the Compensation Committee is currently evaluating the possibility of granting additional incentive and retention awards to certain members of our senior management team, including our NEOs, but no decisions have been made as of the date of this Proxy Statement.
Equity grants to each of the NEOs under the 2025-2027 Long-Term Incentive Program were made on January 2, 2025. Executive officers of Welltower as a group were granted a total of zero shares of restricted stock and zero stock options because all executive officers elected to receive Welltower OP LLC LTIP Units and Option Units (executive officers received a total of 276,052 Welltower OP LLC LTIP Units and zero Welltower OP LLC Option Units). From January 1, 2025 through April 11, 2025, employees other than executive officers as a group have been granted a total of 51,559 shares of restricted stock and zero stock options. Equity grants to Welltower’s non-employee directors were made on February 28, 2025 in the form of deferred stock units; non-employee directors as a group were granted a total of 6,817 deferred stock units. Prior to 2025 and since the inception of the Plan in 2022, employees other than executive officers as a group have been granted a total of 143,843 stock options.

THE BOARD OF DIRECTORS OF WELLTOWER UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED WELLTOWER INC. 2022 LONG-TERM INCENTIVE PLAN. The affirmative vote of the majority of the shares present in person or by proxy and entitled to vote thereon will be required for approval of this proposal.

74	WELLTOWER • 2025 Proxy Statement

Security Ownership of Directors and Management and Certain Beneficial Owners
BENEFICIAL OWNERSHIP OF MORE THAN 5%
The following table shows information as of the dates indicated below, regarding the beneficial ownership of Welltower’s common stock by each person known to Welltower to beneficially own more than 5% of the outstanding shares of Welltower’s common stock.

Beneficial Owner	Common Stock Beneficially Owned		Percent of Outstanding Common Stock(6)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	85,929,843	(1)	13%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	58,183,233	(2)	9%
Cohen & Steers, Inc. 1166 Avenue of the Americas 30th Floor New York, NY 10036	38,636,212	(3)	6%
Capital International Investors 333 South Hope Street 55th Floor Los Angeles, CA 90071	37,318,686	(4)	6%
State Street Corporation 1 Congress Street Suite 1 Boston, MA 02114	35,722,839	(5)	6%
(1)Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 13, 2024. Vanguard reported that, as of December 29, 2023, it had shared voting power over 1,125,020 shares, sole dispositive power over 83,182,573 shares, and shared dispositive power over 2,747,270 shares.
(2)Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc. for itself and certain of its subsidiaries (“BlackRock”) on January 24, 2024. BlackRock reported that, as of December 31, 2023, it had sole voting power over 53,308,274 shares and sole dispositive power over 58,183,233 shares.
(3)Based solely on information contained in a Schedule 13G/A filed by Cohen & Steers, Inc. for itself and certain of its subsidiaries (“Cohen & Steers”) on November 14, 2024. Cohen & Steers reported that, as of September 30, 2024, it had sole voting power over 28,910,410 shares and sole dispositive power over 38,636,212 shares. The principal address for Cohen & Steers UK Limited is The Burlian, 2nd Floor, 3 Dering Street, London, W1S 1AA, United Kingdom. The principal address for Cohen & Steers Asia Limited is 1201-02 Champion Tower, Three Garden Road, Central, Hong Kong. The principal address for Cohen & Steers Ireland Limited is 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 VK60.
(4)Based solely on information contained in a Schedule 13G filed by Capital International Investors for itself and certain of its subsidiaries (“CII”) on November 14, 2024. CII reported that, as of September 30, 2024, it had sole voting power over 36,981,420 shares and sole dispositive power over 37,318,686 shares.
(5)Based solely on information contained in a Schedule 13G/A filed by State Street Corporation for itself and on behalf of certain of its subsidiaries (“State Street”) on January 30, 2024. State Street reported that, as of December 31, 2023, it had shared voting power over 20,878,151 shares and shared dispositive power over 35,630,823 shares.
(6)The percentages set forth in the table reflect percentage ownership as of February 28, 2025. As of February 28, 2025, Welltower had outstanding 644,803,223 shares of common stock. The actual filings of these beneficial owners provide percentage ownership on or around the dates specified in the footnotes above.
BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The table below sets forth, as of February 28, 2025, unless otherwise specified, certain information with respect to the beneficial ownership of shares of Welltower’s common stock by each director of Welltower, each named executive officer, and the directors and executive officers of Welltower as a group. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant, or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account, or similar arrangement, or (d) the automatic termination of a trust, discretionary account, or similar arrangement. Unless noted below, each person has sole voting and investment power regarding their shares of Welltower’s common stock. Also, unless noted below, the beneficial ownership of each person represents less than 1% of the outstanding shares of common stock of Welltower.

WELLTOWER • 2025 Proxy Statement	75

Security Ownership of Directors and Management and Certain Beneficial Owners
Beneficial Ownership of Directors and Executive Officers
To our knowledge, other than as indicated below, no shares beneficially owned by any director or executive officer have been pledged as security.

Name of Beneficial Owner	Shares Held of Record	Total LTIP Units/Shares Beneficially Owned(1)
Kenneth J. Bacon	11,679	16,463	(2)
John F. Burkart	1,464	122,501	(3)
Nikhil Chaudhri	268	58,272	(4)
Karen B. DeSalvo	13,879	13,879
Andrew Gundlach	—	1,279	(5)
Dennis G. Lopez	13,856	13,856
Timothy G. McHugh	23,784	253,815	(6)
Matthew G. McQueen	27,270	111,657	(7)
Shankh Mitra	77,658	699,487	(8)
Ade J. Patton	8,241	8,241
Sergio D. Rivera	24,121	24,121
Johnese M. Spisso	13,567	13,567
Kathryn M. Sullivan	6,598	16,246	(9)
All current directors and executive officers as a group (13 people)	222,385	1,353,384	(10)
(1)Does not include unvested restricted stock units, deferred stock units, or stock options granted to the executive officers or directors that are not scheduled to vest and be settled within 60 days of February 28, 2025. Additionally, does not include restricted units of, or options to purchase, Class A Common Units of Welltower OP LLC (“OP Units”) granted to the executive officers or directors that are not scheduled to vest and become eligible for conversion, on a one-for-one basis, into shares of Welltower’s common stock within 60 days of February 28, 2025.
(2)Mr. Bacon’s total shares beneficially owned include 4,784 OP Units.
(3)Mr. Burkart’s total shares beneficially owned include 87,391 vested OP Units convertible into 33,646 net OP Units.
(4)Mr. Chaudhri’s total shares beneficially owned include 30,056 vested OP Units convertible into 22,398 net OP Units and 5,550 shares of Welltower’s common stock that can be acquired through the exercise of vested stock options.
(5)Mr. Gundlach’s total shares beneficially owned include 1,279 OP Units.
(6)Mr. McHugh’s total shares beneficially owned include 182,806 vested OP Units convertible into 42,128 net OP Units, 5,071 shares of Welltower’s common stock that can be acquired through the exercise of vested stock options, and 26 shares owned by his child.
(7)Mr. McQueen’s total shares beneficially owned include 68,514 vested OP Units convertible into 13,312 net OP Units and 2,561 shares of Welltower’s common stock that can be acquired through the exercise of vested stock options.
(8)Mr. Mitra’s total shares beneficially owned include 454,490 vested OP Units convertible into 141,661 net OP Units, 25,616 shares of Welltower’s common stock that can be acquired through the exercise of vested stock options, and 62 shares owned by his children.
(9)Ms. Sullivan’s total shares beneficially owned include 9,648 OP Units.
(10)Total beneficial ownership represents 0.214% of the outstanding shares of common stock of Welltower as of February 28, 2025. As of February 28, 2025, Welltower had outstanding 644,803,223 shares of common stock.
REVIEW, APPROVAL, OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS
The Board has adopted a written policy for approval of transactions between Welltower and its directors, director nominees, executive officers, greater than 5% beneficial owners of Welltower’s common stock, and each of their respective immediate family members. The policy covers any transaction, arrangement, or relationship or series of similar transactions, arrangements, or relationships (including any indebtedness or guarantee of indebtedness) in which (1) Welltower or any of its subsidiaries is a participant and (2) any related person has or will have a direct or indirect interest.

76	WELLTOWER • 2025 Proxy Statement

Security Ownership of Directors and Management and Certain Beneficial Owners
Review, Approval or Ratification of Transactions with Related Persons
The policy provides that the Nominating/Corporate Governance Committee reviews transactions subject to the policy and determines whether to approve those transactions in advance. In addition, the Nominating/Corporate Governance Committee has delegated authority to the Chair of the Nominating/Corporate Governance Committee to pre-approve transactions under certain circumstances. In reviewing transactions subject to the policy, the Nominating/Corporate Governance Committee or the Chair of the Nominating/Corporate Governance Committee, as applicable, considers, among other factors deemed appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Nominating/Corporate Governance Committee has considered and adopted the following standing pre-approvals under the policy for transactions with related persons:
•Employment as an executive officer of Welltower, if: (1) the related compensation is required to be reported in Welltower’s proxy statement or (2) the executive officer is not an immediate family member of another executive officer or director of Welltower, the related compensation would be reported in Welltower’s proxy statement if the executive officer was a named executive officer, and the Compensation Committee approved (or recommended that the Board approve) such compensation;
•Any compensation paid to a director if the compensation is required to be reported in Welltower’s proxy statement;
•Any transaction with another company with which a related person’s only relationship is as an employee (other than an executive officer), if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues;
•Any charitable contribution, grant, or endowment by Welltower or the Welltower Charitable Foundation to a charitable organization, foundation, or university with which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts;
•Any transaction where the related person’s interest arises solely from the ownership of Welltower’s common stock and all holders of Welltower’s common stock received the same benefit on a pro rata basis (e.g., dividends);
•Any transaction with another publicly traded company where the related person’s interest arises solely from beneficial ownership of more than 5% of Welltower’s common stock and ownership of a non-controlling interest in the other publicly traded company;
•Any transaction with a related person where the aggregate amounts involved (including any periodic payments or installments due on or after the beginning of Welltower’s last completed fiscal year and, in the case of indebtedness, the largest amount expected to be outstanding and the amount of annual interest thereon) do not exceed $100,000, provided, that such transaction is entered into in the ordinary course of Welltower’s business on terms comparable to those that Welltower has entered into with parties who are not related persons; and
•Any transaction with a related person in which the amount involved or the amount of the related person’s interest does not exceed $50,000.
There were no related party transactions identified in 2024.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based on our review of the copies of such filings and based on written representations, we believe that all reports required to be filed pursuant to Section 16(a) of the Exchange Act with respect to the year ending December 31, 2024 were filed with the SEC on a timely basis, except for one Form 4 for Dennis G. Lopez, to report dividend equivalent rights accrued on outstanding deferred stock units, due to an administrative error, which was subsequently filed with the SEC.

WELLTOWER • 2025 Proxy Statement	77

General Information
2025 Annual Meeting of Shareholders of Welltower Inc.
Thursday, May 22, 2025
9:30 A.M. Eastern Time
www.virtualshareholdermeeting.com/WELL2025
Where are Welltower’s principal executive offices located and what is Welltower’s main telephone number?
Welltower’s principal executive offices are located at 4500 Dorr Street, Toledo, Ohio 43615. Welltower’s telephone number is (419) 247-2800.
Why did I receive a Notice of Internet Availability of Proxy Materials?
Welltower is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders. The Notice contains instructions on how to access Welltower’s proxy materials and how to vote online or by telephone. If you would like to receive a paper copy of the proxy materials, please follow the instructions in the Notice. By making these proxy materials available to shareholders primarily via the Internet, Welltower reduces the printing and delivery costs and the environmental impact of its Annual Meeting. The approximate date on which these materials will be first made available or sent to shareholders is April 11, 2025.
Why am I receiving these materials?
The Board of Directors of Welltower has made these materials available to you or has delivered printed copies to you by mail in connection with the solicitation of proxies on its behalf to be used in voting at the Annual Meeting of Shareholders.
What is included in these materials?
These materials include this Proxy Statement for the Annual Meeting and Welltower’s Annual Report for the year ended December 31, 2024. If you received printed copies by mail, these materials also include the proxy card for the Annual Meeting. A copy of Welltower’s Annual Report on Form 10-K for the year ended December 31, 2024, including the financial statements and the schedules thereto, as filed with the SEC, is available on Welltower’s website at www.welltower.com or may be obtained without charge by sending a request in writing to Welltower’s Chief Legal Officer and General Counsel at the address shown above.
What proposals will be voted on at the Annual Meeting, what is the vote required to approve each of the proposals, and how does the Board recommend I vote?
The following proposals will be voted on at the Annual Meeting:

	Proposal	Required Approval	Board’s Recommendation
1	Election of nine director nominees	Majority of votes cast	FOR each nominee
2	Ratification of the selection of Ernst & Young LLP as Welltower’s independent registered public accounting firm for the year ending December 31, 2025	Majority of shares present and entitled to vote	FOR
3	Approval, on an advisory basis, of the compensation of the named executive officers	Majority of shares present and entitled to vote	FOR
4	Approval of the Amended and Restated Welltower Inc. 2022 Long-Term Incentive Plan	Majority of shares present and entitled to vote	FOR
Who may vote at the Annual Meeting?
Shareholders of record at the close of business on March 27, 2025 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. As of March 27, 2025, Welltower had outstanding 651,536,388 shares of common stock. The common stock constitutes the only class of voting securities of Welltower entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on all matters to come before the Annual Meeting.

78	WELLTOWER • 2025 Proxy Statement

General Information

Shareholder of Record. If your shares are registered directly in your name with Welltower’s transfer agent, you are considered the shareholder of record with respect to those shares, and the proxy materials were sent directly to you by Welltower.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form.”
If I am a shareholder of record, how do I vote?
Before the Annual Meeting, you may vote:
Via the Internet: You may vote by proxy via the Internet by following the instructions provided in the Notice or on your proxy card.
By telephone: You may vote by proxy by calling the telephone number provided in the Notice or on your proxy card.
By mail: If you receive printed copies of the proxy materials by mail, you may vote by proxy by marking, signing, dating, and returning your proxy card in the envelope provided.
During the Annual Meeting, you may vote online at www.virtualshareholdermeeting.com/WELL2025. Each shareholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.
If I am a beneficial owner in street name, how do I vote?
Beneficial owners should check their voting instruction form for how to vote in advance of and how to participate in the Annual Meeting. Otherwise, shareholders who hold their shares in street name should contact their bank, broker, or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.
How can I participate in and vote during the virtual Annual Meeting?
You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on March 27, 2025 or hold a valid proxy for the meeting. If you are a registered holder, you can attend and participate in the virtual Annual Meeting, including to vote and ask questions, by accessing the Annual Meeting website at www.virtualshareholdermeeting.com/WELL2025. You will need the 16-digit control number found on your Notice, proxy card, or voting instruction form. To submit questions in advance of the Annual Meeting, visit www.proxyvote.com before 11:59 p.m. Eastern Time on May 21, 2025 and enter your 16-digit control number. If you are a beneficial holder (meaning you hold your shares in “street name” through a bank, broker, or other intermediary) and your voting instruction form or Notice indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access and participate in the Annual Meeting, vote your shares electronically, and submit questions using the 16-digit control number indicated on that instruction form or Notice. The meeting webcast will begin promptly at 9:30 A.M. Eastern Time. Online check-in will begin approximately 30 minutes before then. We encourage you to allow ample time for check-in procedures. We have provided a toll-free technical support “help line” for any shareholder who is having challenges logging into or participating in the Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support line number that will be posted on the Annual Meeting login page.
Shareholders may submit questions before the Annual Meeting at www.proxyvote.com and during the Annual Meeting through the meeting website. We plan to answer as many questions as possible during the time permitted. If a question is not answered due to time constraints, Welltower encourages shareholders to contact Investor Relations at 419-247-2800. To allow us to answer questions from as many shareholders as possible, we will limit each shareholder to one question. Questions from multiple shareholders on the same topic or that are otherwise related may be grouped, summarized, and answered together. Shareholder questions that are not

WELLTOWER • 2025 Proxy Statement	79

General Information
pertinent to Welltower’s business or to Annual Meeting matters, or that contain derogatory references to individuals, further the shareholder’s personal or business interests, or are otherwise out of order or not suitable for the conduct of the Annual Meeting will not be addressed during the Annual Meeting. In addition, please note that unauthorized recording of the meeting is prohibited. More information regarding the question and answer process, including the number and types of questions permitted, and how questions will be recognized, answered, and disclosed, will be available in the meeting rules of conduct, which will be posted on the Annual Meeting website before and during the meeting.
We will also post a recording of the meeting on our investor relations website, which will be available for replay following the meeting for 365 days.
Once I have submitted my proxy, is it possible for me to change or revoke my proxy?
Any shareholder giving a proxy has the right to revoke it any time before it is voted by: (1) submitting a written revocation with the Chief Legal Officer and General Counsel; (2) submitting a duly executed proxy bearing a later date; or (3) attending and voting online at the virtual Annual Meeting. Attendance at the virtual Annual Meeting will not in and of itself revoke a proxy. A written revocation will not be effective until it has been received by the Chief Legal Officer and General Counsel.
Is my vote kept confidential?
Proxies, ballots, and voting tabulations identifying shareholders are kept confidential and will not be disclosed except (1) as may be necessary to meet legal requirements; (2) to allow for the tabulation of votes and certification of the votes; and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide on their proxy card written comments, which are then forwarded to management.
What constitutes a quorum at the Annual Meeting?
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total number of shares of voting securities outstanding on the Record Date shall constitute a quorum for the transaction of business by such holders at the Annual Meeting.
Who is paying for the cost of this proxy solicitation?
This solicitation is made on behalf of the Board of Directors of Welltower. Welltower is paying the costs of the solicitation of proxies. Proxies may be solicited by directors and officers of Welltower by mail, in writing, by telephone, electronically, by personal interview, or by other means of communication. Welltower will reimburse directors and officers for their reasonable out-of-pocket expenses in connection with such solicitation. Welltower will request brokers and nominees who hold shares in their names to furnish these proxy materials to the persons for whom they hold shares and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in connection therewith. Welltower has hired Sodali & Co. to solicit proxies for a fee not to exceed $12,500, plus expenses and other customary charges.
How will votes be tabulated at the Annual Meeting?
All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election. Matthew McQueen, Chief Legal Officer and General Counsel, and Timothy McHugh, Co-President and Chief Financial Officer, have been appointed to serve as alternate inspectors of election in the event Broadridge is unable to serve.
How are abstentions and broker non-votes treated?
Abstentions will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. In the election of the director nominees (Proposal 1), you may vote “for,” “against,” or “abstain” with respect to each of the nominees. Abstentions and broker non-votes (as described below) will not impact the election of directors. In tabulating the voting results for the election of directors, only “for” and “against” votes are counted. You may vote “for,” “against,” or “abstain” with respect to the ratification of the selection of EY as Welltower’s independent registered public accounting firm for the year

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ending December 31, 2025 (Proposal 2), approval, on an advisory basis, of the compensation of the named executive officers (Proposal 3), and approval of the Amended and Restated Welltower Inc. 2022 Long-Term Incentive Plan (Proposal 4). If you elect to abstain on Proposals 2, 3, and 4 the abstention will have the same effect as an “against” vote.
Brokers or other nominees holding shares must vote according to the instructions they receive from the beneficial owners of those shares. If the broker or other nominee does not receive specific instructions, the broker or other nominee has discretionary voting power on proposals that are considered “routine,” but not on proposals that are considered “non-routine.” In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Whether a proposal is considered “routine” or “non-routine” is subject to NYSE rules and final determination by the NYSE. A “broker non-vote” occurs when a broker or other nominee does not vote on a “non-routine” proposal due to the lack of discretionary voting authority. Broker non-votes will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting, but will not be counted for purposes of determining the number of shares present and entitled to vote with respect to any “non-routine” proposal for which the broker lacks discretionary authority. Even with respect to routine matters, some brokerage firms are choosing not to exercise discretionary voting authority so we urge you to please return your proxy card so your vote can be counted for all matters.
What happens if I do not indicate how to vote my proxy?
If you sign your proxy card without providing further instructions, your shares will be voted “FOR” each of the director nominees (Proposal 1), “FOR” the selection of EY as Welltower’s independent registered public accounting firm for the year ending December 31, 2025 (Proposal 2), “FOR” approval, on an advisory basis, of the compensation of the named executive officers (Proposal 3), and “FOR” approval of the Amended and Restated Welltower Inc. 2022 Long-Term Incentive Plan (Proposal 4).
Will my shares be voted if I do not provide my proxy?
If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.
Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If a brokerage firm does not receive specific instructions, it may in some cases vote the shares in its discretion but is not permitted to vote on certain proposals and may elect not vote on any of the proposals unless you provide voting instructions.
Voting your shares will help to ensure that your interests are represented at the meeting. If you do not provide voting instructions and your brokerage firm elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the brokerage firm does not vote. In the case of broker non-votes, and in cases where you abstain from voting on a matter when present at the Annual Meeting and entitled to vote, your shares will still be counted for purposes of determining if a quorum is present, but they will not be considered as votes cast and will not be counted in determining the outcome of the vote on the election of directors or on any of the other proposals.
Are shareholders entitled to exercise appraisal rights in connection with any matter identified in this Proxy Statement to be acted upon at the Annual Meeting?
Shareholders will not have rights of appraisal or similar dissenters’ rights with respect to any of the matters identified in this Proxy Statement to be acted upon at the Annual Meeting.
I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
Welltower has adopted an SEC-approved procedure called “householding.” Under this procedure, Welltower or a bank or broker, if applicable, delivers a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless Welltower receives contrary

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General Information
instructions from any shareholder at that address. This procedure is designed to reduce printing and mailing costs and the environmental impact of the Annual Meeting.
Shareholders residing at the same address who wish to receive separate copies of the Notice and, if applicable, this Proxy Statement and the Annual Report in the future, and shareholders who are receiving multiple copies of these materials now and wish to receive just one set of materials in the future, should notify Welltower or, if applicable, their bank or broker. You can also request and Welltower will promptly deliver a separate copy of the Notice by contacting Welltower’s Chief Legal Officer and General Counsel at the address or phone number shown above. These materials are also available on the Internet at https://welltower.com/investors/annual-meeting/.
Where do I find the voting results of the Annual Meeting?
We intend to announce preliminary voting results at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which Welltower will file with the SEC within four business days following the Annual Meeting.
What is the deadline to submit shareholder proposals or nominate a director for the 2026 Annual Meeting of Shareholders?
Any shareholder proposals intended for inclusion in Welltower’s proxy materials for the 2026 Annual Meeting of Shareholders must be submitted to the Chief Legal Officer and General Counsel in writing no later than December 12, 2025. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. In addition, under Welltower’s By-Laws, in order for a shareholder to present a proposal for consideration at the 2026 Annual Meeting of Shareholders other than by means of inclusion in Welltower’s proxy materials for such meeting, or to propose a person for appointment as a director, the shareholder must provide a written notice (which includes information required under Rule 14a-19) to the Chief Legal Officer and General Counsel between January 22, 2026 and February 21, 2026. If a shareholder does not meet this deadline, the officer presiding at the meeting may declare that the proposal will be disregarded because it was not properly brought before the meeting and the individuals named in the proxies solicited by the Board for the meeting may use their discretionary voting authority to vote “against” the proposal.
Welltower’s By-Laws permit a shareholder or a group of up to 20 shareholders, owning at least 3% of Welltower’s outstanding shares of capital stock for at least three continuous years, to nominate and include in Welltower’s proxy materials director nominees up to the greater of two individuals or 20% of the Board, provided that the shareholder(s) and the nominee(s) satisfy the procedural and eligibility requirements specified in the By-Laws. Notice of director nominations submitted under these proxy access By-Law provisions for consideration at the 2026 Annual Meeting of Shareholders must be delivered to the Chief Legal Officer and General Counsel between November 12, 2025 and December 12, 2025.
PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” and certain financial performance of Welltower. For further information concerning Welltower’s pay for performance philosophy and how Welltower aligns executive compensation with its performance, refer to “Executive Compensation—Compensation Discussion and Analysis.” Our CEO is the principal executive officer (“PEO”). The following table sets forth information concerning the compensation of our PEOs and other NEOs for each of the fiscal years ending December 31, 2020, 2021, 2022, 2023, and 2024.

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Pay Versus Performance

							Value of Initial Fixed $100 Investment Based On:
Year(1)	Summary Compensation Table Total for PEO ($) (1,2)	Summary Compensation Table Total for PEO ($) (1,3)	Compensation Actually Paid to PEO ($) (1,2)	Compensation Actually Paid to PEO ($) (1,3)	Average Summary Compensation Table Total for Non-PEO NEO ($) (1)	Average Compensation Actually Paid to Non-PEO NEO ($) (1)	Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(5)	Net Income Attributable to Common Stockholders (In thousands) ($) (6)	Normalized FFO per diluted share ($) (7)
2024	20,200,824	—	106,628,885	—	5,767,430	30,904,176	180.71	114.71	951,680	4.32
2023	17,250,363	—	40,809,501	—	5,038,923	10,743,501	126.31	113.36	340,094	3.64
2022	14,317,407	—	5,970,149	—	4,121,683	2,497,577	89.10	99.68	141,214	3.35
2021	12,787,358	—	22,858,790	—	3,096,543	4,768,476	113.03	131.78	336,138	3.21
2020	9,557,434	14,589,584	5,290,290	(7,391,356)	2,590,052	1,401,426	82.51	92.00	978,844	3.56
(1)Amounts represent compensation actually paid to our PEO(s) and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined in accordance with SEC rules, which includes the individuals listed in the table below for each fiscal year.

Year	PEO	Non-PEO NEOS
2024	Shankh Mitra	Timothy G. McHugh, John F. Burkart, Matthew G. McQueen, and Nikhil Chaudhri
2021-2023	Shankh Mitra	Timothy G. McHugh, John F. Burkart, Matthew G. McQueen, and Ayesha Menon
2020	Thomas J. DeRosa and Shankh Mitra	Timothy G. McHugh, Matthew G. McQueen, and Ayesha Menon
The dollar amounts reported as “compensation actually paid” are computed in accordance with the requirements of Item 402(v) of Regulation S-K and reflect “Total Compensation” as set forth in the Summary Compensation Table (“SCT”) for each year (including amounts restated as described in footnote 4 to the SCT), adjusted as shown below (with equity values calculated in accordance with FASB ASC Topic 718):

Shankh Mitra, CEO	2024	2023	2022	2021	2020
SCT Total	$20,200,824	$17,250,363	$14,317,407	$12,787,358	$9,557,434
Less: Fair Value of Awards Reported in the SCT	(13,532,489)	(11,653,191)	(10,454,249)	(7,500,075)	(6,528,373)
Plus: Fair Value of Awards Granted in Year and Outstanding and Unvested at Year-End	30,189,488	19,380,298	7,822,060	14,018,154	4,703,812
Plus: Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End	59,995,952	11,237,147	(5,103,585)	2,964,149	(1,337,571)
Plus: Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year	9,775,110	4,594,884	(611,484)	589,204	(1,105,012)
Total Compensation Actually Paid	$106,628,885	$40,809,501	$5,970,149	$22,858,790	$5,290,290

Thomas J. DeRosa, Former CEO	2024	2023	2022	2021	2020
SCT Total					$14,589,584
Less: Fair Value of Awards Reported in the SCT					(10,501,359)
Plus: Fair Value of Awards Granted in Year and Outstanding and Unvested at Year-End					—
Plus: Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End					—
Plus: Value of Awards Granted and Vested in the Year					2,533,763
Plus: Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year					(14,013,344)
Total Compensation Actually Paid					$(7,391,356)

Average of Other NEOs	2024	2023	2022	2021	2020
SCT Total	$5,767,430	$5,038,923	$4,121,683	$3,096,543	$2,590,052
Less: Fair Value of Awards Reported in the SCT	(3,239,296)	(3,047,939)	(2,634,005)	(1,475,967)	(1,365,328)
Plus: Fair Value of Awards Granted in Year and Outstanding and Unvested at Year-End	8,149,325	5,046,550	2,018,683	2,563,124	846,041
Plus: Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End	17,904,140	2,819,526	(930,824)	427,784	(498,132)
Plus: Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year	2,322,577	886,441	(77,960)	156,992	(171,207)
Total Average Compensation Actually Paid	$30,904,176	$10,743,501	$2,497,577	$4,768,476	$1,401,426

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General Information
Pay Versus Performance
(2)PEO 1: Shankh Mitra has been our Chief Executive Officer since October 5, 2020.
(3)PEO 2: Thomas J. DeRosa was our Chief Executive Officer from April 14, 2014 to October 5, 2020.
(4)TSR is calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between Welltower’s share price at the end of each fiscal year shown and the beginning of the measurement period by (b) Welltower’s share price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2019.
(5)Peer group TSR is based on the FTSE NAREIT Equity Health Care Index to which we compare our performance in our Form 10-K Stockholder Return Performance Presentation in Item 5.
(6)The dollar amounts reported represent the amount of net income (or loss) attributable to common stockholders reflected in Welltower’s audited financial statements for the applicable year.
(7)See Appendix A for a discussion and reconciliation of non-GAAP measures.
As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” Welltower utilizes several performance measures to align executive compensation with company performance. Not all of those measures are presented in the Pay versus Performance table. Moreover, Welltower generally seeks to incentivize long-term performance, and therefore does not specifically align Welltower’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, Welltower is providing the following descriptions of the relationships between information presented in the Pay versus Performance table. Although Mr. DeRosa served as Welltower’s PEO during the majority of 2020, the negative value of his 2020 CAP is largely attributable to the decrease in the value of equity awards that occurred during 2020 and, therefore, is not reflective of Welltower’s executive compensation practices in 2020. Accordingly, the tables below present Mr. Mitra’s 2020 CAP as the “PEO Actual CAP,” which Welltower believes better illustrates the relationship between executive compensation and the applicable financial performance measures.
The NEOs’ pay, particularly the PEO’s, closely tracks with our TSR since, in any year, generally more than 70 percent of the NEOs’ compensation is comprised of equity awards. The chart below shows Mr. Mitra’s and the average of our other NEOs’ pay compared to our annual TSR performance and the Peer Group’s TSR performance (in thousands, except TSR data):
The average of our other NEOs’ pay does not track as closely to our net income attributable to common stockholders and normalized FFO per diluted share. While we use both of these measures for operating our business from year to year, our long-term shareholder value is strongly impacted by external factors that at times cause shareholder value and short-term financial performance not to correlate strongly with one another.

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Pay Versus Performance
The chart below shows Mr. Mitra’s and the average of our other NEOs’ average pay compared to our net income attributable to common stockholders (in thousands):
The chart below shows Mr. Mitra’s and the average of our other NEOs’ pay compared to our normalized FFO per diluted share performance (in thousands, except per share data):
The following table lists the most important financial performance measures used to link compensation actually paid to our NEOs to company performance.

Important Financial Performance Measures
Relative Total Shareholder Return
Normalized FFO per Diluted Share
Adjusted Fixed Charge Coverage
General and Administrative Expense Controls
(Net Debt + Preferred) / Annualized Adjusted EBITDA
When considering pay decisions and payouts, we use Normalized FFO per diluted share, Adjusted Fixed Charge Coverage, and General and Administrative Expense Controls in our annual incentives to ensure we are operating and growing our business in a manner that is keeping a solid foundation for the future of Welltower.
For our performance-based long-term incentives, in addition to relative TSR, we measure (Net Debt + Preferred) / Annualized Adjusted EBITDA as a financial measure.
For additional insight regarding why we chose these measures, see pages 40-50 for an in-depth discussion of our annual incentive measures and pages 51-55 for discussion on our long-term incentive measures.

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General Information
Pay Ratio
PAY RATIO
In this section, we are providing a comparison of the annual total compensation of Welltower’s median compensated employee to the annual total compensation of our Chief Executive Officer, pursuant to the requirements of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K.
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
The pay ratio reported below is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described below. To identify Welltower’s median compensated employee, as well as to determine the annual total compensation of Welltower’s median employee and the Chief Executive Officer, we took the following steps:
•We considered all employees employed as of December 31, 2024. This population consisted of full-time and part-time employees located in the United States, the United Kingdom, and Canada.
•To identify the median employee from Welltower’s employee population, we generated a list of all employees and calculated the amount of base salary determined as of December 31, 2024, wages, overtime, and cash bonus amounts earned for performance in fiscal 2024 and the aggregate grant date fair value of equity awards granted in fiscal 2024. We used a GBP/USD rate of 1.252 for employees in the United Kingdom and a CAD/USD rate of 0.6943 for employees in Canada, each of which reflected the applicable exchange rate on December 31, 2024.
•Once we identified the median employee, we calculated all elements of such employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $120,000.
•With respect to the annual total compensation for the Chief Executive Officer, we used the amount reported in the “Total Compensation” column of the Summary Compensation Table for 2024, $20,200,824.
Based on this information, for 2024 the ratio of the annual total compensation of Mr. Mitra to the annual total compensation of Welltower’s median employee was 168 to 1.
EQUITY AWARD GRANT PRACTICES
As noted above, the NEOs received long-term equity incentive awards under the 2024-2026 LTIP in the form of performance stock units (“PSUs”) (at least 70%) and a choice of restricted stock units (“RSUs”) or stock options (no more than 30%), but each NEO elected to receive only RSUs and no stock options were awarded to any NEO in 2024. The Compensation Committee, in consultation with its independent consultant, generally approves the target LTIP opportunities for the NEOs in January or February of the first year of the three-year performance cycle, and generally approves equity awards for all individuals in January or February of each year. With respect to the time-based units issued under the LTIP, those are generally granted and become exercisable over four years beginning on January 15 of the calendar year of grant. In certain circumstances, including the hiring, promotion, or retention of an individual, the Compensation Committee may approve grants to be effective at other times. The Compensation Committee did not take material nonpublic information into account when determining the timing and terms of equity awards in 2024 and did not time the disclosure of material nonpublic information in 2024 for the purpose of affecting the value of executive compensation.

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Equity Compensation Plan Information
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth certain information, as of December 31, 2024, concerning shares of common stock authorized for issuance under all of Welltower’s equity compensation plans:

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		(b) Weighted Average Exercise Price of Outstanding Options and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	5,055,531	(1)	$81.60	(2)	5,601,147	(3)
Equity compensation plans not approved by shareholders	None		N/A		None
Totals	5,055,531		$81.60		5,601,147	(3)
(1)This number reflects the options, RSUs, PSUs, deferred stock units, and "other stock unit" awards granted under the 2022 Long-Term Incentive Plan that remain outstanding as of December 31, 2024. See the footnotes to the “2024 Outstanding Equity Awards at Fiscal Year-End Table” and “2024 Director Compensation Table” for additional information regarding the options, RSUs, and deferred stock units. The number of each respective type of award granted under the 2022 Long-Term Incentive Plan is as follows: 295,561 options, 70,160 RSUs, 303,749 PSUs, 27,445 deferred stock units, and 4,358,616 “other stock unit” awards awarded to provide shares of Welltower upon conversion of Welltower OP LLC membership units.
(2)This price does not include RSUs, PSUs, or deferred stock units granted under the 2022 Long-Term Incentive Plan.
(3)This number reflects the sum of (a) 4,856,749 shares of common stock remaining available for future issuance under the 2022 Long-Term Incentive Plan and (b) 744,398 shares of common stock remaining available for future issuance under the Employee Stock Purchase Plan.
OTHER MATTERS
Management is not aware of any matters to be presented for action at the Annual Meeting other than the matters set forth above. If any other matters do properly come before the meeting or any adjournment thereof, it is intended that the individuals named in the proxy will vote in accordance with their judgment on such matters.
BY ORDER OF THE BOARD OF DIRECTORS
Matthew G. McQueen
Chief Legal Officer and General Counsel

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Appendix A—Non-GAAP Financial Measures
We believe that revenues, net income and net income attributable to common stockholders (“NICS”), as defined by U.S. generally accepted accounting principles (“U.S. GAAP”), are the most appropriate earnings measurements. However, we consider net operating income (“NOI”), same store NOI (“SSNOI”), funds from operations attributable to common stockholders (“FFO”), normalized FFO, EBITDA and Adjusted EBITDA to be useful supplemental measures of our operating performance. Excluding EBITDA and Adjusted EBITDA, these supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to managers, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent general overhead costs that are unrelated to property operations and unallocable to the properties. These expenses include, but are not limited to, payroll and benefits related to corporate employees, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and sub-leases, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for 30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and UK properties using a consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our properties.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (“NAREIT”) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means NICS, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and acquisitions of controlling interests, impairments of depreciable assets, plus real estate depreciation and

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Appendix A—Non-GAAP Financial Measures
amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO adjusted for certain items detailed in the reconciliations and described in our earnings press releases for the relevant periods. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare our operating performance between periods or to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and restricted cash. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The ratios are based on EBITDA and Adjusted EBITDA. EBITDA is defined as earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding unconsolidated entities and including adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses on disposition of properties and acquisitions of controlling interests, impairment of assets, gains/losses on derivatives and financial instruments, other expenses, other impairment charges and other adjustments deemed appropriate in management’s opinion. We believe that EBITDA and Adjusted EBITDA, along with net income, are important supplemental measures because they provide additional information to assess and evaluate the performance of our operations. We primarily use these measures to determine our interest coverage ratio, which represents EBITDA and Adjusted EBITDA divided by total interest, and our fixed charge coverage ratio, which represents EBITDA and Adjusted EBITDA divided by fixed charges. Fixed charges include total interest and secured debt principal amortization. Our leverage ratios include net debt to Adjusted EBITDA, book capitalization, undepreciated book capitalization and enterprise value. Book capitalization represents the sum of net debt (defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and restricted cash), total equity and redeemable noncontrolling interests. Undepreciated book capitalization represents book capitalization adjusted for accumulated depreciation and amortization. Enterprise value represents book capitalization adjusted for the fair market value of our common stock. Our leverage ratios are defined as the proportion of net debt to total capitalization.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, the Board of Directors utilizes these measures to evaluate management. None of the supplemental reporting measures represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other REITs or other companies. Multi-period amounts may not equal the sum of the individual quarterly amounts due to rounding.

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Appendix A—Non-GAAP Financial Measures
FFO Reconciliation

	Year Ended December 31,
(in thousands, except per share information)	2020	2021	2022	2023	2024
Net income (loss) attributable to common stockholders	$978,844	$336,138	$141,214	$340,094	$951,680
Depreciation and amortization	1,038,437	1,037,566	1,310,368	1,401,101	1,632,093
Impairments and losses (gains) on real estate dispositions and acquisitions of controlling interests, net	(952,847)	(184,268)	1,459	(31,801)	(358,818)
Noncontrolling interests(1)	(23,968)	(54,190)	(56,529)	(46,393)	(30,812)
Unconsolidated entities(2)	62,096	85,476	81,560	100,226	129,290
NAREIT FFO attributable to common stockholders	1,102,562	1,220,722	1,478,072	1,763,227	2,323,433
Normalizing items:
Loss (gain) on derivatives and financial instruments, net	11,049	(7,333)	8,334	(2,120)	(27,887)
Loss (gain) on extinguishment of debt, net	47,049	49,874	680	7	2,130
Provision for loan losses, net	94,436	7,270	10,320	9,809	10,125
Incremental interest expense	5,871	—	—	—	—
Income tax benefits	—	(6,298)	(6,784)	(6,977)	(5,140)
Other impairment	146,508	49,241	(620)	16,642	139,652
Other expenses	70,335	41,739	101,670	108,341	117,459
Lease termination and leasehold interest adjustment	—	760	(64,854)	(65,485)	—
Special Performance Options and OPP Awards	—	—	—	—	33,414
Casualty losses, net of recoveries	—	5,786	10,391	10,107	12,261
Foreign currency loss (gain)	—	—	2,787	(1,629)	556
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	6,370	6,777	18,274	53,622	20,754
Normalized FFO attributable to common stockholders	$1,484,180	$1,368,538	$1,558,270	$1,885,544	$2,626,757
Average diluted common shares outstanding	417,387	426,841	465,158	518,701	608,750
Per diluted share data attributable to common stockholders:
Net income (loss)(3)	$2.33	$0.78	$0.30	$0.66	$1.57
NAREIT FFO	$2.64	$2.86	$3.18	$3.40	$3.82
Normalized FFO	$3.56	$3.21	$3.35	$3.64	$4.32
(1)Represents noncontrolling interests’ share of net FFO adjustments.
(2)Represents Welltower’s share of net FFO adjustments from unconsolidated entities.
(3)Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.

90	WELLTOWER • 2025 Proxy Statement

Appendix A—Non-GAAP Financial Measures
Leverage and EBITDA Reconciliations

	Three Months Ended December 31,
(dollars in thousands)	2023	2024
Net income (loss)	$88,440	$123,753
Interest expense	154,574	154,469
Income tax expense (benefit)	(4,768)	114
Depreciation and amortization	380,730	480,406
EBITDA	$618,976	$758,742
Loss (income) from unconsolidated entities	2,008	(6,429)
Stock-based compensation	8,418	13,358
Loss (gain) on real estate dispositions and acquisitions of controlling interests, net	1,783	(8,195)
Impairment of assets	14,994	23,647
Provision for loan losses, net	2,517	(245)
Loss (gain) on derivatives and financial instruments, net	(7,215)	(9,102)
Other expenses	36,307	34,405
Casualty losses, net of recoveries	1,038	4,926
Other impairment(1)	4,333	41,978
Total adjustments	64,183	94,343
Adjusted EBITDA	$683,159	$853,085

Interest Coverage Ratios:
Interest expense	$154,574	$154,469
Capitalized interest	14,547	14,160
Non-cash interest expense	(5,871)	(15,143)
Total interest	$163,250	$153,486
EBITDA	$618,976	$758,742
Interest coverage ratio	3.79x	4.94x
Adjusted EBITDA	$683,159	$853,085
Adjusted Interest coverage ratio	4.18x	5.56x

Fixed Charge Coverage Ratios:
Total interest	$163,250	$153,486
Secured debt principal amortization	12,430	14,918
Total fixed charges	$175,680	$168,404
EBITDA	$618,976	$758,742
Fixed charge coverage ratio	3.52x	4.51x
Adjusted EBITDA	$683,159	$853,085
Adjusted Fixed charge coverage ratio	3.89x	5.07x

Net Debt to EBITDA Ratios:
Total debt(2)	$15,815,226	$15,608,294
Less: cash and cash equivalents and restricted cash	(2,076,083)	(3,711,457)
Net debt	$13,739,143	$11,896,837
EBITDA Annualized	$2,475,904	$3,034,968
Net debt to EBITDA ratio	5.55x	3.92x
Adjusted EBITDA Annualized	$2,732,636	$3,412,340
Net debt to Adjusted EBITDA ratio	5.03x	3.49x
(1)    Represents the write off of straight-line rent receivable and unamortized lease incentive balances for leases placed on cash recognition.
(2)    Includes unamortized premiums/discounts, other fair value adjustments and financing lease liabilities. Excludes operating lease liabilities related to ASC 842 of $1,150,062,000 and $303,553,000 for the three months ended December 31, 2024 and 2023, respectively.

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Appendix A—Non-GAAP Financial Measures
SSNOI Reconciliations

(in thousands)	Three Months Ended
	March 31,		June 30,		September 30,		December 31,
	2023	2024	2023	2024	2023	2024	2023	2024
Net income (loss)	$28,635	$131,634	$106,342	$260,670	$134,722	$456,800	$88,440	$123,753
Loss (gain) on real estate dispositions and acquisitions of controlling interests, net	(747)	(4,707)	2,168	(166,443)	(71,102)	(272,266)	1,783	(8,195)
Loss (income) from unconsolidated entities	7,071	7,783	40,332	(4,896)	4,031	4,038	2,008	(6,429)
Income tax expense (benefit)	3,045	6,191	3,503	1,101	4,584	(4,706)	(4,768)	114
Other expenses	22,745	14,131	11,069	48,684	38,220	20,239	36,307	34,405
Impairment of assets	12,629	43,331	1,086	2,394	7,388	23,421	14,994	23,647
Provision for loan losses, net	777	1,014	2,456	5,163	4,059	4,193	2,517	(245)
Loss (gain) on extinguishment of debt, net	5	6	1	1,705	1	419	—	—
Loss (gain) on derivatives and financial instruments, net	930	(3,054)	1,280	(5,825)	2,885	(9,906)	(7,215)	(9,102)
General and administrative expenses	44,371	53,318	44,287	55,565	46,106	77,901	44,327	48,707
Depreciation and amortization	339,112	365,863	341,945	382,045	339,314	403,779	380,730	480,406
Interest expense	144,403	147,318	152,337	133,424	156,532	139,050	154,574	154,469
Consolidated NOI	602,976	762,828	706,806	713,587	666,740	842,962	713,697	841,530
NOI attributable to unconsolidated investments(1)	26,354	32,090	25,150	32,720	29,488	32,043	30,785	31,158
NOI attributable to noncontrolling interests(2)	(25,057)	(22,796)	(24,262)	(17,296)	(22,838)	(17,332)	(22,402)	(15,328)
Pro rata NOI	604,273	772,122	707,694	729,011	673,390	857,673	722,080	857,360
Non-cash NOI attributable to same store properties	(28,727)	(11,530)	(28,888)	66,066	(26,713)	(24,835)	(33,837)	16,211
NOI attributable to non-same store properties	(101,335)	(222,298)	(190,353)	(262,613)	(165,506)	(290,656)	(183,948)	(300,525)
Currency and ownership(3)	3,779	(713)	3,131	(262)	1,027	(2,273)	3,705	(533)
Other adjustments, net(4)	(545)	1,558	(8,342)	5,621	(1,749)	1,219	1,429	2,346
SSNOI	$477,445	$539,139	$483,242	$537,823	$480,449	$541,128	$509,429	$574,859

Seniors Housing Operating	$212,749	$266,907	$215,079	$261,784	$226,714	$278,849	$240,443	$297,809
Seniors Housing Triple-net	90,310	93,740	87,221	90,935	72,412	76,591	73,482	77,199
Outpatient Medical	116,879	119,184	123,246	125,840	125,068	127,766	127,636	130,186
Long-Term/Post-Acute Care	57,507	59,308	57,696	59,264	56,255	57,922	67,868	69,665
Total SSNOI	$477,445	$539,139	$483,242	$537,823	$480,449	$541,128	$509,429	$574,859

									Average
Seniors Housing Operating		25.5%		21.7%		23.0%		23.9%	23.5%
Seniors Housing Triple-net		3.8%		4.3%		5.8%		5.1%	4.8%
Outpatient Medical		2.0%		2.1%		2.2%		2.0%	2.1%
Long-Term/Post-Acute Care		3.1%		2.7%		3.0%		2.6%	2.9%
Total SSNOI Growth		12.9%		11.3%		12.6%		12.8%	12.4%
(1)Represents Welltower’s interests in joint ventures where Welltower is the minority partner.
(2)Represents minority partners’ interests in joint ventures where Welltower is the majority partner.
(3)Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(4)Includes other adjustments described in the respective Supplemental Reports.

92	WELLTOWER • 2025 Proxy Statement

Appendix B—Amended and Restated 2022 Long-Term Incentive Plan
WELLTOWER INC.
AMENDED AND RESTATED 2022 LONG-TERM INCENTIVE PLAN
Adoption Date: April 7, 2025; Termination Date: April 6, 2035
I.    PURPOSE
The purpose of this Welltower Inc. 2022 Long-Term Incentive Plan is to promote the growth and profitability of Welltower Inc. (the “Company”) by providing officers, key employees and non-employee directors of the Company with incentives to achieve long-term corporate objectives, to assist the Company in attracting and retaining officers, Employees (as defined below) and non-employee directors of outstanding competence, and to provide such individuals with an opportunity to acquire an equity interest in the Company.
The Plan was originally approved by the Board of Directors of the Company on March 30, 2022. The Plan first became effective on the date it was approved by the Company’s stockholders on March 30, 2022. The Plan was amended and restated by the Board of Directors of the Company on April 7, 2025. It became effective on the date it was approved by the Company’s stockholders on [May [____]], 2025.
II.    DEFINITIONS
2.1    “Award Agreement” shall mean any written or electronic agreement, contract, acknowledgement, grant notice, award notice or other instrument or document evidencing any Option, Dividend Equivalent Right, SAR, Restricted Stock award, Restricted Stock Unit award, Performance Share award, Other Stock Unit Award, Substitute Award or any other right, interest or option relating to Common Stock granted by the Committee hereunder.
2.2    “Board” shall mean the Board of Directors of the Company.
2.3    “By-Laws” shall mean the By-Laws of the Company, as amended or amended and restated from time to time in the future.
2.4    “Change in Corporate Control” shall mean any event described in Section 11.1.
2.5    “Code” shall mean the Internal Revenue Code of 1986, as the same shall be amended from time to time.
2.6    “Committee” shall mean the Compensation Committee of the Board, consisting of no fewer than three directors, each of whom is (a) a “Non-Employee Director” within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act and (b) an “independent director” for purposes of the rules and regulations of the New York Stock Exchange or such other national securities exchange on which the Common Stock is primarily traded.
2.7    “Common Stock” shall mean the common stock, par value $1.00 per share, of the Company, except as provided in Section 12.2 of the Plan.
2.8    “Date of Grant” shall mean the date specified by the Committee on which a grant of Options, Dividend Equivalent Rights, SARs, Restricted Stock Units, Performance Shares or Other Stock Unit Awards or a grant or sale of Restricted Stock shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.
2.9    “Disability” shall mean the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, and the permanence and degree of which shall be supported by medical evidence satisfactory to the Committee.
2.10    “Dividend Equivalent Rights” shall mean the Dividend Equivalent Rights which may be granted either (1) pursuant to Article V of the Plan or (2) as part of a grant of Restricted Stock Units or Other Stock Unit Awards.

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Appendix B—Amended and Restated 2022 Long-Term Incentive Plan
2.11    “Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Subsidiary. Solely for purposes of the Plan, an Employee shall also mean any consultant or advisor who is a natural person and who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, and (ii) does not directly or indirectly promote or maintain a market for the Company’s securities.
2.12    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
2.13    “Exercise Price” shall mean, with respect to any Option, the amount designated in a Participant’s Award Agreement as the price per share he or she will be required to pay to exercise the Option and acquire the shares subject to such Option, and with respect to any SAR, the price upon which the SAR value is determined.
2.14    “Fair Market Value” shall mean the fair market value of a share of Common Stock as determined by the Committee by reference to the closing price on the New York Stock Exchange on the Date of Grant, or if there were no reported prices on such date, on the last preceding date on which the prices were reported, or, if the Company is not then listed on the New York Stock Exchange, the Fair Market Value shall be determined by the Committee in its sole discretion using appropriate criteria.
2.15    “ISOs” shall mean stock options granted by the Company that have been designated and are intended to qualify as incentive stock options under Section 422 of the Code.
2.16    “Management Objectives” shall mean the achievement of performance objectives established by the Committee pursuant to the Plan for Participants who have received awards.
2.17    “Nonstatutory Options” shall mean stock options that are not intended to qualify as ISOs.
2.18    “Officer” shall mean an employee who is an “officer” as defined under Rule 16a-1(f) promulgated under the Exchange Act. When used in the Plan, the term “officer” shall mean any Employee of the Company or a Subsidiary with the title of Vice President or above.
2.19    “Options” shall mean the rights to purchase shares of Common Stock granted pursuant to Article IV of the Plan, including both ISOs and Nonstatutory Options.
2.20    “Parent” shall mean any corporation which, on the date of determination, qualifies as a parent corporation of the Company under Section 424(e) of the Code.
2.21    “Participant” shall mean any Officer, Employee or non-employee director of the Company or a Subsidiary who is selected by the Committee to receive an award under the Plan and any holder of an equity award to the fullest extent not prohibited under Form S-8 of the Securities and Exchange Commission for purposes of treating such award as a Substitute Award.
2.22    “Performance Award” shall mean any award of Performance Shares granted pursuant to Article IX of the Plan.
2.23    “Performance Period” shall mean, with respect to a Performance Award, a period of time established pursuant to Article IX of the Plan within which the Management Objectives relating thereto are to be achieved.
2.24    “Performance Share” shall mean any grant pursuant to Article IX of a unit valued by reference to a designated number of shares of Common Stock, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, shares of Common Stock, other property, or any combination thereof, upon achievement of such Management Objectives during the Performance Period as the Committee shall establish at the time of grant or thereafter.
2.25    “Plan” shall mean this Welltower Inc. 2022 Long-Term Incentive Plan, as amended and restated hereby, and as the same may be amended or amended and restated from time to time in the future.
2.26    “Restricted Stock” shall mean shares of Common Stock that are issued to Participants and made subject to restrictions in accordance with Article VII of the Plan.

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Appendix B—Amended and Restated 2022 Long-Term Incentive Plan
2.27    “Restricted Stock Unit” shall mean any grant pursuant to Article VIII of a unit valued by reference to a designated amount of property (including cash) other than shares of Common Stock, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, shares of Common Stock, other property, or any combination thereof, upon achievement of such continued service requirements as the Committee shall establish at the time of such grant or thereafter.
2.28    “Retirement” shall mean the voluntary termination of employment by a Participant after attaining age 55, completing ten consecutive years of service and if the sum of the Participant’s age and years of service to the Company is equal to 70 or more; provided that the Participant (a) delivers to the Company, at least six months prior to the date of his or her retirement, written notice specifying such retirement date and the Participant remains in the continuous service of the Company from the date the notice is provided until his or her retirement date, and (b) enters into a retirement agreement with the Company that includes (i) a customary release of claims against the Company and its affiliates and (ii) non-competition, non-solicitation, non-disparagement and non-disclosure covenants in favor of the Company.
2.29    “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.
2.30    “SARs” shall mean stock appreciation rights granted pursuant to Article VI of the Plan.
2.31    “Subsidiary” shall mean any company, corporation, partnership, limited liability company or other entity that the Company controls, either directly or indirectly through one or more intermediaries; provided, however, that for purposes of determining whether any person may be a Participant for purposes of the grant of ISOs, “Subsidiary” shall mean any corporation which, on the date of determination, qualifies as a subsidiary corporation of the Company under Section 424(f) of the Code.
2.32    “Substitute Awards” shall mean awards granted or shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, either (1) awards previously granted, or the right or obligation to make future awards, either (a) by a business enterprise acquired by the Company or any Subsidiary or (b) with which the Company or any Subsidiary combines or (2) any award granted by a Subsidiary.
2.33    “Ten Percent Stockholder” shall mean any Participant who at the time an ISO is granted owns (within the meaning of Section 424(d) of the Code) more than ten percent of the voting power of all classes of capital stock of the Company.
III.    GENERAL
3.1    ADMINISTRATION.
(a)    The Plan shall be administered by the Committee. As provided in the By-Laws, the members of the Committee shall be designated by the Board and shall serve at the discretion of the Board.
(b)    The Committee shall have the authority, subject to the provisions of the Plan, in its sole discretion, from time to time: (i) to grant awards to Participants, as provided for in the Plan; (ii) to prescribe such limitations, restrictions and conditions upon any such awards as the Committee shall deem appropriate; (iii) to determine the periods during which Options or SARs may be exercised; (iv) to modify, cancel, or replace any outstanding awards and to amend the relevant Award Agreements (with the consent of the affected Participant if such amendment would result in materially adversely affecting the rights of an affected Participant), including amending such Award Agreements to amend vesting schedules, or extend exercise periods as it may deem necessary (provided that the Committee shall not have the authority, unless stockholder approval is obtained, to reprice Options or SARs currently outstanding and Options or SARs that may be outstanding in the future, either directly, by lowering the Exercise Price for a previously granted Option or SAR award, or indirectly, by canceling outstanding Options or SARs in exchange for cash, other awards, or Options or SARs with a lower Exercise Price); (v) to grant or issue Substitute Awards; and (vi) to interpret the Plan and any Award Agreement, to adopt, amend and rescind rules and regulations relating to the Plan, and to make all other determinations and to take all other action necessary or advisable or convenient for the implementation and administration of the Plan.

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Appendix B—Amended and Restated 2022 Long-Term Incentive Plan
(c)    All actions taken by the Committee shall be final, conclusive and binding upon any affected Participant and any other person who may have any rights under the Plan or an award granted under the Plan. Notwithstanding the foregoing or anything else to the contrary in the Plan, any action or determination by the Committee specifically affecting or relating to an award to a non-employee director shall require the approval of the Board.
(d)    The Committee may delegate to a committee of one or more directors of the Board, or to the extent not prohibited by law, to one or more officers, including, without limitation, the chief executive officer of the Company, or a committee of officers, the right to (1) grant awards to Participants who are neither Officers nor non-employee directors of the Company, (2) cancel or suspend awards to Participants who are neither Officers nor non-employee directors of the Company, and/or (3) exercise any or all of the powers and authority of the Committee with respect to Awards granted to Participants who are neither Officers nor non-employee directors of the Company. All actions taken by any individual or committee to which the Committee has delegated authority under this Section 3.1(d) shall be final, conclusive and binding upon any Participant and any other person who may have any rights under the Plan or an award granted under the Plan. Notwithstanding the foregoing or anything else to the contrary in the Plan and for the avoidance of doubt, any action or determination by such a delegate specifically affecting or relating to an award to a non-employee director shall require the approval of the Board.
IV.    OPTIONS
4.1    TERMS AND CONDITIONS. Options may be granted hereunder to Participants either alone or in addition to other awards granted under the Plan. The grant of an Option to a Participant shall be evidenced by an Award Agreement in substantially the form approved by the Committee. Such Option shall be subject to the terms and conditions of the Award Agreement, the Participant’s employment agreement, if any, the following express terms and conditions, and to such other terms and conditions, not inconsistent with the terms of the Plan, as the Committee may deem appropriate:
(a)    Shares Covered. The Committee, or its delegate pursuant to Section 3.1(d), shall, in its discretion, determine the number of shares of Common Stock to be covered by the Options granted to any Participant.
(b)    Exercise Period. The term of each Option shall be for such period as the Committee shall determine. The Committee shall also have the discretion to determine when each Option granted hereunder shall become exercisable, and to prescribe any vesting schedule limiting the exercisability of such Options as it may deem appropriate. The vesting schedule may be subject to certain exceptions, including, without limitation, exceptions relating to Retirement, Disability, or death of a Participant or a Change in Corporate Control.
    (c)    Exercise Price. Other than in connection with Substitute Awards, the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant.
    (d)    No Option Repricing Without Stockholder Approval. Other than as provided in Section 12.2, the Committee shall not be permitted, without stockholder approval, to (i) lower the Exercise Price per share of an Option after it is granted, (ii) cancel an Option when the Exercise Price per share exceeds the Fair Market Value of the underlying shares in exchange for cash or another award (other than in connection with Substitute Awards), or (iii) grant Options with lower Exercise Prices in replacement of Options previously granted under the Plan or any other equity compensation plan of the Company or take any other action with respect to an Option that may be treated as a repricing under the rules and regulations of the New York Stock Exchange.
    (e)    Exercise of Options. A Participant may exercise his or her Options from time to time by written or electronic notice to the Company of his or her intent to exercise the Options with respect to a specified number of shares. The specified number of shares will be issued and transferred to the Participant upon receipt by the Company of (i) such notice and (ii) payment in full for such shares in the manner provided in the Award Agreement, and (iii) receipt of any payments required to satisfy the Company’s tax withholding obligations pursuant to Section 13.3. The vesting schedule on the Date of Grant shall provide that no portion of a grant of Options shall vest prior to the first anniversary of the Date of Grant, except that Options covering shares of

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Appendix B—Amended and Restated 2022 Long-Term Incentive Plan
Common Stock not in excess of five percent (5%) of the aggregate shares of Common Stock authorized for grant under the Plan pursuant to Article XII may contain a vesting schedule on the Date of Grant that provides for the vesting of some or all of the shares of Common Stock subject to such grant prior to the first anniversary of the Date of Grant. Notwithstanding the foregoing, an Award Agreement setting forth the terms of an Option may provide for accelerated vesting and exercisability, including, without limitation, with respect to Retirement, Disability, death of a Participant, or a Change in Corporate Control and the minimum vesting provisions of this Section 4.2(e) shall not be applicable to any Substitute Awards.
    (f)    Payment of Exercise Price upon Exercise. Each Award Agreement shall provide that the Exercise Price for the shares with respect to which an Option is exercised shall be paid to the Company at the time the notice of exercise is delivered to the Company. Such payment may be made in the form of one or more of the following as set forth in a Participant’s Award Agreement, and may include: (i) cash or cash equivalent or by check, (ii) tendering of shares of Common Stock (either actually or by attestation) currently owned by the Participant with an aggregate Fair Market Value equal to the aggregate Exercise Price, (iii) delivery of a signed, irrevocable notice of exercise, accompanied by payment in full of the aggregate Exercise Price by the Participant’s stockbroker and an irrevocable instruction to the Company to deliver the shares of Common Stock issuable upon exercise of the Option promptly to the Participant’s stockbroker for the Participant’s account, (iv) authorization of the Company to retain shares of Common Stock issuable upon exercise of the Option in satisfaction of the Exercise Price, (v) any other form acceptable to the Company and permitted under the General Corporation Law of the State of Delaware or (vi) any combination of the foregoing.
4.2    DESIGNATION OF OPTIONS AS INCENTIVE STOCK OPTIONS. The Committee may, in its discretion, specify that any Options granted to a Participant who is an employee of the Company or a Subsidiary shall be ISOs qualifying under Section 422 of the Code. Each Award Agreement that provides for the grant of ISOs shall designate that such Options are intended to qualify as ISOs. Each provision of the Plan and of each Award Agreement relating to an Option designated as an ISO shall be construed so that such Option qualifies as an ISO, and any provision that cannot be so construed shall be disregarded or reformed so as to cause the Option to qualify as an ISO.
Any Options granted under the Plan that are designated as ISOs shall comply with the following terms:
    (a)    The aggregate Fair Market Value (determined at the time an ISO is granted) of the shares of Common Stock (together with all other stock of the Company and all stock of any Parent or Subsidiary) with respect to which the ISOs may first become exercisable by an individual Participant during any calendar year, under all stock option plans of the Company (or any Parent or Subsidiaries) shall not exceed $100,000. To the extent this limitation would otherwise be exceeded, the Option shall be deemed to consist of an ISO for the maximum number of shares that may be covered by ISOs pursuant to the preceding sentence, and a Nonstatutory Option for the remaining shares subject to the Option.
    (b)    The Exercise Price payable upon the exercise of an ISO shall not be less than the Fair Market Value of a share of Common Stock on the Date of Grant.
    (c)    The term of each ISO shall be for such period as the Committee shall determine, but for not more than ten years from the Date of Grant thereof.
    (d)    In the case of an ISO granted to a Participant who is a Ten Percent Stockholder, the term of the Option shall not exceed five years from the Date of Grant, and the Exercise Price shall not be less than 110 percent of the Fair Market Value of Common Stock on the Date of Grant.
V.    DIVIDEND EQUIVALENT RIGHTS
5.1    DIVIDEND EQUIVALENT RIGHTS. Subject to the provisions of the Plan and any Award Agreement, the recipient of an award may, if so determined by the Committee, be entitled to receive cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends paid on shares of Common Stock (“Dividend Equivalent Rights”) with respect to the number of shares of Common Stock covered by the award, as determined by the Committee, in its sole discretion, and the Committee may

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Appendix B—Amended and Restated 2022 Long-Term Incentive Plan
provide that such amounts, if any, shall be deemed to have been reinvested in additional shares of Common Stock or otherwise reinvested; provided, however, that (a) Dividend Equivalent Rights granted with awards that lapse as a result of the achievement of Management Objectives will be deferred until, and paid contingent upon, the achievement of the applicable Management Objectives and (b) Dividend Equivalent Rights will not be granted with Options or SARs.
VI.    STOCK APPRECIATION RIGHTS
6.1    GRANT OF SARs. Participants may receive a grant of SARs (a) in connection with Options granted under the Plan (“Tandem SAR”), (b) in connection with all or part of any award other than an Option granted under the Plan or at any subsequent time during the term of such award, or (c) without regard to any Option or other award.
6.2    TANDEM SARs. SARs shall entitle the Participant holding the related Option, upon exercise, in whole or in part, of the SARs, to receive the amount (in the form of shares of Common Stock) determined pursuant to Paragraph 6.3(c). SARs may be exercised only to the extent that the related Option has not been exercised. The exercise of SARs shall result in a pro rata surrender of the related Option to the extent that the SARs have been exercised.
6.3    TERMS AND CONDITIONS. The grant of SARs shall be evidenced by including provisions with respect to such SARs in the Participant’s Award Agreement in a form approved by the Committee. Such SARs shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the terms of the Plan, which the Committee may deem appropriate:
    (a)    Tandem SARs related to an Option shall be exercisable at such time or times and to the extent, but only to the extent, that the Option to which they relate shall be exercisable.
    (b)    The vesting schedule of a grant of SARs on the Date of Grant shall provide that no portion of a grant of SARs shall vest prior to the first anniversary of the Date of Grant, except that SARs covering shares of Common Stock not in excess of five percent (5%) of the aggregate shares of Common Stock authorized for grant under the Plan pursuant to Article XII may contain a vesting schedule on the Date of Grant that provides for the vesting of some or all of the shares of Common Stock subject to such grant prior to the first anniversary of the Date of Grant. Notwithstanding the foregoing, an Award Agreement setting forth the terms of a grant of SARs may provide for accelerated vesting and exercisability, including, without limitation, with respect to Retirement, Disability, death of a Participant, or a Change in Corporate Control. SARs shall be exercisable for such period as the Committee shall determine and the provisions of this Section 6.3(b) shall not be applicable to any Substitute Awards.
    (c)    Upon exercise of SARs, the Participant shall be entitled to receive an amount equal in value to the excess of (i) the Fair Market Value of one share of Common Stock on the date of exercise over (ii) the Exercise Price of the SAR on the Date of Grant, or in the case of a Tandem SAR, the Exercise Price of the related Option, multiplied by the number of shares of Common Stock in respect of which the SARs shall have been exercised. Such amount shall be paid in the form of shares of Common Stock.
    (d)    In no event shall a SAR be exercisable at a time when the Exercise Price of the underlying Option is greater than the Fair Market Value of the shares of Common Stock subject to the related Option.
    (e)    Other than in connection with Substitute Awards, the exercise price of a SAR shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant. Other than as provided in Section 12.2, the Committee shall not be permitted, without stockholder approval, to (i) lower the Exercise Price of a SAR after it is granted, (ii) cancel a SAR when the Exercise Price exceeds the Fair Market Value of one share of Common Stock on the Date of Grant in exchange for cash or another award (other than in connection with Substitute Awards), or (iii) take any other action with respect to a SAR that may be treated as a repricing under the rules and regulations of the New York Stock Exchange.

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VII.    RESTRICTED STOCK
7.1    RIGHTS AS A STOCKHOLDER. Awards of Restricted Stock may be issued hereunder to Participants either alone or in addition to other awards granted under the Plan. At the time of the award, the Committee shall cause the Company to deliver to the Participant, or to a custodian or an escrow agent designated by the Committee, a certificate or certificates (or a book entry) for such shares of Restricted Stock, registered in the name of the Participant. The Participant shall have all the rights of a stockholder with respect to such Restricted Stock, subject to the terms and conditions, including forfeiture or resale to such Company, if any, as the Committee may determine to be desirable pursuant to Section 7.3 of the Plan. The Committee may designate the Company or one or more of its officers to act as custodian or escrow agent for the certificates.
7.2    AWARDS AND CERTIFICATES.
    (a)    A Participant granted an award of Restricted Stock shall not be deemed to have become a stockholder of the Company, or to have any rights with respect to such shares of Restricted Stock, until and unless the shares of Common Stock subject to such award have been reflected as issued in the books and records of the Company.
    (b)    When a Participant is granted shares of Restricted Stock, the Company shall issue a stock certificate or certificates (or a book entry) in respect of shares of Restricted Stock. Such certificates (or book entry) shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such award substantially in the following form:
“The transferability of the shares of stock represented hereby is subject to the terms and conditions (including possible forfeiture) of a Grant Notice by Welltower Inc. to the registered owner. A copy of such Grant Notice is on file in the offices of the Corporate Secretary, which is located at the corporate headquarters of Welltower Inc.”
    (c)    Except as may be otherwise determined by the Committee (or as required in order to satisfy the tax withholding obligations imposed under Section 13.3 of the Plan), Participants granted awards of Restricted Stock under the Plan will not be required to make any payment or provide consideration to the Company other than the rendering of services.
7.3    RESTRICTIONS AND FORFEITURES. Restricted Stock awarded to a Participant pursuant to this Article VII shall be subject to the following restrictions and conditions:
    (a)    During a period established by the Committee and set forth in the Participant’s Award Agreement (the “Restriction Period”), the Participant will not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded to him or her. Within these limits, the Committee may provide for the lapse of such restrictions in installments where deemed appropriate.
    (b)    Except as provided in Section 7.3(a), the Participant shall have with respect to the Restricted Stock all of the rights of a stockholder of the Company, including, without limitation, the right to vote the shares and receive dividends and other distributions; provided, however, that dividends to be paid on Restricted Stock awards that include Management Objectives will be deferred until, and paid contingent upon, the achievement of the applicable Management Objectives.
    (c)    Except as otherwise provided in Section 7.3(e) or other agreement with the Company to which the Participant is a party or a plan or program by which the Participant is covered, upon termination of a Participant’s employment during the Restriction Period, any unvested shares of Restricted Stock may be cancelled, accelerated, or continued, as provided in the applicable document, or, in the absence of such provision, as the Committee may determine.
    (d)    Except as otherwise provided in Section 7.3(e), the vesting schedule on the Date of Grant shall provide that no portion of a grant of Restricted Stock shall vest prior to the first anniversary of the Date of Grant, except that awards of Restricted Stock covering shares of Common Stock not in excess of five percent (5%) of the aggregate shares of Common Stock authorized for grant under the Plan pursuant to Article XII may

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contain a vesting schedule on the Date of Grant that provides for the vesting of some or all of the shares of Common Stock subject to such award prior to the first anniversary of the Date of Grant. Notwithstanding the foregoing, the provisions of this Section 7.3(d) shall not be applicable to any Substitute Awards or grants of Restricted Stock in payment of Performance Shares pursuant to Article IX.
    (e)    The Participant’s Award Agreement or the Participant’s employment agreement, if any, may provide that in the event of a Participant’s Retirement, Disability, or death, or in the event of a Change in Corporate Control, the restrictions imposed on the shares of Restricted Stock shall lapse immediately.
    (f)    Any attempt to dispose of shares of Restricted Stock in a manner contrary to the restrictions set forth herein shall be ineffective.
VIII.    RESTRICTED STOCK UNITS
8.1    AWARDS AND CERTIFICATES.
    (a)    A Participant granted an award of Restricted Stock Units shall not be deemed to have become a stockholder of the Company, or to have any rights with respect to such shares of Restricted Stock, until and unless the shares of Common Stock subject to such award have been issued to the Participant in settlement of all or part of such award.
    (b)    Except as may be otherwise determined by the Committee (or as required in order to satisfy the tax withholding obligations imposed under Section 13.3 of the Plan), Participants granted awards of Restricted Stock Units under the Plan will not be required to make any payment or provide consideration to the Company other than the rendering of services.
8.2    RESTRICTIONS AND FORFEITURES. Restricted Stock Units awarded to a Participant pursuant to this Article VIII shall be subject to the following restrictions and conditions:
    (a)    During a period established by the Committee and set forth in the Participant’s Award Agreement (the “Restriction Period”), the Participant will not be permitted to sell, transfer, pledge or assign Restricted Stock Units awarded to him or her. Within these limits, the Committee may provide for the lapse of such restrictions in installments where deemed appropriate.
    (b)    The Committee may provide that Restricted Stock Units are entitled to possess Dividend Equivalent Rights at the amount of one Dividend Equivalent Right for each share of Common Stock subject to an award of Restricted Stock Units. Any Dividend Equivalent Rights to be paid on Restricted Stock Units that include Management Objectives will be deferred until, and paid contingent upon, the achievement of the applicable Management Objectives.
    (c)    Except as otherwise provided in Section 8.2(e) or other agreement with the Company to which the Participant is a party or a plan or program by which the Participant is covered, upon termination of a Participant’s employment during the Restriction Period, any Restricted Stock Units may be cancelled, accelerated, or continued, as provided in the Award Agreement, or, in the absence of such provision, as the Committee may determine.
    (d)    Except as otherwise provided in Section 8.2(e), the vesting schedule on the Date of Grant shall provide that no portion of a grant of Restricted Stock Units shall vest prior to the first anniversary of the Date of Grant, except that awards of Restricted Stock Units covering shares of Common Stock not in excess of five percent (5%) of the aggregate shares of Common Stock authorized for grant under the Plan pursuant to Article XII may contain a vesting schedule on the Date of Grant that provides for the vesting of some or all of the shares of Common Stock subject to such award prior to the first anniversary of the Date of Grant. Notwithstanding the foregoing, the provisions of this Section 8.2(d) shall not be applicable to any Substitute Awards.

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    (e)    The Participant’s Award Agreement or other agreement with the Company to which the Participant is a party or a plan or program by which the Participant is covered may provide that in the event of a Participant’s Retirement, Disability, or death, or in the event of a Change in Corporate Control, the restrictions imposed on the Restricted Stock Units shall lapse immediately.
    (f)    Any attempt to dispose of Restricted Stock Units in a manner contrary to the restrictions set forth herein shall be ineffective.
IX.    PERFORMANCE AWARDS
9.1    TERMS OF PERFORMANCE AWARDS. The Committee may, in its discretion, grant Performance Awards to Participants, which shall become payable to the Participant upon the achievement of specified Management Objectives, upon such terms and conditions as the Committee may determine in accordance with the following provisions:
    (a)    Performance Awards shall be in the form of Performance Shares.
    (b)    The Management Objectives to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee at the time of grant of each Performance Award. Each grant may specify in respect of such Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Performance Shares that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.
No portion of a grant of Performance Awards shall vest prior to the first anniversary of the Date of Grant, except that awards covering shares of Common Stock not in excess of five percent (5%) of the aggregate shares of Common Stock authorized for grant under the Plan pursuant to Article XII may contain vesting provisions on the Date of Grant that provides for the vesting of some or all of the shares of Common Stock subject to such award prior to the first anniversary of the Date of Grant. Notwithstanding the foregoing, the Participant’s Award Agreement or other agreement with the Company to which the Participant is a party or a plan or program by which the Participant is covered may provide that in the event of a Participant’s Retirement, Disability, or death, or in the event of a Change in Corporate Control, the restrictions imposed on the Performance Award shall lapse immediately to the extent provided in such other document. Furthermore, the provisions of this Section 9.1(b) shall not be applicable to any Substitute Awards or grants of awards under the Plan in satisfaction of a Substitute Award.
    (c)    Except as provided in Article XI in connection with a Change in Corporate Control or as may be provided in an Award Agreement, payouts of Performance Awards will only be made after the end of the relevant Performance Period.
    (d)    Each Participant’s award shall specify the time and manner of payment of Performance Awards that have been earned. No payment shall be made, with respect to a Participant’s Performance Awards unless the Committee has certified in writing that the Management Objectives with respect to such Performance Awards have been met. Any award may specify that any such amount may be paid by the Company in cash, shares of Common Stock or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.
    (e)    On or after the Date of Grant of Performance Awards, the Committee may provide for the payment to the Participant of Dividend Equivalent Rights, as described and subject to the limitations in Article V above.
    (f)    Each Participant’s award under this Article IX shall be evidenced by an Award Agreement, which shall be accepted by the Participant and shall contain such terms and provisions as the Committee may determine consistent with the Plan.

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X.    OTHER STOCK UNIT AWARDS
10.1    STOCK AND ADMINISTRATION. Other awards of shares of Common Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property (“Other Stock Unit Awards”) may be granted hereunder to Participants, either alone or in addition to other awards granted under the Plan, and such Other Stock Unit Awards may also be available as a form of payment in the settlement of other awards granted under the Plan to the extent provided in any Award Agreement. Other Stock Unit Awards shall be paid only in shares of Common Stock. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the individuals to whom and the time or times at which such Other Stock Unit Awards shall be made, the number of shares of Common Stock to be granted pursuant to such Other Stock Unit Awards, and all other conditions of the Other Stock Unit Awards, including the achievement of specified Management Objectives, if any. The provisions of Other Stock Unit Awards need not be the same with respect to each Participant.
10.2    TERMS AND CONDITIONS.
    (a)    Shares of Common Stock (including securities convertible into shares of Common Stock) subject to awards granted under this Article X may be issued for such consideration as may be required by applicable law. Shares of Common Stock (including securities convertible into shares of Common Stock) purchased pursuant to a purchase right awarded under this Article X shall be purchased for such consideration as the Committee shall determine in its sole discretion as not prohibited by applicable law.
    (b)    No portion of a grant of Other Stock Unit Awards shall vest prior to the first anniversary of the Date of Grant, except that awards covering shares of Common Stock not in excess of five percent (5%) of the aggregate shares of Common Stock authorized for grant under the Plan pursuant to Article XII may contain vesting provisions on the Date of Grant that provides for the vesting of some or all of the shares of Common Stock subject to such award prior to the first anniversary of the Date of Grant. Notwithstanding the foregoing, the Participant’s Award Agreement or other agreement with the Company to which the Participant is a party or a plan or program by which the Participant is covered may provide that in the event of a Participant’s Retirement, Disability, or death, or in the event of a Change in Corporate Control, the restrictions imposed on the Performance Award shall lapse immediately to the extent provided in such other document. Furthermore, such minimum vesting restrictions shall not be applicable to Substitute Awards or any grants of Other Stock Unit Awards in payment of Performance Awards pursuant to Article IX.
XI.    CHANGE IN CORPORATE CONTROL
11.1    CHANGE IN CORPORATE CONTROL. For purposes of the Plan, a “Change in Corporate Control” shall mean any of the following events:
    (a)    The acquisition in one or more transactions of more than fifty percent (50%) of the Company’s outstanding Common Stock (or the equivalent in voting power of any class or classes of securities of the Company entitled to vote in elections of directors) by any corporation, or other person or group (within the meaning of Section 14(d)(3) of the Securities Exchange Act of 1934, as amended), except for acquisitions of the Company’s outstanding Common Stock by (1) the Company or an affiliate or subsidiary of the Company, (2) an employee benefit plan (or any trust forming a part thereof) of the Company, or (3) an underwriter temporarily holding securities of the Company pursuant to an offering of such securities;
    (b)    Stockholder approval and the consummation of a plan for the liquidation or sale of substantially all of the assets of the Company;
    (c)    The consummation of any merger or consolidation involving the Company, unless (1) the stockholders of the Company, immediately before such merger or consolidation, own, directly or indirectly, immediately following such merger or consolidation, more than fifty percent (50%) of the then outstanding shares of common stock (or the equivalent in voting power of any class or classes of securities of the corporation entitled to vote in elections of directors) of the corporation resulting from such merger or consolidation (the “Surviving Company”) in substantially the same proportion as their ownership of the

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Company’s outstanding Common Stock (or the equivalent in voting power of any class or classes of securities of the Company entitled to vote in elections of directors) immediately before such merger or consolidation, and (2) the persons who were Continuing Directors (as defined below) immediately prior to the execution of the agreement providing for such merger or consolidation constitute more than fifty percent (50%) of the members of the board of directors of the Surviving Company; or
    (d)    During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Continuing Directors”) cease for any reason to constitute at least a majority of the Board. For this purpose, any person who is nominated for election as a member of the Board after March 30, 2022 shall also be considered a “Continuing Director” if, and only if, his or her nomination for election to the Board is approved or recommended by a majority of the members of the Board (or of the relevant Nominating Committee) and at least five (5) members of the Board are themselves Continuing Directors at the time of such nomination.
11.2    EFFECT OF CHANGE IN CORPORATE CONTROL. Except as otherwise provided in an agreement with the Company, including an Award Agreement, to which the Participant is a party or a plan or program by which the Participant is covered, upon a Change in Corporate Control (a) Options and SARs outstanding as of the date of the Change in Corporate Control immediately vest and become fully exercisable if either (i) the successor company (or a subsidiary thereof) does not assume, convert, continue or otherwise replace the Options or SARs on proportionate and equitable terms or (ii) the Participant is terminated without cause upon or within 18 months following the Change in Corporate Control; (b) the restrictions on Restricted Stock shall lapse immediately and the Restricted Stock shall become free of all restrictions and limitations and become fully vested if either (i) the successor company (or a subsidiary thereof) does not assume, convert, continue or otherwise replace the Restricted Stock on proportionate and equitable terms or (ii) the Participant is terminated without cause upon or within 18 months following the Change in Corporate Control; (c) all Performance Awards shall be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Corporate Control as provided in the applicable Award Agreement) and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed if either (i) the successor company (or a subsidiary thereof) does not assume, convert, continue or otherwise replace the Performance Awards on proportionate and equitable terms or (ii) the Participant is terminated without cause upon or within 18 months following the Change in Corporate Control; (d) the restrictions and deferral limitations and other conditions applicable to any other awards shall lapse and such other awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant if either (i) the successor company (or a subsidiary thereof) does not assume, convert, continue or otherwise replace such other awards on proportionate and equitable terms or (ii) the Participant is terminated without cause upon or within 18 months following the Change in Corporate Control; and (e) the Committee may provide for other additional benefits as it deems appropriate, subject in each case to any terms and conditions contained in the Award Agreement evidencing such award.
XII.    AGGREGATE LIMITATION ON SHARES OF COMMON STOCK
12.1    NUMBER OF SHARES OF COMMON STOCK.
    (a)    The aggregate number of shares of Common Stock that may be issued under the Plan shall be 20,000,000 shares of Common Stock, subject to the provisions of this Section 12.1 and such future adjustments as may be made pursuant to Section 12.2. Shares of Common Stock issued under the Plan may be either authorized and unissued shares of Common Stock or shares of Common Stock held by the Company as treasury stock.
    (b)    The maximum number of shares of Common Stock that may be granted as ISOs is 20,000,000, subject to such future adjustments as may be made pursuant to Section 12.2.
    (c)    Any shares of Common Stock subject to an Option or a SAR granted under the Plan which for any reason is cancelled, terminates unexercised or expires, except by reason of the exercise of a related SAR, shall again be available for issuance under the Plan.

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    (d)    In the event that any Restricted Stock award, Restricted Stock Unit award, Performance Shares or any Other Stock Unit Award granted under the Plan is forfeited, cancelled or surrendered for any reason, the shares of Common Stock constituting such Restricted Stock award, Performance Shares or Other Stock Unit Award shall again be available for issuance under the Plan.
    (e)    Except as otherwise provided by the Board or the Committee, Substitute Awards shall not reduce the shares of Common Stock authorized for grant under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a corporation acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan; provided, however, that awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not officers, employees or directors of the Company or any Parent or Subsidiary prior to such acquisition or combination.
    (f)    Notwithstanding anything to the contrary contained herein: (i) if shares of Common Stock are tendered or otherwise used in payment of the Exercise Price of an Option, the total number of shares of Common Stock covered by the Option being exercised will be considered issued pursuant to the Plan; (ii) shares of Common Stock withheld by the Company to satisfy tax withholding obligations will reduce the aggregate share limit described in this Section 12.1; (iii) the number of shares of Common Stock covered by an award of SARs granted under the Plan, to the extent that it is settled in shares of Common Stock, and whether or not all shares of Common Stock covered by the award are actually issued to the Participant, will be considered issued pursuant to the Plan; and (iv) if the Company repurchases shares of Common Stock with the proceeds from the exercise of Options, such shares of Common Stock will not be added to the aggregate share limit described in this Section 12.1.
12.2    ADJUSTMENTS OF STOCK.
In the event of any change or changes in the outstanding Common Stock of the Company by reason of any stock dividend, extraordinary cash dividends or distributions, recapitalization, reorganization, reclassification, exchange transaction, merger, consolidation, split-up, combination or any similar transaction, the Committee shall adjust the number of shares of Common Stock that may be issued under the Plan, the number of shares of Common Stock subject to Options theretofore granted under the Plan, the Exercise Price of such Options, the amount credited to a Participant’s account pursuant to Dividend Equivalent Rights, the number of SARs theretofore granted whether or not in conjunction with an Option and the number of shares of Restricted Stock granted, and make any and all other adjustments deemed appropriate by the Committee in such manner as the Committee deems appropriate, considering the accounting and tax consequences, to prevent substantial dilution or enlargement of the rights granted to a Participant.
New option rights may be substituted for the Options granted under the Plan, or the Company’s obligations with respect to Options, SARs, Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights, Performance Awards and Other Stock Unit Awards outstanding under the Plan may be assumed by a Parent or Subsidiary, by another corporation or by a parent or subsidiary (within the meaning of Section 424 of the Code) of such other corporation, in connection with any merger, consolidation, acquisition, separation, reorganization, liquidation or like occurrence in which the Company is involved. In the event of such substitution or assumption, the term Common Stock shall thereafter include the stock of the corporation granting such new option rights or assuming the Company’s obligations as to such Options, SARs, Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights, Performance Awards and Other Stock Unit Awards.

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XIII.    MISCELLANEOUS
13.1    GENERAL RESTRICTION. Any Option, SAR, or share of Restricted Stock or Performance Award or Other Stock Unit Award granted under the Plan shall be subject to the award requirement that, if at any time the Committee shall determine that any registration of the shares of Common Stock, or any consent or approval of any governmental body, or any other agreement or consent, is necessary as a condition of the granting of an Option or other award, or the issuance of Common Stock in satisfaction thereof, such Common Stock will not be issued or delivered until such requirement is satisfied in a manner acceptable to the Committee.
13.2    TRANSFERABILITY OF AWARDS. Except as provided below, and except as otherwise authorized by the Committee in an Award Agreement, no award and no shares of Common Stock subject to awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, and such award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, permit a Participant to transfer all or a portion of his or her awards to members of his or her immediate family, to trusts established for the benefit of members of his or her immediate family, or to family limited partnerships in which the Participant and immediate family members are the only partners, provided that the Participant may receive no consideration for such transfers, and that such transferred award shall be subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred award.
13.3    WITHHOLDING TAXES.
    (a)    The Committee shall have the right to require Participants to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any shares of Common Stock under the Plan.
    (b)    The Company shall have the right to withhold from payments made in cash to a Participant under the terms of the Plan, an amount sufficient to satisfy any federal, state and local withholding tax requirements imposed with respect to such cash payments.
    (c)    Amounts to which the Company is entitled pursuant to Section 13.3(a) or (b) may be paid to the Company, at the election of the Participant as provided in the applicable Award Agreement, through one or any combination of the following methods: (i) payment in cash, (ii) withholding from the Participant’s compensation payable by the Company, including cash payments made under the Plan, (iii) withholding from the shares of Common Stock otherwise issuable to the Participant upon exercise of an Option or SAR, that have a Fair Market Value on the date on which the amount of tax to be withheld is determined (the “Tax Date”) not greater than the minimum amount of tax the Company is required to withhold, (iv) the Participant’s delivery to the Company of shares of Common Stock already held by the Participant (including newly vested shares of Restricted Stock issued to the Participant under the Plan) that have a Fair Market Value on the Tax Date not greater than the minimum amount of tax the Company is required to withhold, or (v) in any other form mutually satisfactory to the Committee and the Participant, provided that such method of satisfying the Participant’s obligation does not violate any federal or state law. A Participant’s election to have shares of Common Stock withheld that are otherwise issuable shall be in writing, shall be irrevocable upon approval by the Committee, and shall be delivered to the Company prior to the Tax Date with respect to the exercise of an Option or SAR, vesting of Restricted Stock, or earn out of Performance Awards.
13.4    INVESTMENT REPRESENTATION. If the Committee determines that a written representation is necessary in order to secure an exemption from registration under the Securities Act of 1933, the Committee may demand that the Participant deliver to the Company at the time of any exercise of any Option, SAR, or other award, or at time of the transfer of shares of Restricted Stock or other award, any written representation that Committee determines to be necessary or appropriate for such purpose, including but not limited to a representation that the shares to be issued are to be acquired for investment and not for resale or with a view to the distribution thereof. If the Committee makes such a demand, delivery of a written representation satisfactory

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to the Committee shall be a condition precedent to the right of the Participant to acquire such shares of Common Stock.
13.5    NO RIGHT TO EMPLOYMENT. Nothing in the Plan or in any agreement (including an Award Agreement) entered into pursuant to it shall confer upon any participating employee the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of such participating employee.
13.6    NON-UNIFORM DETERMINATIONS. The Committee’s determinations under the Plan (including without limitation its determinations of the persons to receive Options, SARs, Dividend Equivalent Rights or awards of Restricted Stock, Performance Shares or Other Stock Unit Awards, the form, amount and timing of such awards and the terms and provisions of such awards) need not be uniform and may be made by it selectively among Participants who receive, or are eligible to receive, awards under the Plan, whether or not such Participants are similarly situated.
13.7    NO RIGHTS AS STOCKHOLDERS. Participants granted Options, SARs, Dividend Equivalent Rights, Restricted Stock Units, Performance Shares or Other Stock Unit Awards under the Plan shall have no rights as stockholders of the Company as applicable with respect thereto unless and until certificates (or book entries) for shares of Common Stock are issued to them.
13.8    TRANSFER RESTRICTIONS. The Committee may determine that any Common Stock to be issued by the Company upon the exercise of Options or SARs, or in settlement of Dividend Equivalent Rights, Restricted Stock Units, Performance Shares or Other Stock Unit Awards, shall be subject to such further restrictions upon transfer as the Committee determines to be appropriate.
13.9    FRACTIONAL SHARES. The Company shall not be required to issue any fractional shares of Common Stock pursuant to the Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.
13.10    TERMINATION OF EMPLOYMENT. The Committee shall determine and set forth in the Participant’s employment agreement, if any, and the applicable Award Agreement, whether any awards granted in such Award Agreement will continue to be exercisable, and the terms of such exercise, on and after the date that a Participant ceases to be employed by or to provide services to the Company (including as a director), whether by reason of death, Disability, voluntary or involuntary termination of employment or services, or otherwise.
13.11    DEFERRAL. The Committee shall be authorized to establish procedures pursuant to which the payment of any award may be deferred in a manner consistent with Section 409A of the Code.
13.12    GOVERNING LAW. The Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the laws of the State of Ohio, without regard to principles of conflict of laws of such state; provided, however, that matters of corporate law, including the issuance of shares of Common Stock, will be governed by the Delaware General Corporation Law.
13.13    CLAWBACK POLICY. All awards under the Plan granted to individuals who are subject to the Company’s clawback or recoupment policy (as in effect from time to time) shall be subject to such clawback or recoupment policy.
XIV.    AMENDMENT AND TERMINATION
14.1    AMENDMENT OR TERMINATION OF THE PLAN. The Board may at any time terminate the Plan or any part thereof and may from time to time amend the Plan as it may deem advisable; provided, however, that the Board shall obtain stockholder approval of any amendment for which stockholder approval is required under Section 422 of the Code or the stockholder approval requirements imposed on the Company by the rules and regulations of the New York Stock Exchange, or if the shares of Common Stock are not traded on the New York Stock Exchange, the principal securities exchange upon which the shares of Common Stock are traded or quoted, including an amendment that would (i) increase the aggregate number of shares of Common Stock that

106	WELLTOWER • 2025 Proxy Statement

Appendix B—Amended and Restated 2022 Long-Term Incentive Plan
may be issued under the Plan (other than increases permitted under Section 12.2), or (ii) extend the term of the Plan. The termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect such Participant’s rights under an award previously granted.
14.2    TERM OF THE PLAN. Unless previously terminated pursuant to Section 14.1, the Plan shall terminate on the tenth anniversary of the date on which the Board adopted the Plan (as amended and restated), and no awards may be granted under the Plan on or after such date.

WELLTOWER • 2025 Proxy Statement	107

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WELL

LISTED

NYSE

www.welltower.com

4500 Dorr Street
Toledo, Ohio 43615-4040
877.670.0070
419.247.2800

Welltower

WELLTOWER INC.
4500 DORR STREET
TOLEDO, OHIO 43615

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Prior to the Virtual Annual Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Virtual Annual Meeting - Go to **www.virtualshareholdermeeting.com/WELL2025**

VOTE BY INTERNET DURING THE VIRTUAL ANNUAL MEETING
To participate in the virtual meeting, including to vote, ask questions and to view the list of registered shareholders as of the record date during the meeting, you must access the meeting website at www.virtualshareholdermeeting.com/WELL2025. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the below page) available and follow the instructions. The meeting webcast will begin promptly at 9:30 A.M. Eastern Time. Online check-in will begin approximately 15 minutes before then and we encourage you to allow ample time for check-in procedures. If you experience technical difficulties during the check-in process or during the meeting please call 1-800-586-1548 (toll free) or 303-562-9288 (international) for assistance.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Welltower Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you have not voted via the Internet or by telephone, detach and return the bottom portion in the enclosed envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V69548-P30066 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

WELLTOWER INC.

The Board of Directors recommends you vote FOR each nominee in Item 1 and FOR Items 2, 3 and 4.

Company Proposals

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Kenneth J. Bacon	☐	☐	☐
1b. Karen B. DeSalvo	☐	☐	☐
1c. Andrew Gundlach	☐	☐	☐
1d. Dennis G. Lopez	☐	☐	☐
1e. Shankh Mitra	☐	☐	☐
1f. Ade J. Patton	☐	☐	☐
1g. Sergio D. Rivera	☐	☐	☐
1h. Johnese M. Spisso	☐	☐	☐
1i. Kathryn M. Sullivan	☐	☐	☐

NOTE: The proxies named on the reverse side of the proxy card are authorized to vote in their discretion upon any other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2025 Notice of Annual Meeting of Shareholders and Proxy Statement and 2024 Annual Report are available at www.proxyvote.com.

V69549-P30066

WELLTOWER INC.
Virtual Annual Meeting of Shareholders
May 22, 2025 9:30 A.M. Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Matthew G. McQueen and Timothy G. McHugh, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of WELLTOWER INC. that the undersigned is/are entitled to vote at the Virtual Annual Meeting of Shareholders to be held at 9:30 A.M. Eastern Time on Thursday, May 22, 2025 in a virtual format, at www.virtualshareholdermeeting.com/WELL2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations, as indicated on the reverse side. This proxy will be voted in the discretion of the proxies on any other business that may properly come before the meeting or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Virtual Annual Meeting of Shareholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve). The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Virtual Annual Meeting of Shareholders or any adjournment or postponement thereof.

Continued and to be marked, dated and signed on reverse side